[COMPOSITE COPY REFLECTING
                                                      FIRST AMENDMENT]





                            ASSET EXCHANGE AGREEMENT




                           dated as of August 11, 2000



                                      among



                        AT&T CORP. AND THE AT&T PARTIES,
                                 on the one hand



                                       and



                  COMCAST CORPORATION AND THE COMCAST PARTIES,
                                on the other hand

                                Table of Contents

                                                                            Page
                                                                            ----

1.       DEFINITIONS...........................................................1
         1.1.     1992 Cable Act...............................................1
         1.2.     Affiliate....................................................1
         1.3.     Agreement....................................................1
         1.4.     Assets.......................................................1
         1.5.     AT&T Assets..................................................2
         1.6.     AT&T Entities................................................2
         1.7.     AT&T Required Consents.......................................2
         1.8.     AT&T's Cable Business........................................2
         1.9.     Basic Services...............................................3
         1.10.    Books and Records............................................3
         1.11.    Business Day.................................................3
         1.12.    Cable Act....................................................3
         1.13.    Cable Business...............................................3
         1.14.    Closing......................................................3
         1.15.    Closing Time.................................................3
         1.16.    Comcast Assets...............................................3
         1.17.    Comcast Entities.............................................4
         1.18.    Comcast Required Consents....................................4
         1.19.    Comcast's Cable Business.....................................4
         1.20.    Communications Act...........................................4
         1.21.    Contract.....................................................4
         1.22.    Deposits.....................................................4
         1.23.    Documented Employee Performance Case.........................4
         1.24.    Environmental Law............................................5
         1.25.    Equivalent Basic Subscriber..................................5
         1.26.    ERISA........................................................6
         1.27.    ERISA Affiliate..............................................6
         1.28.    Expanded Basic Services......................................6
         1.29.    FCC..........................................................6
         1.30.    Financial Statements.........................................6
         1.31.    Governmental Authority.......................................6
         1.32.    Hazardous Substances.........................................7
         1.33.    Hired Employee...............................................7
         1.34.    Hiring Party.................................................7
         1.35.    HSR Act......................................................7
         1.36.    Intellectual Property........................................7
         1.37.    Judgment.....................................................7
         1.38.    Knowledge....................................................7
         1.39.    Leased Property..............................................8
         1.40.    Legal Requirement............................................8
         1.41.    Lien.........................................................8

         1.42.    Litigation...................................................8
         1.43.    Losses.......................................................8
         1.44.    MVPD.........................................................8
         1.45.    Net Transferee Party.........................................8
         1.46.    Net Transferor Party.........................................8
         1.47.    Net Working Capital Adjustment Amount Transferee Party.......9
         1.48.    Net Working Capital Adjustment Amount Transferor Party.......9
         1.49.    OSHA.........................................................9
         1.50.    Other Employees..............................................9
         1.51.    Other Intangibles............................................9
         1.52.    Other Real Property Interests................................9
         1.53.    Owned Property...............................................9
         1.54.    Parent.......................................................9
         1.55.    Parties......................................................9
         1.56.    Pay TV.......................................................9
         1.57.    Permitted Liens..............................................9
         1.58.    Person......................................................10
         1.59.    Required Consents...........................................10
         1.60.    Senior Managers.............................................10
         1.61.    Service Area................................................10
         1.62.    Six-Month Date..............................................10
         1.63.    System......................................................10
         1.64.    Systems Contracts...........................................10
         1.65.    Systems Franchises..........................................10
         1.66.    Systems Licenses............................................10
         1.67.    Tangible Personal Property..................................11
         1.68.    Taxes.......................................................11
         1.69.    Third Party.................................................11
         1.70.    Transaction Documents.......................................11
         1.71.    Transfer Taxes..............................................11
         1.72.    Transferable Service Area...................................11
         1.73.    Transferee..................................................11
         1.74.    Transferor..................................................11
         1.75.    Other Definitions...........................................11
         1.76.    Usage.......................................................15

2.       EXCHANGE.............................................................15
         2.1.     Definition of Parties and Systems...........................15
         2.2.     Exchange of Assets..........................................16
         2.3.     Method of Exchange..........................................17
         2.4.     Cooperation in Structuring Exchange.........................17

3.       CONSIDERATION........................................................18
         3.1.     Calculation of Values; Payment of Additional
                  Consideration...............................................18
         3.2.     Working Capital Adjustment..................................22
         3.3.     Determination of Working Capital Adjustment Amount..........23

         3.4.     Determination of Final System Values and Working
                  Capital Adjustment Amounts..................................23
         3.5.     Allocation of Value.........................................24

4.       ASSUMED LIABILITIES AND EXCLUDED ASSETS..............................24
         4.1.     AT&T Assumed Obligations and Liabilities....................24
         4.2.     AT&T Excluded Assets........................................25
         4.3.     Comcast Assumed Obligations and Liabilities.................26
         4.4.     Comcast Excluded Assets.....................................27

5.       COMCAST CORPORATION'S REPRESENTATIONS AND WARRANTIES.................29
         5.1.     Organization and Qualification..............................29
         5.2.     Authority and Validity......................................29
         5.3.     No Conflict; Required Consents..............................29
         5.4.     Assets......................................................30
         5.5.     Comcast Systems Franchises, Comcast Systems Licenses,
                  Comcast Systems Contracts and Comcast Other Real
                  Property Interests..........................................31
         5.6.     Real Property...............................................34
         5.7.     Environmental...............................................34
         5.8.     Compliance with Legal Requirements..........................36
         5.9.     Intellectual Property.......................................38
         5.10.    Financial Statements........................................39
         5.11.    Absence of Certain Changes or Events........................39
         5.12.    Litigation..................................................39
         5.13.    Tax Returns; Other Reports..................................39
         5.14.    Employment Matters..........................................40
         5.15.    Comcast Systems Information.................................41
         5.16.    Taxpayer Identification Number..............................42
         5.17.    Finders and Brokers.........................................42
         5.18.    Related-Party Transactions..................................42
         5.19.    Bonds.......................................................42
         5.20.    Undisclosed Material Liabilities............................42
         5.21.    Comcast Designated LLCs.....................................42

6.       AT&T CORP.'S REPRESENTATIONS AND WARRANTIES..........................43
         6.1.     Organization and Qualification..............................43
         6.2.     Authority and Validity......................................43
         6.3.     No Conflict; Required Consents..............................44
         6.4.     Assets......................................................44
         6.5.     AT&T Systems Franchises, AT&T Systems Licenses,
                  AT&T Systems Contracts and AT&T Other Real Property
                  Interests...................................................45
         6.6.     Real Property...............................................48
         6.7.     Environmental...............................................48
         6.8.     Compliance with Legal Requirements..........................50
         6.9.     Intellectual Property.......................................52

         6.10.    Financial Statements........................................53
         6.11.    Absence of Certain Changes or Events........................53
         6.12.    Litigation..................................................53
         6.13.    Tax Returns; Other Reports..................................54
         6.14.    Employment Matters..........................................54
         6.15.    AT&T Systems Information....................................55
         6.16.    Taxpayer Identification Number..............................56
         6.17.    Finders and Brokers.........................................56
         6.18.    Related-Party Transactions..................................56
         6.19.    Bonds.......................................................56
         6.20.    Undisclosed Material Liabilities............................56
         6.21.    AT&T Designated LLCs........................................57

7.       ADDITIONAL COVENANTS.................................................57
         7.1.     Access to Premises and Records..............................57
         7.2.     Continuity and Maintenance of Operations; Certain
                  Deliveries and  Notice......................................57
         7.3.     Employees...................................................60
         7.4.     Leased Vehicles; Other Capital Leases.......................66
         7.5.     Required Consents; Franchise Renewal........................66
         7.6.     Title Commitments and Surveys...............................69
         7.7.     HSR Act Notification........................................69
         7.8.     Sales and Transfer Taxes....................................70
         7.9.     Programming.................................................70
         7.10.    Retention of Books and Records..............................70
         7.11.    Use of Name and Logo........................................71
         7.12.    Transitional Billing Services...............................71
         7.13.    Confidentiality and Publicity...............................71
         7.14.    Bulk Transfer...............................................72
         7.15.    Lien Searches...............................................72
         7.16.    Reasonable Best Efforts; Further Assurances.................72
         7.17.    Cooperation as to Rates.....................................73
         7.18.    Cooperation as to Late Fee Cases............................74
         7.19.    Distant Broadcast Signals...................................75
         7.20.    Offers......................................................75
         7.21.    [Intentionally Omitted].....................................75
         7.22.    Cooperation with Financial Statements.......................75
         7.23     Accounts Payable and Franchise Fees.........................76
         7.24.    Termination of Certain Affiliate Contracts..................76
         7.25     Capital Management Committee................................76
         7.26     INET........................................................76

8.       CONDITIONS PRECEDENT.................................................76
         8.1       [Intentionally Omitted]....................................76
         8.2.     Conditions to Comcast's Obligations.........................76
         8.3.     Conditions to AT&T's Obligations............................77

9.       THE CLOSING..........................................................79
         9.1.     The Closing; Time and Place.................................79
         9.2.     AT&T's Delivery Obligations.................................79
         9.3.     Comcast's Delivery Obligations..............................80

10.      TERMINATION AND DEFAULT..............................................81
         10.1.    Termination Events..........................................81
         10.2.    Effect of Termination.......................................82

11.      SURVIVAL; INDEMNIFICATION............................................82
         11.1.    Indemnification by the AT&T Entities........................82
         11.2.    Indemnification by the Comcast Entities.....................82
         11.3.    Third Party Claims..........................................83
         11.4.    Limitations on Indemnification..............................84
         11.5.    Payments for Indemnification Amounts........................85
         11.6.    Exclusive Remedy............................................85

12.      MISCELLANEOUS PROVISIONS.............................................85
         12.1.    Parties Obligated and Benefited.............................85
         12.2.    Notices.....................................................86
         12.3.    Right to Specific Performance...............................87
         12.4.    Waiver......................................................87
         12.5.    Captions....................................................87
         12.6.    Governing Law...............................................87
         12.7.    Time........................................................87
         12.8.    Late Payments...............................................87
         12.9.    Counterparts................................................87
         12.10.   Entire Agreement............................................87
         12.11.   Severability................................................88
         12.12.   Construction................................................88
         12.13.   Expenses....................................................88
         12.14.   Risk of Loss................................................88
         12.15.   Tax Consequences............................................89
         12.16.   Jurisdiction................................................89
         12.17.   Waiver of Jury Trial........................................89

                            ASSET EXCHANGE AGREEMENT


         THIS ASSET EXCHANGE AGREEMENT (this "Agreement") is made as of August 11, 2000, by and among AT&T CORP. and the AT&T Parties (as defined below), on the one hand, and COMCAST CORPORATION and the Comcast Parties (as defined below), on the other hand.


                                    RECITALS

         A. AT&T Corp. and Comcast Corporation have entered into a letter agreement, dated May 4, 1999, as amended, providing for, among other things, an exchange of cable television systems (the "Letter Agreement").

         B. The purpose of this Agreement is to set forth the definitive terms upon which such exchange will take place.

         C. AT&T Corp., MediaOne Group, Inc. ("MediaOne Group") and Meteor Acquisition, Inc. ("Meteor") entered into an Agreement and Plan of Merger, dated as of May 6, 1999, pursuant to which MediaOne Group merged with and into Meteor on June 15, 2000.

                                   AGREEMENTS

         In consideration of the covenants and agreements set forth herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

1. DEFINITIONS. In addition to the terms defined elsewhere in this Agreement, the following capitalized terms or terms otherwise defined in this
Article 1 shall have the meanings set forth below:

         1.1. 1992 Cable Act. The Cable Television Consumer Protection and Competition Act of 1992, as amended, and the rules and regulations promulgated thereunder.

         1.2. Affiliate. With respect to any Person, any other Person controlling, controlled by or under common control with such Person. As used in this Agreement, "control" means the ownership, directly or indirectly, of voting securities representing the right generally to elect a majority of the directors (or similar officials) of a Person or the possession, by contract or otherwise, of the authority to direct the management and policies of a Person. For purposes of this Agreement (except Section 6.18), At Home Corporation and its subsidiaries and Liberty Media Corporation and its subsidiaries will not be treated as Affiliates of the AT&T Entities.

         1.3. Agreement. This Asset Exchange Agreement, as it may be amended from time to time.

         1.4. Assets. The AT&T Assets or the Comcast Assets, as the context requires.

         1.5. AT&T Assets. All of the AT&T Parties' or their Affiliates' right, title and interest in the assets, privileges, contracts, licenses, permits, franchises, authorizations, rights, interests, claims and other properties, real and personal, tangible and intangible, of every type and description, (a) primarily held for, primarily used in or primarily necessary for, AT&T's Cable Business, (b) in which any AT&T Party or its Affiliate has any right, title or interest and (c) that are not AT&T Excluded Assets, including the following items that are within the foregoing definition:

               (1)  Tangible   Personal   Property  ("AT&T   Tangible   Personal
Property");

               (2)  Owned Property ("AT&T Owned Property");

               (3)  Leased Property ("AT&T Leased Property");

               (4) Other Real Property Interests ("AT&T Other Real Property Interests");

               (5)  Systems Franchises ("AT&T Systems Franchises");

               (6)  Systems Licenses ("AT&T Systems Licenses");

               (7)  Systems Contracts ("AT&T Systems Contracts");

               (8)  Books and Records ("AT&T Books and Records");

               (9)  Other Intangibles ("AT&T Other Intangibles"); and

               (10) AT&T Designated LLC Interests.

         1.6.  AT&T Entities. AT&T Corp. and the AT&T Parties.

         1.7. AT&T Required Consents. Any and all consents, authorizations and approvals under or in connection with the AT&T Assets (including the AT&T Systems Franchises, the AT&T Systems Licenses and the AT&T Systems Contracts) or any Contract, Lien or Legal Requirement by which any AT&T Party, any of its Affiliates or their respective Assets are bound, required (a) for each AT&T Party to transfer its Assets to the applicable Comcast Parties pursuant to this Agreement, (b) for the applicable Comcast Parties to operate the AT&T Systems, and to own, lease, use and operate the AT&T Assets and the AT&T Systems at the places and in the manner in which the AT&T Assets are used and the AT&T Systems are operated as of the date of this Agreement and as of the Closing, (c) for the applicable Comcast Parties to assume and perform the AT&T Systems Franchises, the AT&T Systems Licenses, the AT&T Systems Contracts and the Comcast Assumed Obligations and Liabilities, or (d) for the representations set forth in Section
6.3 to be true as if made at Closing disregarding any exceptions thereto set forth on Schedule 6.3 and disregarding the Material Adverse Effect exception set forth therein.

         1.8. AT&T's Cable Business. The cable television business and related or ancillary businesses (including advertising sales and the provision of Internet, wireline telephony and high-speed data services) conducted by the AT&T Parties and their Affiliates through or in connection with the AT&T Systems.

         1.9. Basic Services. The lowest tier of service offered to subscribers of a System.

         1.10. Books and Records. All engineering records, files, data, drawings, blueprints, schematics, reports, lists, plans and processes, and all other files of correspondence, lists, records and reports, including those concerning subscribers and prospective subscribers of the applicable Systems, signal and program carriage and dealings with Governmental Authorities with respect to the applicable Systems, including all reports filed with respect to the applicable Systems with the FCC and statements of account filed with respect to the applicable Systems with the U.S. Copyright Office, but excluding all documents, reports and records relating to the System Employees.

         1.11. Business Day. Any day other than a Saturday, Sunday or a day on which the banking institutions in New York, New York or Denver, Colorado are required to be closed.

         1.12. Cable Act. The Cable Communications Policy Act of 1984, as amended, and the rules and regulations promulgated thereunder.

         1.13. Cable   Business.   AT&T's  Cable  Business  or  Comcast's  Cable
Business, as the context requires.

         1.14. Closing. The closing of the Swap contemplated by this Agreement.

         1.15. Closing Time. 11:59 p.m., local time at the place of the Closing, on the Closing Date.

         1.16. Comcast Assets. All of the Comcast Parties' or their Affiliates' right, title and interest in the assets, privileges, contracts, licenses, permits, franchises, authorizations, rights, interests, claims and other properties, real and personal, tangible and intangible, of every type and description, (a) primarily held for, primarily used in, or primarily necessary for, Comcast's Cable Business, (b) in which any Comcast Party or its Affiliate has any right, title or interest and (c) that are not Comcast Excluded Assets, including the following items that are within the foregoing definition:

               (1)  Tangible  Personal  Property   ("Comcast  Tangible  Personal
                    Property");

               (2)  Owned Property ("Comcast Owned Property");

               (3)  Leased Property ("Comcast Leased Property");

               (4) Other Real Property Interests ("Comcast Other Real Property Interests");

               (5)  Systems Franchises ("Comcast Systems Franchises");

               (6)  Systems Licenses ("Comcast Systems Licenses");

               (7)  Systems Contracts ("Comcast Systems Contracts");

               (8)  Books and Records ("Comcast Books and Records");

               (9)  Other Intangibles ("Comcast Other Intangibles"); and

               (10) Comcast Designated LLC Interests.

         1.17. Comcast Entities. Comcast Corporation and the Comcast Parties.

         1.18. Comcast Required Consents. Any and all consents, authorizations and approvals under or in connection with the Comcast Assets (including the Comcast Systems Franchises, Comcast Systems Licenses and Comcast Systems
Contracts) or any Contract, Lien or Legal Requirement by which any Comcast Party, any of its Affiliates or their respective Assets are bound, required (a) for each Comcast Party to transfer its Assets to the applicable AT&T Parties pursuant to this Agreement, (b) for the applicable AT&T Parties to operate the Comcast Systems, and to own, lease, use and operate the Comcast Assets and the Comcast Systems at the places and in the manner in which the Comcast Assets are used and the Comcast Systems are operated as of the date of this Agreement and as of the Closing, (c) for the applicable AT&T Parties to assume and perform the Comcast Systems Franchises, the Comcast Systems Licenses, the Comcast Systems Contracts and the AT&T Assumed Obligations and Liabilities, or (d) for the representations set forth in Section 5.3 to be true as if made at Closing disregarding any exceptions thereto set forth on Schedule 5.3 and disregarding the Material Adverse Effect exception set forth therein.

         1.19. Comcast's  Cable  Business.   The cable  television  business and
related or ancillary businesses (including advertising sales and the provision of Internet, wireline telephony and high-speed data services) conducted by the Comcast Parties and their Affiliates through or in connection with the Comcast Systems.

         1.20. Communications Act. The Communications Act of 1934, as amended, and the rules and regulations promulgated thereunder.

         1.21. Contract. Any contract, mortgage, deed of trust, bond, indenture, lease, license, note, franchise, certificate, option, warrant, right or other instrument, document, obligation or agreement, whether written or oral.

         1.22. Deposits. With respect to any System, all monies which are on deposit with Third Parties as of the Closing Time for the account of a Transferor, or as security for such party's performance of its obligations (other than (i) any deposits which are AT&T or Comcast Excluded Assets and (ii) other deposits to the extent the benefit of which will not be available to a Transferee following the Closing), including deposits on real property leases and deposits for utilities.

         1.23.  Documented Employee Performance Case. Any Other Employee who has
(a) received a written performance warning during the period beginning six (6) months before the date hereof and ending on the Closing Date, (b) had any active involvement in a formal performance monitoring program during the period beginning six (6) months before the date hereof and ending on the Closing Date or (c) been designated by Transferee as a possible

Documented Employee Performance Case after its review of the personnel records during the period beginning six (6) months before the date hereof and ending on the Closing Date.

         1.24. Environmental Law. Any Legal Requirement relating to pollution or the protection of human health and safety or the environment, including CERCLA, OSHA and RCRA.

         1.25. Equivalent Basic Subscriber. An active customer for Basic Services either in a single household, a commercial establishment or in a multi-unit dwelling (including a hotel unit); provided, however, that the number of customers in a multi-unit dwelling or commercial establishment that obtains service on a "bulk-rate" basis shall be determined by dividing the gross bulk-rate billings for both (i) Basic Services and (ii) Expanded Basic Services (but not billings from new product tiers ("Enhanced Services"), a la carte tiers (including pay per view services), premium services, installation or other non-recurring charges, converter rental, or from any outlet or connection other than such customer's first or from any pass-through charges for sales Taxes, line-itemized franchise fees, late fees, fees charged by the FCC and the like) attributable to such multi-unit dwelling or commercial establishment during the most recent billing period ended prior to the date of calculation (but excluding billings in excess of a single month's charge) by the predominant retail rate charged in that franchise area by a System (or headend, as applicable) as of May 4, 1999 to individual households for combined Basic Services and Expanded Basic Services (excluding Enhanced Services, a la carte tiers (including pay per view services), premium services, installation or other nonrecurring charges, converter rental, or from any outlet or connection other than such customer's first or from any pass-through charges for sales Taxes, line-itemized franchise fees, late fees, fees charged by the FCC and the like). Notwithstanding the foregoing, for purposes of this definition, (A) the number of customers of a Comcast Entity for a multi-unit dwelling or commercial establishment receiving Basic Services, but not Expanded Basic Services and/or Enhanced Services, that obtains such Basic Services on a "bulk-rate" basis shall be determined by dividing the gross bulk-rate billings for Basic Services (but not billings from Expanded Basic Services, Enhanced Services, a la carte tiers (including pay per view services), premium services, installation or other non-recurring charges, converter rental, or from any outlet or connection other than such customer's first or from any pass-through charges for sales Taxes, line itemized franchise fees, late fees, fees charged by the FCC and the like) attributable to such multi-unit dwelling or commercial establishment during the most recent billing period ended prior to the date of calculation (but excluding billings in excess of a single month's charge) by the predominant retail rate charged in that franchise area by a System (or headend, as applicable) as of May 4, 1999 to individual households for Basic Services (excluding Expanded Basic Services, Enhanced Services, a la carte tiers (including pay per view services), premium services, installation or other non-recurring charges, converter rental, or from any outlet or connection other than such customer's first or from any pass-through charges for sales Taxes, line-itemized franchise fees, late fees, fees charged by the FCC and the like); provided that the alternative method of calculation set forth in this clause (A) shall be applied to the extent such method results in no more than 1,000 Equivalent Basic Subscribers and, thereafter, the method set forth in the previous sentence shall apply to the remaining gross bulk-rate billings for the multi-unit dwellings or commercial establishments of the Comcast Entities that are receiving Basic Services, but not Expanded Basic Services and/or Enhanced Services; and (B) in cases where the Comcast Entity has Basic Services, Expanded Basic Services and Enhanced Services in a franchise area, the number of customers for each multi-unit dwelling or commercial establishment in such franchise area shall be determined by dividing the gross bulk-rate billings for such multi-unit dwelling or commercial establishment for
(i) Basic Services, (ii) Expanded Basic Services and (iii) Enhanced Services (but not billings from a la carte tiers (including pay per view services), premium services, installation or other non-recurring charges, converter rental, or from any outlet or connection other than such customer's first or from any pass-through charges for sales Taxes, line-itemized franchise fees, late fees, fees charged by the FCC and the like) attributable to such multi-unit dwelling or commercial establishment during the most recent billing period ended prior to the date of calculation (but excluding billings in excess of a single month's charge) by the predominant retail rate charged in that franchise area by a System (or headend, as applicable) as of May 4, 1999 to individual households for the combined Basic Services, Expanded Basic Services and Enhanced Services being provided to such multi-unit dwelling or commercial establishment (excluding a la carte tiers (including pay per view services), premium services, installation or other non-recurring charges, converter rental, or from any outlet or connection other than such customer's first or from any pass-through charges for sales Taxes, line-itemized franchise fees, late fees, fees charged by the FCC and the like). For purposes of this definition, an "active customer" shall mean any person, commercial establishment or multi-unit dwelling at any given time that is paying for and receiving Basic Services (or Basic Services and one or more other services) from a System. For purposes of this definition, an "active customer" does not include any person, commercial establishment or multi-unit dwelling that, as of the date of calculation, has never paid in full the applicable System's regular basic monthly subscription rate for Basic Services (excluding installation or other nonrecurring charges) without discount (other than discounts offered pursuant to selling or marketing campaigns or promotional activities engaged in by such System in the ordinary course of business, consistent with past practices, and other than bulk accounts paying the contract rate) for at least one month.

         1.26. ERISA. The Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder and published interpretations with respect thereto.

         1.27. ERISA Affiliate. As to any Person, any trade or business, whether or not incorporated, which, together with such Person, would be deemed a single employer within the meaning of Section 4001 of ERISA.

         1.28. Expanded Basic Services.   Any video programming  provided over a
cable television system, regardless of service tier, other than Basic Services and Pay TV.

         1.29. FCC. The U.S. Federal Communications Commission.

         1.30. Financial Statements. The AT&T Financial Statements or the Comcast Financial Statements, as the context requires.

         1.31. Governmental Authority. The United States of America, any state, commonwealth, territory or possession of the United States of America and any political subdivision or quasi-governmental authority of any of the same, including any court, tribunal, quasi-governmental authority, department, commission, board, bureau, agency, body, county, municipality, province, parish, or other instrumentality of any of the foregoing.

         1.32. Hazardous Substances. Any pollutant, contaminant, chemical, industrial, toxic, or hazardous substance, material or waste that is regulated under, or forms the basis for liability under, any Environmental Law, including
(a) any petroleum or petroleum compounds (refined or crude), derivatives, byproducts or other hydrocarbons, flammable substances, explosives, radioactive, toxic, ignitable, corrosive or reactive materials or any other materials or pollutants which pose a significant hazard or potential significant hazard to the environment or Persons; (b) any "hazardous waste" as defined by the Resource Conservation and Recovery Act of 1976 as amended on or prior to the Closing Date, and the rules and regulations promulgated thereunder ("RCRA") (42 U.S.C.
Section 6901); (c) any "hazardous substance" as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended on or prior to the Closing Date, and the rules and regulations promulgated thereunder ("CERCLA") (42 U.S.C. Section 9601 et seq.); (d) any substance regulated by the Toxic Substances Control Act (42 U.S.C. Section 2601 et seq.) or the Insecticide, Fungicide and Rodenticide Act (7 U.S.C. Section 136 et seq.), each, as amended on or prior to the Closing Date, and the rules and regulations promulgated thereunder; (e) asbestos or asbestos-containing material of any kind or character; (f) polychlorinated biphenyls; (g) any substances regulated under the provisions of Subtitle I of RCRA relating to underground storage tanks; (h) any materials or substances designated as "hazardous substances" pursuant to the Clean Water Act, and the rules and regulations promulgated thereunder (33 U.S.C.
Section 1251 et seq.); (i) any substance the presence, use, handling, treatment, storage or disposal of which is regulated or prohibited by any Environmental Law; and (j) any other substance which by any Environmental Law requires special handling, reporting or notification of any Governmental Authority in its collection, storage, use, treatment or disposal.

         1.33. Hired  Employee.   Any System Employee who is offered and accepts
employment by the Transferee or its Affiliate pursuant to Section 7.3.

         1.34. Hiring Party. Each entity that employs a Hired Employee as of the Closing Date pursuant to Section 7.3.

         1.35. HSR Act. The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

         1.36. Intellectual Property. Any (a) trademarks, trade dress, trade names, service marks, logos and other similar proprietary rights, (b) domain names, (c) copyrights, (d) patents and patentable know-how, inventions and processes, and (e) any other intellectual property rights, and any registrations for or applications for registration of any of the foregoing.

         1.37. Judgment. Any judgment, writ, order, injunction, award or decree of any court, judge, justice or magistrate, including any bankruptcy court or judge or the arbitrator in any binding arbitration, and any order of or by any Governmental Authority.

         1.38. Knowledge. With respect to any System, the actual knowledge of a particular matter of the general manager of the System or the actual knowledge of managers or officers of AT&T Corp. (or any of its subsidiaries that are Affiliates) or Comcast Corporation (or any of its subsidiaries that are Affiliates), as the context requires, senior to such general manager.

"Comcast's Knowledge" means Knowledge with respect to the Comcast Systems. "AT&T's Knowledge" means Knowledge with respect to the AT&T Systems.

         1.39. Leased Property.   Leaseholds of real property or, as the context
requires, the real property demised under such leaseholds.

         1.40. Legal Requirement. Applicable common law and any statute, ordinance, code or other law, rule, regulation, order, restriction, judicial decision, judgment, decree, permit, technical or other written standard, requirement or procedure enacted, adopted, promulgated, applied or followed by any Governmental Authority, including any Judgment and any written agreement with any Governmental Authority other than a Systems Franchise.

         1.41. Lien. With respect to any property or asset, any security interest, security agreement, financing statement filed with any Governmental Authority, conditional sale, capital lease or other title retention agreement relating to such property or asset, any lease, consignment or bailment given for purposes of security, any mortgage, lien (including any lien for Taxes), indenture, pledge, option, charge, encumbrance, adverse interest, constructive trust or other trust, claim, attachment, or exception to, defect in, or other condition adversely affecting title or other ownership interest (including reservations, rights of entry, possibilities of reverter, encroachments, protrusions, easements, rights-of-way, rights of first refusal, restrictive covenants, leases and licenses) of any kind, which constitutes an interest in or claim against property, whether arising pursuant to any Legal Requirement, Systems License, Systems Franchise, Systems Contract or otherwise.

         1.42. Litigation.   Any claim, action, suit,  proceeding,  arbitration,
investigation, hearing or any other similar activity or procedure that could reasonably be expected to result in a Judgment.

         1.43. Losses. Any claims, losses, liabilities, damages, penalties, costs and expenses, including interest that may be imposed in connection therewith, reasonable expenses of investigation, reasonable fees and disbursements of counsel and other experts, and, as applicable, the cost to any Person making a claim or seeking indemnification under this Agreement with respect to funds expended by such Person by reason of the occurrence of any event or the existence or assertion of any Liens (other than Permitted Liens) with respect to which indemnification is sought or by reason of its enforcing its rights hereunder.

         1.44. MVPD. Any Person who makes available for purchase, by subscribers or customers, multiple channels of video programming.

         1.45. Net Transferee Party. A Party with respect to which (x) the sum of the System Values for the Systems such Party is transferring to another Party is less than (y) the sum of the System Values for the Systems such Party is receiving from such other Party.

         1.46. Net Transferor Party. A Party with respect to which (x) the sum of the System Values for the Systems such Party is transferring to another Party is greater than (y) the sum of the System Values for the Systems such Party is receiving from such other Party.

         1.47. Net Working Capital Adjustment Amount Transferee Party. A Party with respect to which (x) the sum of the Working Capital Adjustment Amount for the Systems such Party is transferring to another Party is less than (y) the sum of the Working Capital Adjustment Amount for the Systems such Party is receiving from such other Party.

         1.48. Net Working Capital Adjustment Amount Transferor Party. A Party with respect to which (x) the sum of the Working Capital Adjustment Amount for the Systems such Party is transferring to another Party is greater than (y) the sum of the Working Capital Adjustment Amount for the Systems such Party is receiving from such other Party.

         1.49. OSHA. Occupational Safety and Health Act.

         1.50. Other  Employees.   All Employees of the Systems,  including term
employees, who are not Senior Managers.

         1.51. Other Intangibles. All intangible assets, other than the Systems Franchises, the Systems Licenses and the Systems Contracts, including subscriber lists, claims (excluding any claims to the extent relating to the applicable AT&T Excluded Assets or Comcast Excluded Assets), and Intellectual Property.

         1.52. Other Real  Property  Interests.   Easements and rights of access
(other than those relating to multiple dwelling units) and other interests in real property.

         1.53. Owned Property. Fee interests in real property and all towers and other improvements thereon and appurtenances thereto.

         1.54. Parent.   AT&T  Corp.  or  Comcast  Corporation,  as the  context
requires.

         1.55. Parties. The Comcast Entities and the AT&T Entities.

         1.56. Pay TV.   Premium  programming  services  selected by and sold to
subscribers on a per-channel or per-program basis.

         1.57. Permitted Liens. (a) Liens for Taxes, assessments and governmental charges, in each case, not yet due and payable or being contested in good faith (and for which adequate accruals or reserves, if any, have been established), (b) customary zoning laws or ordinances or any similar Legal Requirements, (c) customary rights reserved to any Governmental Authority to regulate the affected property, (d) Liens described on Schedule 6.4.1 (with respect to AT&T's Cable Business) and on Schedule 5.4.1 (with respect to Comcast's Cable Business), all of which Liens (except for those marked with an asterisk (*) on such Schedules or otherwise agreed by the Parties in writing) will be terminated, released or, in the case of the rights of first refusal listed on such Schedules, waived, as appropriate, at or prior to the Closing,
(e) as to Leased Property or Tangible Personal Property that is leased, (i) the interests of the lessors thereof and (ii) any Lien granted by any lessor to secure indebtedness of such lessor, (f) Liens arising from Comcast Assumed Obligations and Liabilities or AT&T Assumed Obligations and Liabilities, as the case may be, (g) as to Owned Property and Other Real Property Interests, any Lien (other than Liens securing indebtedness or arising out of the obligation to pay money) that does not and would not reasonably be expected to, individually or in the aggregate with other Liens (other than Permitted

Liens in clauses (a)-(f) above and clause (h) below), interfere with the right or ability to own, use, enjoy or operate the Owned Property or Other Real Property Interests in the manner currently used or operated or materially detract from their value, and (h) any inchoate materialmen's, mechanics', workmen's, repairmen's or other like Liens arising in the ordinary course of business; provided that "Permitted Liens" will not include any Lien (other than any Lien described in clause (e) above) which could prevent or materially interfere with the conduct of the business of the affected System.

         1.58. Person. Any natural person, Governmental Authority, corporation, general or limited partnership, limited liability company, joint venture, trust, association or unincorporated entity of any kind.

         1.59. Required  Consents.   The AT&T  Required  Consents or the Comcast
Required Consents, as the context requires.

         1.60. Senior Managers. Employees who are managers or senior to managers and all employees located at the Findlay location.

         1.61. Service Area. With respect to any System, any geographic area in which the owner of such System is authorized to provide cable television service pursuant to a System Franchise or provides cable television service in which a System Franchise is not required pursuant to applicable Legal Requirements.

         1.62. Six-Month  Date.   The date that is six months  after the Closing
Date.

         1.63. System.   Any of the AT&T Systems or the Comcast Systems,  as the
context requires.

         1.64. Systems Contracts. All Contracts (other than Systems Franchises and Systems Licenses), including lease agreements for Tangible Personal Property, pole line or joint line agreements, underground conduit agreements, crossing agreements, retransmission consent agreements, multiple dwelling, bulk billing or commercial service agreements, Contracts with ServiceCo LLC and/or At Home Corporation or any of their Affiliates, Contracts documenting Leased Property and Other Real Property Interests, capital leases, must-carry elections, system specific programming agreements or signal supply agreements, agreements with community groups or similar Third Parties, partnership, joint venture or other similar agreements or arrangements, agreements relating to the provision of telephone or high-speed data services, and any advertising interconnect agreements.

         1.65. Systems Franchises. Franchises, permits and similar authorizations issued by franchising authorities, and all rights and benefits to the extent pertaining thereto, including the rights and benefits arising under
Section 626 of the Cable Act to the extent applicable to a Systems Franchise.

         1.66. Systems Licenses. Intangible cable television channel distribution rights, cable television relay service ("CARS"), business radio and other licenses, earth station registrations, authorizations, consents or permits issued by the FCC or any other Governmental Authority (other than the Systems Franchises), and all rights and benefits to the extent pertaining thereto.

         1.67. Tangible Personal Property. All tangible personal property, including towers (other than towers on Owned Property that are fixtures thereon and a part thereof), tower equipment, aboveground and underground cable, distribution systems, headend amplifiers, line amplifiers, microwave equipment, converters, testing equipment, motor vehicles, office equipment, computers and billing equipment, furniture, fixtures, supplies, inventory and other physical assets, and petty cash that is remaining and to be transferred with the applicable System.

         1.68. Taxes. Levies and assessments of any kind or nature imposed by any Governmental Authority, including all income, sales, use, ad valorem, value added, franchise, severance, net or gross proceeds, withholding, payroll, employment, excise or property taxes and levies, assessments or other payments required to be made to any state abandoned property administrator or other public official pursuant to an abandoned property, escheat or similar law (an "Escheat Payment"), together with any interest thereon and any penalties, additions to tax or additional amounts applicable thereto.

         1.69. Third Party. Any Person other than AT&T Corp. and its Affiliates or Comcast Corporation and its Affiliates.

         1.70. Transaction Documents. All instruments and documents described in Sections 9.2 and 9.3 that are executed and delivered by or on behalf of AT&T Corp., any AT&T Party, Comcast Corporation or any Comcast Party in connection with this Agreement or the transactions contemplated hereby.

         1.71. Transfer  Taxes.   Any transfer,  sales,  use, excise and similar
Taxes, but not any Taxes measured by or based on gross or net income.

         1.72.  Transferable Service Area. A Service Area with respect to which:
(i) either (a) no franchise or similar authorization is required or issued for the provision of cable television service in such Service Area, (b) no Required Consent is necessary for the transfer of any System Franchise for such Service Area in connection with the consummation of the transactions contemplated by this Agreement, or (c) if a Required Consent is necessary for the transfer of any System Franchise for such Service Area in connection with the consummation of the transactions contemplated by this Agreement, an effective consent or approval reasonably acceptable to the applicable Transferee has been obtained (and is in effect) or shall be deemed to have been obtained and (ii) any Comcast System Options or AT&T System Options are not exercisable after transfer in respect of the transactions contemplated by this Agreement and the Transaction Documents.

         1.73. Transferee.   An AT&T Party or a Comcast  Party,  as  applicable,
insofar as the term refers to a Party to this Agreement that will receive Assets from another Party to this Agreement.

         1.74. Transferor.   An AT&T Party or a Comcast  Party,  as  applicable,
insofar as the term refers to a Party to this Agreement that will transfer Assets to another Party to this Agreement.

         1.75. Other  Definitions.   The following other terms have the meanings
set forth in the Sections indicated in the table below:

         Term                                                    Section
         ----                                                    -------

Action                                                            11.3
Additional Consideration                                          3.1.2
Additional System                                                 3.1.3(b)
Additional System Notice                                          3.1.3(b)
Agent's Fees                                                      5.17
Agreement                                                         Recitals
ALTA                                                              7.6(i)
Antitrust Division                                                7.7
Appraised System Subscriber Cap                                   3.1.1
Appraised Systems                                                 3.1.1
Appraiser                                                         3.5
Approved Leave of Absence                                         7.3.3
Arbitrator                                                        3.4.2
AT&T Assumed Obligations and Liabilities                          4.1
AT&T Books and Records                                            1.5(8)
AT&T Cap                                                          11.4(a)
AT&T DC System                                                    3.1.1
AT&T Designated Assets                                            2.2
AT&T Designated Liabilities                                       2.2
AT&T Designated LLCs                                              2.2
AT&T Designated LLC Interests                                     2.2
AT&T Excluded Assets                                              4.2
AT&T Excluded Liabilities                                         4.3
AT&T Financial Statements                                         6.10
AT&T Leased Property                                              1.5(3)
AT&T Matching Franchise                                           7.5.5(b)
AT&T Minimum Damage Requirement                                   11.4(a)
AT&T 90% Threshold                                                8.2.5(a)
AT&T Other Intangibles                                            1.5(9)
AT&T Other Real Property Interests                                1.5(4)
AT&T Owned Property                                               1.5(2)
AT&T Party                                                        2.1.2
AT&T Plans                                                        6.14.2
AT&T Retained Franchise                                           7.5.5(a)
AT&T System Employee                                              6.14.3
AT&T System Option                                                6.5.4
AT&T Systems                                                      2.1.2
AT&T Systems Contracts                                            1.5(7)
AT&T Systems Franchises                                           1.5(5)
AT&T Systems Licenses                                             1.5(6)
AT&T Tangible Personal Property                                   1.5(1)
AT&T's Knowledge                                                  1.38
@Home Common Stock                                                3.1.3(a)
@Home Value                                                       3.1.3(a)
CARS                                                              1.66

         Term                                                    Section
         ----                                                    -------

CERCLA                                                            1.32
Class Systems                                                     7.18.1(a)
Closing Date                                                      9.1
Code                                                              2.3
Comcast Assumed Obligations and Liabilities                       4.3
Comcast Books and Records                                         1.16(8)
Comcast Cap                                                       11.4(b)
Comcast Chicago System                                            3.1.1
Comcast Designated Assets                                         2.2
Comcast Designated Liabilities                                    2.2
Comcast Designated LLCs                                           2.2
Comcast Designated LLC Interests                                  2.2
Comcast Excluded Assets                                           4.4
Comcast Excluded Liabilities                                      4.1
Comcast Financial Statements                                      5.10
Comcast Leased Property                                           1.16(3)
Comcast Matching Franchise                                        7.5.5(a)
Comcast Minimum Damage Requirement                                11.4(b)
Comcast 90% Threshold                                             8.3.5(a)
Comcast Other Intangibles                                         1.16(9)
Comcast Other Real Property Interests                             1.16(4)
Comcast Owned Property                                            1.16(2)
Comcast Party                                                     2.1.2
Comcast Plans                                                     5.14.2
Comcast Retained Franchise                                        7.5.5(b)
Comcast System Employee                                           5.14.3
Comcast System Option                                             5.5.4
Comcast Systems                                                   2.1.2
Comcast Systems Contracts                                         1.16(7)
Comcast Systems Franchises                                        1.16(5)
Comcast Systems Licenses                                          1.16(6)
Comcast Tangible Personal Property                                1.16(1)
Comcast's Knowledge                                               1.38
Confidential Information                                          7.13.1
Control                                                           1.2
Controlling Party                                                 11.3
Cost of Service Election                                          5.8.4
Disclosing Party                                                  7.1
Enhanced Services                                                 1.25
Escheat Payment                                                   1.68
Exchange Groups                                                   2.3(a)
fair market value                                                 3.1.4
Final Report                                                      3.4.1
FTC                                                               7.7
GAAP                                                              1.76

         Term                                                    Section
         ----                                                    -------

Indemnified Party                                                 11.3
Indemnifying Party                                                11.3
Inspecting Party                                                  7.1(a)
List                                                              7.3.3
Letter Agreement                                                  Recital A
M1 Hired Employee                                                 7.3.11
Matching Franchise                                                7.5.5(a)
Material Adverse Effect                                           5.1
Material AT&T Systems Contracts                                   6.5.1
Material Comcast Systems Contracts                                5.5.1
MediaOne Group                                                    Recital C
Meteor                                                            Recital C
Net Payor                                                         3.1.3
Non-Controlling Party                                             11.3
Overall Adjustment Amount                                         3.1.3
Overbuilt                                                         3.1.4
Overbuilt Systems                                                 3.1.1
POFS                                                              7.5.3(b)
Prime Rate                                                        11.5
RCRA                                                              1.32
Representatives                                                   7.13.1
Retained Employees                                                7.3.1
Retained Franchise                                                7.5.5(a)
Settlement Agreement                                              7.18.1(a)
Severance Benefits                                                7.3.9
Split-Off Agreement                                               8.1
Subscriber Cap                                                    3.1.1
Surveys                                                           7.6(ii)
Swap                                                              2.1.1
System Employees                                                  7.3.1
System Employee on Leave Status                                   7.3.3
System Value                                                      3.1.1
System Value Preliminary Report                                   3.1.2
Taking                                                            12.14
Tax Action                                                        11.3
TCI                                                               3.1.1
Title Commitments                                                 7.6(i)
Title Company                                                     7.6(i)
Title Defect                                                      7.6(ii)
Transferee Parent                                                 7.3.1
Transferor Parent                                                 7.3.1
Transitional Billing Services                                     7.12

         Term                                                    Section
         ----                                                    -------

WARN                                                              5.14.1
Working Capital Adjustment Amount                                 3.2
Working Capital Preliminary Report                                3.3

         1.76. Usage. The definitions in this Article 1 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed to be references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. All Exhibits and Schedules attached hereto shall be deemed incorporated herein as if set forth in full herein and, unless otherwise defined therein, each term used in any Exhibit or Schedule shall have the meaning ascribed to such term in this Agreement. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation." The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement unless the context shall otherwise require. Reference to any Comcast Party's Assets or Comcast's Cable Business will be deemed to refer to the portion of the Comcast Assets or Comcast's Cable Business owned or operated by such Comcast Party. Reference to any AT&T Party's Assets or AT&T's Cable Business will be deemed to refer to the portion of the AT&T Assets or AT&T's Cable Business owned or operated by such AT&T Party. Unless otherwise expressly provided herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. All accounting terms not otherwise defined in this Agreement will have the meanings ascribed to them under generally acceptable accounting principles as in effect from time to time in the United States ("GAAP").

2.      EXCHANGE.

         2.1.  Definition of Parties and Systems.

               2.1.1. Basic Transaction Structure. It is understood that, pursuant to the terms and conditions of this Agreement, the relevant parties will exchange the cable television systems set forth in Schedule 2.1.1 (the "Swap").

               2.1.2. Parties to this Agreement. On the date hereof, each wholly owned or majority owned subsidiary of AT&T Corp. and each wholly owned or majority owned subsidiary of Comcast Corporation that owns any cable television system set forth on Schedule 2.1.1 is a party to this Agreement and shall be referred to herein as an "AT&T Party" or a "Comcast Party", respectively. The cable television systems listed on such Schedules that are owned by any AT&T Party shall be referred to herein as "AT&T Systems" and those owned by any Comcast Party shall be referred to herein as "Comcast Systems". Entities may, after the date hereof, be added to or deleted from the foregoing definitions, as set forth in the following provisions of this Section 2.1 and Section 2.2.

               Any AT&T Party that is currently or becomes the owner of an AT&T System shall be permitted prior to the Closing Time to transfer (whether directly or indirectly or by operation of law) such System to another wholly owned or majority owned entity of AT&T Corp., and, in such event, the subsequent owner of such System shall become a party to this Agreement by executing a signature page hereto and shall thereafter be treated as an AT&T Party hereunder. Similarly, any Comcast Party that is currently or becomes the owner of a Comcast System shall be permitted prior to the Closing Time to transfer (whether directly or indirectly or by operation of law) such System to another wholly owned or majority owned entity of Comcast Corporation, and in such event, the subsequent owner of such System shall become a party to this Agreement by executing a signature page hereto and shall thereafter be treated as a Comcast Party hereunder.

         2.2. Exchange of Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing the AT&T Parties and the Comcast Parties agree to exchange simultaneously all of the right, title and interest of the AT&T Parties in, to and under the AT&T Assets for all of the right, title and interest of the Comcast Parties in, to and under the Comcast Assets, in each case free and clear of all Liens (except Permitted Liens); provided, however, that this Agreement shall not constitute an agreement to assign any Asset or any claim or right or any benefit arising thereunder or resulting therefrom without the consent of a Third Party thereto if such assignment without such consent would constitute a breach or other contravention of such Asset or in any way adversely affect the rights of the Transferee thereunder.

         Notwithstanding the foregoing paragraph, the Parties agree that in lieu of the Comcast Parties transferring to the AT&T Parties at Closing the Comcast Assets located in the States of Colorado, California and Georgia (the "Comcast Designated Assets") and in lieu of the AT&T Parties assuming the AT&T Assumed Obligations and Liabilities with respect to the Comcast Designated Assets (the "Comcast Designated Liabilities"), the following will apply: Immediately prior to the Closing, the Comcast Parties will transfer to one or more limited liability companies (collectively, the "Comcast Designated LLCs") all of the Comcast Designated Assets and the applicable Comcast Designated LLC will assume all of the applicable Comcast Designated Liabilities, all on terms and conditions satisfactory to the AT&T Parties. At the Closing, the Comcast Parties will transfer to the applicable AT&T Parties 100% of the limited liability company interests in each Comcast Designated LLC (collectively, "Comcast Designated LLC Interests"), free and clear of all Liens. Except as the context may otherwise require, the term "Comcast Parties" as used in this Agreement shall include the Comcast Designated LLCs. Prior to Closing, the Comcast Parties will cause the Comcast Designated LLCs to comply with the covenants in this Agreement as if they were Comcast Parties.

         Notwithstanding the first paragraph of this Section 2.2, the parties agree that in lieu of the AT&T Parties transferring to the Comcast Parties at Closing the AT&T Assets located in the States of Maryland and New Jersey (the "AT&T Designated Assets") and in lieu of the Comcast Parties assuming the Comcast Assumed Obligations and Liabilities with respect to the AT&T Designated Assets (the "AT&T Designated Liabilities"), the following will apply:
Immediately prior to the Closing, the AT&T Parties will transfer to one or more limited liability companies (collectively, the "AT&T Designated LLCs") all of the AT&T Designated Assets and the applicable AT&T Designated LLC will assume all of the applicable AT&T Designated Liabilities, all on terms and conditions satisfactory to the Comcast Parties. At the Closing, the AT&T Parties will transfer to the applicable Comcast Parties 100% of the limited liability company interests in each AT&T Designated LLC (collectively, "AT&T Designated LLC Interests"), free and clear of all Liens. Except as the context may otherwise require, the term "AT&T Parties" as used in this Agreement shall include the AT&T Designated LLCs. Prior to Closing, the AT&T Parties will cause the AT&T Designated LLCs to comply with the covenants in this Agreement as if they were AT&T Parties.

         Each Parent will cause any entity that owns any Asset, but that is not a Party to this Agreement, to transfer such Asset to the appropriate Transferor prior to Closing, provided, however, that if such Asset could not be the subject of a like-kind exchange, then, in lieu of the foregoing provision, such Parent may cause such entity to transfer such Asset at Closing to a Transferee or other entity designated by the other Parent. If an entity that is not a Party owns or receives transfer of any Assets, the applicable Parent will cause such entity to comply with the obligations, covenants and terms of this Agreement in respect of such Assets as if such entity was a Party to this Agreement.

         Notwithstanding the first paragraph of this Section 2.2, the parties agree that the Comcast Party which would otherwise receive transfer of the AT&T DC System in the Swap may designate a limited liability company that is wholly-owned by such Comcast Party to be the Transferee of the AT&T DC System (and the AT&T Assets and Comcast Assumed Obligations and Liabilities related thereto).

         2.3. Method of Exchange. Notwithstanding anything to the contrary in this Agreement, but subject to Sections 2.4 and 7.5.5, the exchange shall occur in accordance with the match-ups and in the manner set forth on Schedule 2.3 and no Party shall take any action inconsistent with the terms of such writing or Schedule. The exchange is to occur as follows: (a) the AT&T Tangible Personal Property and the Comcast Tangible Personal Property are being exchanged each for the other in "Exchange Groups" (as defined under Internal Revenue Regulations Sections 1.1031(a)-2 and 1.1031(j)-1(b)(2)); (b) the AT&T Owned Property, AT&T Leased Property and AT&T Other Real Property Interests and the Comcast Owned Property, Comcast Leased Property and Comcast Other Real Property Interests are being exchanged each for the other; and (c) the AT&T Systems Contracts, AT&T Systems Franchises, AT&T Systems Licenses and AT&T Other Intangibles and the Comcast Systems Contracts, Comcast Systems Franchises, Comcast Systems Licenses and Comcast Other Intangibles are being exchanged each for the other, in each case to the maximum extent permitted by Section 1031 of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code").

         2.4. Cooperation in Structuring Exchange. Subject to Section 7.5.5(c), the Parties agree to use all reasonable efforts to structure the Swap in such a way that to the extent reasonably possible such exchange will be a Tax-free exchange of like-kind assets for all Parties under Section 1031 of the Code, including assignment of the Parties' rights under this Agreement to a "qualified intermediary" engaged by one or more of the Parties to effectuate a deferred like-kind exchange under Section 1031 of the Code. The Parties will cooperate in good faith to minimize any adverse Tax effect on the Parties in connection with such exchange, including by identifying the entities that will be party to each transfer contemplated in the Swap, so as to minimize the Taxes resulting from the Swap. Without limiting the foregoing, the Parties agree that their intent is to transfer all of the Systems, to the maximum extent possible, in transactions qualifying as Tax-free exchanges of property pursuant to Section 1031 of the Code, and the Parties will cooperate reasonably and in good faith to structure the transfers of the Systems and payment under Sections 3.1.2 and 3.1.3 in a manner that achieves this intent.

3.       CONSIDERATION. Each Party hereto agrees as follows:

         3.1.  Calculation of Values; Payment of Additional Consideration.

               3.1.1. For the purposes of this Agreement, the gross value of the Assets comprising each System (the "System Value") for each System set forth on
Schedule 3.1.1-A shall equal (a) $4,591 multiplied by (b) the number of Equivalent Basic Subscribers served by such System as of the month-end prior to the Closing Date (or, in the case of any System located in Florida and any franchise area located in Long Beach Island, New Jersey, the average number of Equivalent Basic Subscribers in such System or area for the 12-month period ending on the month-end prior to the Closing Date, calculated by (x) adding together the number of Equivalent Basic Subscribers in such System at the end of each of the 13 months ending on the month-end prior to the Closing Date and (y) dividing that aggregate number by thirteen); provided that with respect to each such System the number of Equivalent Basic Subscribers in such System shall not exceed the number (the "Subscriber Cap") set forth for such System in Schedule 3.1.1-A (subject to apportionment, if applicable, pursuant to Section 7.5.5(c)). For purposes of the application of the provisions regarding the Subscriber Cap,
Schedule 3.1.1-A treats the non-Overbuilt franchise areas within the MediaOne Group Detroit, Michigan System and the TCI Detroit, Michigan System as a single System.

               Notwithstanding the foregoing, for purposes of this Agreement, the System Value for the Comcast System located in the City of Chicago, Illinois (the "Comcast Chicago System") and the System Value for the AT&T System located in the City of Washington, D.C. (the "AT&T DC System" and together with the Comcast System, collectively, the "Appraised Systems") shall equal (a) $3,260 with respect to the AT&T DC System and $4,113 with respect to the Comcast Chicago System multiplied by (b) the number of Equivalent Basic Subscribers served by such Appraised System as of the month-end prior to the Closing Date; provided that with respect to each Appraised System the number of Equivalent Basic Subscribers in such Appraised System shall not exceed the number (the "Appraised System Subscriber Cap") set forth for such System in Schedule 3.1.1-B (subject to apportionment, if applicable, pursuant to Section 7.5.5.(c)). For purposes of this Agreement, the System Value for each of the franchise areas within the MediaOne Group, Detroit, Michigan System and the Tele-Communications, Inc. ("TCI") Detroit, Michigan System set forth on Schedule 3.1.1-C (each of which is Overbuilt) shall be as set forth on Schedule 3.1.1-C (the "Overbuilt Systems").

               3.1.2. At least ten (10) Business Days prior to the Closing, each of AT&T Corp. and Comcast Corporation shall deliver to the other a report (a "System Value Preliminary Report"), certified as to completeness and accuracy by an authorized officer of such Parent showing in reasonable detail for each System to be transferred by its Affiliates, and on a System-by-System basis, a good faith preliminary determination of the System Value, together with appropriate documents substantiating the estimates proposed in its System Value Preliminary Report. Based on such System Value Preliminary Reports, with respect to each Net Transferee Party, such Net Transferee Party shall at the Closing make a payment to the Net Transferor Party of an amount in cash (but subject to Section 3.1.3 as to the form and recipient of payment) equal to the difference between (x) the sum of the System Values for the Systems such Net Transferor is transferring to such Net Transferee Party and (y) the sum of the System Values for the Systems such Net Transferee Party is transferring to such Net Transferor Party. Any such cash payment will be made by federal wire transfer of immediately available funds pursuant to wiring instructions which wiring instructions shall be delivered by such Net Transferor Party at least five (5) Business Days prior to Closing. Such cash payments will be made first by the AT&T Parties and thereafter by the Comcast Parties. Any consideration payable by a Party pursuant to this Section 3.1.2 shall be referred to herein as "Additional Consideration".

               3.1.3. Within seven (7) Business Days prior to Closing, the Parties shall determine the difference, if any, between the aggregate amount of Additional Consideration and Working Capital Adjustment Amounts that will be paid at Closing by the AT&T Parties, on the one hand, and by the Comcast Parties, on the other hand. Such difference shall be referred to herein as the "Overall Adjustment Amount" and the Parties responsible for paying such difference shall be referred to herein collectively as the "Net Payor". Notwithstanding anything to the contrary in Section 2.4, it is the intention of the Parties that the Net Payor be permitted to pay the Overall Adjustment Amount in one or more of the forms of payment listed below, at the election of the Net Payor. To effect such result, payments to be made pursuant to Sections 3.1.2 and
3.3 by a Party that is part of the Net Payor group may, to the extent of the Overall Adjustment Amount, be made by transfer and delivery of one or more of the forms of payment listed below, in lieu of cash. The Parent receiving the Overall Adjustment Amount will determine which of its Transferees will receive such alternative forms of payment. The alternative forms of payment are:

               (a) Series A Common Stock, par value $0.01 per share, of At Home Corporation ("@Home Common Stock") free and clear of all Liens, together with such instruments of transfer and certifications as to title and other customary and appropriate documentation and instruments as the receiving Parties shall reasonably require. For purposes of payment of the Overall Adjustment Amount, such @ Home Common Stock shall be valued at $50.02 per share (the "@Home Value"). In the event that, after June 30, 1999 and prior to the date of Closing, (i) @ Home Corporation shall issue any shares of @ Home Common Stock as a stock dividend or distribution to the holders of @ Home Common Stock, or split or combine such securities or make any cash dividend or distribution on @ Home Common Stock (other than normal quarterly cash dividends as the same may be adjusted from time to time in the ordinary course consistent with past practice), the @ Home Value in effect immediately prior to such dividend, distribution, stock split or other change shall be appropriately adjusted to reflect such dividend, distribution, stock split or other change, (ii) the @ Home Common Stock is changed into other securities, then the Net Payor shall deliver hereunder, in lieu of @ Home Common Stock, the kind and amount of securities that it received in respect of such @ Home Common Stock, (iii) additional securities (other than @ Home Common Stock) are issued or other property is distributed in respect of the @ Home Common Stock, then the Net Payor shall deliver hereunder the @ Home Common Stock and the additional securities issued or property distributed in respect thereof and (iv) any other change in the @ Home Common Stock occurs, appropriate adjustment will be made in respect of such change; and

               (b) the assets and liabilities of other cable television systems reasonably acceptable to the receiving parties; provided, however, that such election shall be made as promptly as practicable after the date hereof based on the Parties' best estimate of the Overall Adjustment Amount, but in no event shall such election delay the Closing by more than sixty (60) days. If the Parties agree on one or more cable television systems to be so transferred as Additional Consideration (any such system, an "Additional System"), each entity owning any such Additional System shall become a party to this Agreement (if it has not previously become a party hereto) by executing a signature page hereto. The Parent owning the Additional System will use commercially reasonable efforts to seek promptly the consent or approval of the applicable Governmental Authority to the transfer of any franchise or license of an Additional System contemplated by this Agreement. If the entity that owns an Additional System is not already a party hereto, then, effective on the date of such execution, (x) such Additional System shall be treated as an AT&T System or a Comcast System, as the case may be, under this Agreement and valued in accordance with the first sentence of Section 3.1.1 (including a Subscriber Cap based on the number of Equivalent Basic Subscribers of such Additional System as of April 30, 1999),
(y) such entity shall be treated as an AT&T Party or a Comcast Party, as the case may be, under this Agreement and, as such, shall be bound as of such date by any covenants or obligations hereunder applicable thereto, and (z) the Parent shall be deemed as of such date to make the representations and warranties set forth in Section 5 or Section 6, as the case may be, as to such entity, such Additional System and the related Assets with such exceptions as are set forth in a schedule delivered on such execution date. If the entity that owns an Additional System is already a party to this Agreement, then, effective on the date the receiving Parent gives notice in writing (an "Additional System Notice") that such additional cable television system is reasonably acceptable,
(x) such Additional System shall be treated as an AT&T System or a Comcast System, as the case may be, under this Agreement and valued in accordance with the first sentence of Section 3.1.1 (including a Subscriber Cap based on the number of Equivalent Basic Subscribers of such Additional System as of April 30,
1999), (y) such entity, as an AT&T Party or a Comcast Party, as the case may be, with respect to such Additional System, shall be bound as of such date by any covenants or obligations hereunder applicable thereto and (z) the Parent shall be deemed as of such date to make the representations and warranties set forth in Section 5 or Section 6, as the case may be, as to such Additional System, the related Assets and such entity with such exceptions as are set forth in a schedule delivered on the date of the Additional System Notice. For purposes of determining whether the condition set forth in Section 8.2.1 or Section 8.3.1 has been satisfied, (i) any misstatements, omissions or inaccuracies in such representations and warranties as of the Closing Date, and any scheduled exceptions thereto, shall be taken into account and (ii) the obligations, agreements and covenants of a Comcast Party or an AT&T Party, as applicable, will be deemed to have applied to such entity effective as of the date hereof. With respect to each cable television system that becomes a System pursuant to this Section 3.1.3(b), the parties shall agree in good faith as to the items to be included on Schedules 4.2 (or otherwise to be an AT&T Excluded Asset) and 4.4 (or otherwise to be a Comcast Excluded Asset), and on Schedules 5.3 and 6.3 (including those items to be marked with an asterisk (*) therein) and, except as otherwise agreed in writing, such items will be consistent with the items on those Schedules as of the date hereof. All arrangements regarding the transfer of an Additional System shall be reasonably acceptable to the Parents.

               3.1.4. On or after May 4, 2001, Comcast Corporation may elect to have the System Value redetermined for any franchise area within the MediaOne Group, Detroit, Michigan System or the TCI Detroit, Michigan System set forth on
Schedule 3.1.1-C that is indicated on such Schedule to be Overbuilt including as of such date. Comcast Corporation shall make such election by giving notice to AT&T Corp. on or before June 2, 2001. Such notice shall list the applicable franchise areas to be redetermined and include information regarding the extent to which Comcast believes that each such franchise area is Overbuilt.

               In the event that Comcast Corporation timely gives such notice to AT&T Corp., within thirty (30) days thereafter, AT&T Corp. and Comcast Corporation each shall select an appraiser who shall be a nationally recognized appraiser of cable systems. The appraisers shall determine and provide in writing to AT&T Corp. and Comcast Corporation within sixty (60) days thereafter their respective appraisals of the fair market value for each such franchise area. Such reappraisal shall take into account the same factors as set forth in
Section 3.1.1 as of May 4, 1999, with the sole exception being that the facts relating to the Overbuilt status thereof shall be those existing as of the date of such reappraisal. With respect to each such franchise area, (a) if the higher of the two appraisals is not more than ten percent (10%) higher than the lower appraisal, the fair market value of such franchise area shall be deemed to be the average of the values in the two appraisals, and (b) if the higher of the two appraisals is more than ten percent (10%) higher than the lower appraisal, the two appraisers shall select a third appraiser with similar qualifications (whose fees and expenses shall be shared equally by the Parents) within ten (10) days after delivery of their appraisals. The third appraiser shall determine, and provide in writing to AT&T Corp. and Comcast Corporation within sixty (60) days thereafter his or her appraisal of the fair market value for such franchise area. The fair market value of such franchise area shall be deemed to be the average of (a) the value in the third appraisal, and (b) the value that one of the first two appraisals that is closest in amount to the value in the third appraisal. The prior System Value for each of the MediaOne Group Detroit, Michigan System and the TCI Detroit, Michigan System shall be adjusted for the redetermined fair market value of any Overbuilt franchise area therein. If the redetermined System Value for such Systems is less than the System Value previously determined pursuant to Section 3.1.1, within ten (10) Business Days thereafter, AT&T Corp. shall pay by wire transfer of immediately available funds an amount equal to such difference, together with interest thereon calculated from the Closing Date through the payment date at the Prime Rate.

               For purposes of this Agreement, "fair market value," as determined by any appraiser pursuant to Section 3.1.4 shall mean the value for each Appraised System that would be negotiated in an arm's-length free-market tax-free transaction between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction, taking into account all relevant factors, including the $4,591 per Equivalent Basic Subscriber value provided in the first sentence of Section 3.1.1 for Systems other than the Appraised Systems and the Overbuilt Systems, but excluding current assets, all long-term indebtedness classified as such in accordance with GAAP (and the portion thereof classified as current in accordance with GAAP) and other liabilities arising prior to sale. For purposes of this Agreement, "Overbuilt" means that, with respect to a franchise area within a System, as of the relevant date (a) a Person other than the owner of such System holds a franchise or other similar operating authority (whenever acquired) to build a cable system in such franchise area, and (b) either such Person has engaged in pre-construction or construction activities (whether or not construction is complete or any customers have been or are being served) or such Person has served any customers.

         3.2. Working Capital Adjustment. A working capital adjustment amount shall be calculated for each System on a System-by-System basis as follows, which adjustments will be made without duplication of any amount (in each case, the "Working Capital Adjustment Amount"). The Working Capital Adjustment Amount for each System shall initially be zero and shall be increased by the amount of current assets (other than inventory) being transferred to the Transferee with respect to such System and decreased by the amount of liabilities being transferred to the Transferee with respect to such System as of the Closing Time. Current assets shall include, but are not limited to, petty cash, prepaid expenses, funds of the Transferor on deposit with Third Parties to the extent being transferred to the Transferee (other than those that are or relate to AT&T Excluded Assets or Comcast Excluded Assets or the benefit of which will not be available to the Transferee following Closing), and accounts receivable, and liabilities shall include, but are not limited to, accrued expenses (including accrued real and personal property taxes, but not other Taxes, and including copyright fees or non-programming license fees or charges), unearned income and advance payments (including subscriber prepayments and deposits for converters, encoders, cable television service and related sales) and interest, if any, required to be paid on advance payments, in each case, related to the Cable Business conducted through such System, all as determined in accordance with GAAP, to reflect the principle that all expenses and income attributable to the Cable Business for the period through and including the Closing Time are for the account of the Party owning such System, and all expenses and income attributable to the Cable Business for the period after the Closing Time are for the account of the Party receiving such System. The Party owning such System will receive no credit for (i) the portion of any account receivable resulting from cable, telephony or internet service sales that is sixty (60) days or more past due as of the Closing Date (cash received subsequent to the billing cutoff prior to the Closing Time will be applied to the active aged receivables on a pro-rata basis), (ii) the portion of any national agency account receivable resulting from advertising sales that is 120 days or more past due as of the Closing Date, (iii) any non-national agency account receivable resulting from advertising sales any portion of which is ninety (90) days or more past due as of the Closing Date, (iv) accounts receivable from customers whose accounts are inactive as of the Closing Date, or (v) any accounts receivable that have not arisen from a bona fide transaction in the ordinary course of business. For purposes of making "past due" calculations under this Section 3.2, the billing statements of a System will be deemed to be due and payable on the first day of the period during which the service is provided to which such billing statements relate. Notwithstanding the foregoing, no adjustment will be made for any items of income or expense to the extent related to AT&T Excluded Assets, Comcast Excluded Assets, AT&T Excluded Liabilities or Comcast Excluded Liabilities. In furtherance of the foregoing, the Working Capital Adjustment Amount for each System shall be decreased without duplication by the economic value of vacation time pursuant to Section 7.3.8(a) to the extent earned as of the Closing Time and permitted to be taken after the Closing Time by the System Employees employed at such System who (i) become employees of the Party receiving such System, or an Affiliate of such Party, upon the Closing or (ii) will become employees of the Party receiving such System, or an Affiliate of such Party, after being released from a leave of absence in accordance with Section 7.3.1. It is understood that the Working Capital Adjustment Amount will not reflect any intercompany receivables or payables, long-term debt (including the current portion thereof) or related accrued interest, minority interests, preferred stock, accrued programming expense, accounts payable, franchise fees or deferred taxes, as these items will not be transferred with the Systems.

         3.3.  Determination of Working Capital  Adjustment Amount. At least ten
(10) Business Days prior to the Closing, each of AT&T Corp. and Comcast Corporation shall deliver to the other a report (the "Working Capital Preliminary Report"), certified as to completeness and accuracy by an authorized officer of such Party showing in reasonable detail for each of their Systems, and on a System-by-System basis, a good faith preliminary determination of the adjustments referred to in Section 3.2 and the aggregate Working Capital Adjustment Amount, together with appropriate documents substantiating the estimates proposed in its Working Capital Preliminary Report. Based on such Working Capital Preliminary Reports, with respect to each Net Working Capital Adjustment Amount Transferee Party, such Net Working Capital Adjustment Amount Transferee Party shall at the Closing make a payment to the Net Working Capital Adjustment Amount Transferor Party of an amount in cash (but subject to Section
3.1.3 as to the form and recipient of payment) equal to the  difference  between
(x) the sum of the Working Capital Adjustment Amount for the Systems such Net Working Capital Adjustment Amount Transferor Party is transferring to such Net Working Capital Adjustment Amount Transferee Party and (y) the sum of the
Working Capital Adjustment Amount for the Systems such Net Working Capital Adjustment Amount Transferee Party is transferring to such Net Working Capital
Adjustment Amount Transferor Party. Any such cash payment will be made by federal wire transfer of immediately available funds pursuant to wiring instructions which wiring instructions shall be delivered by such Net Working Capital Adjustment Amount Transferor Party at least five (5) Business Days prior to Closing. Such cash payments will be made first by the AT&T Parties and thereafter by the Comcast Parties.

         3.4.  Determination   of  Final  System  Values  and  Working   Capital
Adjustment Amounts.

               3.4.1. Within ninety (90) days after the Closing, each of AT&T Corp. and Comcast Corporation will deliver to the other a report (the "Final Report"), certified in a manner similar to the certifications required for Preliminary Reports, showing in full detail for each System transferred by its Affiliates, and on a System-by-System basis, AT&T Corp.'s or Comcast Corporation's, as the case may be, final determination of the System Value and Working Capital Adjustment Amount for such System, which may include any adjustments that were not calculated as of the Closing Time or which are corrective of any estimated adjustments contained in the Preliminary Report, together with appropriate documents substantiating the determinations proposed in its Final Report. Each Parent will provide the other Parent with reasonable access to all records that such Parent has in its or its Affiliates possession and that are necessary for the other Parent to prepare its Final Report.

               3.4.2. Within sixty (60) days after receipt of the Final Report from the other Parent, each of AT&T Corp. and Comcast Corporation will give the other written notice of such Parent's objections, if any, to the other Parent's Final Report. The Parents shall negotiate in good faith for a period of thirty
(30) days, or such longer period of time as agreed by the Parents, to resolve any disputed items. If, after such thirty (30) day period (as extended, if applicable), the Parents fail so to resolve such disputed items, the Parents shall submit all then-outstanding disputed items for resolution by a national accounting firm acceptable to each Parent (or, if the Parents cannot agree, an arbitrator appointed by the American Arbitration Association) (the "Arbitrator"). As to each item in dispute, the Arbitrator's decision must be within the range of values proposed by the Parents. The Arbitrator shall render a decision within thirty (30) days after its selection, which decision shall be final and binding on the Parties hereto. Comcast Corporation and AT&T Corp. shall share equally the expenses of the Arbitrator.

               Once a final determination of all disputed amounts is reached, the Parents will determine whether any adjusting payments need to be made, on a Transferor/Transferee basis, to make the actual payments made at the Closing consistent with the amounts each Transferor should have transferred at the Closing based on the final determination of the System Values and the Working Capital Adjustment Amounts. Any such adjusting payments shall be paid, together with interest thereon calculated from the Closing Date through the date of payment at the Prime Rate, within three (3) Business Days after the final determination of all disputed amounts by federal wire transfers of immediately available funds pursuant to wiring instructions that shall be delivered by the Parties receiving payment at least five (5) Business Days prior to the date of such payment.

         3.5. Allocation of Value. Following the Closing, the Parents agree to jointly hire an appraiser (the "Appraiser") to prepare, not later than ninety
(90) days after the Closing, a written report regarding the value to be allocated to the tangible and intangible personal property included in the Assets pursuant to Internal Revenue Service regulations relating to like-kind exchanges of assets under Section 1031 of the Code. The fees of the Appraiser will be split equally between the Parents. The Parents agree that, for purposes of Sections 1031 and 1060 of the Code, each will report the transactions contemplated by this Agreement in accordance with the values determined by the Appraiser. Each Parent promptly will give the other notice of any disallowance or challenge of asset values by the Internal Revenue Service or any state or local Tax authority.

4.       ASSUMED LIABILITIES AND EXCLUDED ASSETS.

         4.1. AT&T Assumed Obligations and Liabilities. At the Closing and effective as of the Closing Time, each AT&T Party that is a Transferee will assume and after the Closing Time, such AT&T Party will pay, discharge and perform (as and to the extent the applicable Transferor is obligated to do so) the following (collectively, the "AT&T Assumed Obligations and Liabilities") with respect to each Comcast System transferred to such AT&T Party: (a) those obligations and liabilities accruing after the Closing Time under or with respect to the Comcast Assets assigned and transferred to such AT&T Party at the Closing, except for obligations and liabilities arising from or relating to any breach or default under any of the foregoing occurring on or prior to the Closing Time; (b) those obligations and liabilities of the Transferor for subscriber prepayments and deposits related to such Comcast System existing at the Closing Time only to the extent such amounts were used to decrease the Working Capital Adjustment Amount with respect to such System pursuant to
Section 3.2; (c) other obligations and liabilities of the Transferor only to the extent that such obligations and liabilities were used to decrease the Working Capital Adjustment Amount with respect to such Comcast System pursuant to
Section 3.2; and (d) all other obligations and liabilities to the extent relating to the period after the Closing Time and arising out of such AT&T Party's ownership, use or operation of the Comcast Assets (including those items listed or described on Schedule 4.4) or its operation of, or the conduct of business through, such Comcast System after the Closing (including with respect to late fees that may be charged by such AT&T Party after the Closing to subscribers of such Comcast System), except to the extent that such obligations or liabilities relate to any Comcast Excluded Asset. Except for the AT&T Assumed Obligations and Liabilities, all obligations and liabilities of the Comcast Parties or arising out of or relating to the Comcast Assets, the Comcast Systems or Comcast's Cable Business, including all long-term indebtedness classified as such in accordance with GAAP (and the portion thereof classified as current in accordance with GAAP) will remain and be the obligations and liabilities solely of the Comcast Parties ("Comcast Excluded Liabilities"). Except to the extent reflected in the Working Capital Adjustment, the Comcast Excluded Liabilities shall include any obligation, liability or claims relating to or arising pursuant to (t) any Comcast Excluded Asset, (u) any breach or default under any Comcast Asset occurring on or before the Closing Time, (v) both any Environmental Law and actions to the extent relating to the period on or prior to the Closing Time (including matters disclosed or required to be disclosed in Schedule 5.7), (w) Taxes, franchise fees, intercompany payables and any other accounts payables, in each case incurred in or attributable to periods or portions thereof ending on or prior to the Closing Time, (x) refunds of rates, charges or late fees with respect to periods through and including the Closing Time, (y) Litigation commenced, or to the extent related to the period, on or prior to the Closing Time, or (z) credit, loan or other agreements pursuant to which the Comcast Parties have created, incurred, assumed or guaranteed indebtedness for borrowed money or under which any Lien securing such indebtedness has been or may be imposed on any Comcast Asset. No Comcast Excluded Liability shall be taken into account in calculating the Working Capital Adjustment Amount.

         4.2.  AT&T Excluded  Assets.  Except as set forth on Schedule 4.2 or on
Schedule 6.4.4(g), for purposes of this Agreement the term "AT&T Excluded Assets" means all:

               (a) programming Contracts (including music programming Contracts), cable guide Contracts, master Contracts to which the AT&T Parties or one or more of their Affiliates are parties (such as master retransmission consent agreements, master multiple dwelling unit agreements, master billing, master collection and similar master agreements) retransmission consent agreements, and local programming agreements (other than any such local programming agreement listed in Schedule 6.4.4(g));

               (b) AT&T Plans;

               (c) insurance policies and rights and claims thereunder, except as set forth in Section 12.14;

               (d) bonds, letters of credit, surety instruments and other similar items;

               (e) except for petty cash to the extent transferred to the Transferee or as set forth in Section 12.14, cash and cash equivalents, including cash relating to subscriber prepayments and deposits, and notes receivable;

               (f) subject to Section 7.11, Intellectual Property held by the AT&T Parties or any of their Affiliates;

               (g) subscriber billing Contracts and related equipment if not owned by the AT&T Parties or any of their Affiliates;

               (h) assets, rights or properties of the AT&T Parties or their Affiliates used or held for use other than primarily in connection with the AT&T Systems;

               (i) except for (1) accounts receivable, (2) any other claim, right or interest to the extent reflected in the Working Capital Adjustment Amount and (3) as set forth in Section 12.14, claims, rights, and interest in and to any refunds of, or amounts credited against, Taxes or fees of any nature, or other claims against Third Parties, relating to the operation of the AT&T Systems prior to the Closing Time;

               (j) account books of original entry, general ledgers, financial records and personnel files and records used in connection with the AT&T Systems;

               (k) capital and vehicle leases;

               (l) advertising sales agency or representation Contracts providing any Third Party or Affiliate of AT&T Corp. the right to sell available advertising time for an AT&T System other than any such Contract listed on
Schedule 6.4.4(g);

               (m) proprietary software of the AT&T Parties or any Affiliate of AT&T Corp. and licenses relating to Third Party software and maintenance agreements with respect thereto;

               (n) Contracts for any fiber or fiber capacity lease or use arrangements that provide to any Third Party or Affiliate of AT&T Corp. the right to use any fiber or capacity of an AT&T System, other than those listed in
Schedule 6.4.4(g);

               (o) Contracts for Internet access or on-line service arrangements that provide to any Third Party or Affiliate of AT&T Corp. the right to use the transmission capacity of an AT&T System to provide Internet access or other on-line services over such AT&T System, other than those listed in Schedule 6.4.4(g); and

               (p) Contracts and related accounts receivable for providing DMX service to commercial accounts via direct broadcast satellite;

               (q) intercompany receivables; and

               (r) Contracts and/or assets specifically described in Schedule 4.2(r).

         4.3. Comcast Assumed Obligations and Liabilities. At the Closing and effective as of the Closing Time, each Comcast Party that is a Transferee will assume and, after the Closing Time, such Comcast Party will pay, discharge and perform (as and to the extent the applicable Transferor is obligated to do so) the following (collectively, the "Comcast Assumed Obligations and Liabilities") with respect to each AT&T System transferred to such Comcast Party: (a) those obligations and liabilities accruing after the Closing Time under or with respect to the AT&T Assets assigned and transferred to such Comcast Party at the Closing, except for obligations and liabilities arising from or relating to any breach or default under any of the foregoing occurring on or prior to the Closing Time; (b) those obligations and liabilities of the Transferor for subscriber prepayments and deposits related to such AT&T System existing at the Closing Time only to the extent such amounts were used to decrease the Working Capital Adjustment Amount with respect to such System pursuant to Section 3.2; (c) other obligations and liabilities of the Transferor only to the extent that such obligations and liabilities were used to decrease the Working Capital Adjustment Amount with respect to such AT&T System pursuant to Section 3.2; and (d) all other obligations and liabilities to the extent relating to the period after the Closing Time and arising out of such Comcast Party's ownership, use or operation of the AT&T Assets (including those items listed or described on Schedule 4.2) or its operation of, or the conduct of business through, such AT&T System after the Closing (including with respect to late fees that may be charged by such Comcast Party after the Closing to subscribers of such AT&T System), except to the extent that such obligations or liabilities relate to any AT&T Excluded Asset. Except for the Comcast Assumed Obligations and Liabilities, all obligations and liabilities of the AT&T Parties or arising out of or relating to the AT&T Assets, the AT&T Systems or AT&T's Cable Business, including all long-term indebtedness classified as such in accordance with GAAP (and the portion thereof classified as current in accordance with GAAP) will remain and be the obligations and liabilities solely of the AT&T Parties ("AT&T Excluded Liabilities"). Except to the extent reflected in the Working Capital Adjustment, the AT&T Excluded Liabilities shall include any obligation, liability or claims relating to or arising pursuant to
(t) any AT&T Excluded Asset, (u) any breach or default under any AT&T Asset occurring on or before the Closing Time, (v) both any Environmental Law and actions to the extent relating to the period on or prior to the Closing Time (including matters disclosed or required to be disclosed in Schedule 6.7), (w) Taxes, franchise fees, intercompany payables and any other accounts payables, in each case incurred in or attributable to periods or portions thereof ending on or prior to the Closing Time, (x) refunds of rates, charges or late fees with respect to periods through and including the Closing Time, (y) Litigation commenced, to the extent related to the period, on or prior to the Closing Time, or (z) credit, loan or other agreements pursuant to which the AT&T Parties have created, incurred, assumed or guaranteed indebtedness for borrowed money or under which any Lien securing such indebtedness has been or may be imposed on any AT&T Asset. No AT&T Excluded Liability shall be taken into account in calculating the Working Capital Adjustment Amount.

         4.4. Comcast Excluded Assets. Except as set forth on Schedule 4.4 or on Schedule 5.4.4(g)), for purposes of this Agreement the term "Comcast Excluded Assets" means all:

               (a) programming Contracts (including music programming Contracts), cable guide Contracts, master Contracts to which the Comcast Parties and one or more of their Affiliates are parties (such as master retransmission consent agreements, master multiple dwelling unit agreements, master billing, master collection and similar master agreements) and retransmission consent agreements; and local programming agreements (other than any such local programming agreement listed in Schedule 5.4.4(g);

               (b) Comcast Plans;

               (c) insurance policies and rights and claims thereunder, except as set forth in Section 12.14;

               (d) bonds, letters of credit, surety instruments and other similar items;

               (e) except for petty cash to the extent transferred to the Transferee or as set forth in Section 12.14, cash and cash equivalents, including cash relating to subscriber prepayments and deposits, and notes receivable;

               (f) subject to Section 7.11, Intellectual Property held by the Comcast Parties or any of their Affiliates;

               (g) subscriber billing Contracts and related equipment if not owned by the Comcast Parties or any of their Affiliates;

               (h) assets, rights or properties of the Comcast Parties or their Affiliates used or held for use other than primarily in connection with the Comcast Systems;

               (i) except for (1) accounts receivable, (2) any other claim, right or interest to the extent reflected in the Working Capital Adjustment Amount and (3) as set forth in Section 12.14, claims, rights, and interest in and to any refunds of, or amounts credited against, Taxes or fees of any nature, or other claims against Third Parties, relating to the operation of the Comcast Systems prior to the Closing Time;

               (j) account books of original entry, general ledgers, financial records and personnel files and records used in connection with the Comcast Systems;

               (k) capital and vehicle leases;

               (l) advertising sales agency or representation Contracts providing any Third Party or Affiliate of Comcast Corporation, the right to sell available advertising time for a Comcast System other than any such Contract listed on Schedule 5.4.4(g);

               (m) proprietary software of the Comcast Parties or any Affiliate of Comcast Corporation and licenses relating to Third Party software and maintenance agreements with respect thereto;

               (n)  Contracts  for any  fiber  or  fiber  capacity  lease or use arrangements that provide to any Third Party or Affiliate of Comcast Corporation, the right to use any fiber or capacity of a Comcast System, other than those listed in Schedule 5.4.4(g);

               (o) Contracts for Internet access or on-line service arrangements that provide to any Third Party or Affiliate of Comcast Corporation the right to use the transmission capacity of a Comcast System to provide Internet access or other on-line services over such Comcast System, other than those listed in
Schedule 5.4.4(g); and

               (p) Contracts and related accounts receivable for providing DMX service to commercial accounts via direct broadcast satellite;

               (q) intercompany receivables; and

               (r) Contracts and/or assets specifically described in Schedule 4.4(r).

5.       COMCAST CORPORATION'S REPRESENTATIONS AND WARRANTIES.

         Comcast Corporation represents and warrants to the AT&T Entities as set forth in this Article 5 as of the date hereof.

         5.1. Organization and Qualification. Each of the Comcast Entities is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, a general partnership that has been duly formed and is validly existing under the laws of its jurisdiction of formation, or a limited liability company that has been duly formed and is validly existing under the laws of its jurisdiction of formation. Each Comcast Party has all requisite power and authority to own, lease and use the Comcast Assets owned, leased or used by it and to conduct its Cable Business as it is currently being conducted by it. Each of the Comcast Parties is duly qualified to do business and is in good standing under the laws of each jurisdiction in which the ownership, leasing or use of the Comcast Assets owned, leased or used by it or the nature of its activities in connection with its Comcast Systems makes such qualification necessary, except for such matters as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. For purposes of this Agreement, "Material Adverse Effect" means, as the context requires, a material adverse effect on the business, assets, financial condition or results of operations of (a) AT&T's Cable Business, taken as a whole (excluding such effects to the extent relating to liabilities or assets to be retained by any AT&T Entity under this Agreement), or (b) Comcast's Cable Business, taken as a whole (excluding such effects to the extent relating to liabilities or assets to be retained by any Comcast Entity under this Agreement), in each case, without giving effect to the transactions contemplated by this Agreement or the announcement thereof or changes in conditions that are applicable to the cable television industry in general.

         5.2. Authority and Validity. Each Comcast Entity has all requisite corporate or partnership power and authority to execute and deliver, to perform its obligations under, and to consummate the transactions contemplated by, this Agreement and the Transaction Documents to which it is a party. The execution and delivery by each Comcast Entity of, its performance under and its consummation of the transactions contemplated by, this Agreement and the Transaction Documents to which such Comcast Entity is a party have been duly and validly authorized by all action by or on behalf of such Comcast Entity. This Agreement has been, and when executed and delivered by each Comcast Entity the Transaction Documents to which such Comcast Entity is a party will be, duly and validly executed and delivered by such Comcast Entity and the valid and binding obligations of such Comcast Entity, enforceable against such Comcast Entity in accordance with their terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to the enforcement of creditors' rights generally or by principles governing the availability of equitable remedies.

         5.3. No Conflict; Required Consents. Except as set forth on Schedule 5.3, and assuming the expiration or earlier termination of the waiting period under the HSR Act has occurred, the execution and delivery by each Comcast Entity of, its performance under and its consummation of the transactions contemplated by, this Agreement and the Transaction

Documents to which such Comcast Entity is a party do not and will not: (a) conflict with or violate any provision of the organizational documents of such Comcast Entity; (b) violate any provision of any Legal Requirement; (c) require any consent, approval or authorization of, or filing of any certificate, notice, application, report or other document with, any Governmental Authority or other Person; or (d) (i) without regard to requirements of notice, lapse of time or elections of other Persons or any combination thereof, conflict with, violate, result in a breach of or constitute a default under, (ii) permit or result in the termination, suspension or modification of, (iii) result in the acceleration of (or give any Person the right to accelerate) the performance of any Comcast Entity under, or (iv) otherwise adversely affect the rights or obligations of any Comcast Entity under, any Comcast Systems Contract, Comcast Systems Franchise or Comcast Systems License, or (e) result in the creation or imposition of any Lien upon any Comcast Asset, subject to such exceptions for purposes of clauses (b), (c), (d) and (e) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or a material adverse effect on the ability of the Comcast Entities to perform their obligations under this Agreement or the Transaction Documents.

         5.4.  Assets.

               5.4.1. Except as described in Schedule 5.4.1, Comcast Corporation owns, directly or indirectly, all of the equity interests in the Comcast Parties. The Comcast Parties have good, marketable title to (or, in the case of Assets that are leased, valid leasehold interests in) all of the material Comcast Assets, free and clear of all Liens, except Permitted Liens. Except as described on Schedule 5.4.1 and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Comcast Tangible Personal Property (which for this purpose shall include all towers on Comcast Owned Property) is in good operating condition and repair (ordinary wear and tear and routine failures excepted), and is usable and adequate for the operation of Comcast's Cable Business.

               5.4.2. Subject to Sections 7.5.4(b) and 7.5.5 and except for items included in the Comcast Excluded Assets, (i) the Comcast Assets constitute in all material respects all the assets of the Comcast Entities and their Affiliates primarily held for, used in or necessary for Comcast's Cable Business and (ii) the right, title and interest therein to be transferred pursuant to this Agreement will be sufficient to permit the AT&T Parties in all material respects (a) to conduct Comcast's Cable Business as it is being conducted and in compliance with all Legal Requirements, (b) to operate the Comcast Systems as they are being operated and in compliance with all applicable Legal Requirements, and (c) to perform all the AT&T Assumed Obligations and Liabilities.

               5.4.3. Except as described on Schedule 5.4.3, and other than direct broadcast satellite and satellite master antenna television: (i) no cable television system or other MVPD other than a Comcast System is operating in any areas in which the Comcast Systems currently provide cable television service;
(ii) no local franchising authority for a community in which any Comcast System is operating has awarded a cable television franchise or other similar operating authority to any Person other than a Comcast Party; and (iii) to Comcast's Knowledge, no MVPD has applied for a franchise or other similar operating authority to serve any such community.

               5.4.4. All of the material Comcast Tangible Personal Property is listed on Schedule 5.4.4(a). All of the Comcast Owned Property is listed on
Schedule 5.4.4(b). All of the Comcast Leased Property is listed on Schedule 5.4.4(c). All of the Comcast Other Real Property Interests are listed on
Schedule 5.4.4(d). All of the Comcast System Franchises are listed on Schedule 5.4.4(e). All of the Comcast System Licenses are listed on Schedule 5.4.4(f). All of the material Comcast System Contracts are listed on Schedule 5.4.4(g).

         5.5. Comcast Systems Franchises, Comcast Systems Licenses, Comcast Systems Contracts and Comcast Other Real Property Interests.

               5.5.1. Except as described on Schedules 5.5.4(c), 5.4.4(d), 5.4.4(e), 5.4.4(f) and Schedule 5.4.4(g), or, in the case of Section 5.5.1(g), as separately provided by Comcast Corporation to AT&T Corp., and except for the Comcast Excluded Assets, no Comcast Entity is bound or affected by any of the following that relate primarily or in whole to Comcast's Cable Business:

               (a) leases of real property or material personal property, including all capital leases;

               (b) franchises and similar authorizations or permits for the construction or operation of cable television systems, or Systems Contracts of substantially equivalent effect;

               (c) licenses, authorizations, consents or permits of the FCC;

               (d) licenses, authorizations, consents or permits of any other Governmental Authority;

               (e) crossing agreements, easements or rights-of-way;

               (f) pole line or joint line agreements or underground conduit agreements;

               (g) bulk service, commercial service or multiple dwelling unit agreements (except access agreements for buildings that are not bulk billed);

               (h) any must-carry elections or retransmission consents relating to the Comcast Systems or Comcast Assets;

               (i) Contracts which would be binding upon any System post-Closing with any Comcast Entity or any of their Affiliates;

               (j) system specific programming agreements or signal supply agreements;

               (k) agreements with the FCC or any other Governmental Authority relating to the operation or construction of the Comcast Systems that are not fully reflected in the Comcast Systems Franchises, or any agreements with community groups or similar Third Parties restricting or limiting the types of programming that may be shown on any of the Comcast Systems;

               (l) partnership, joint venture or other similar agreements or arrangements;

               (m) any agreement that limits the freedom of the Comcast Parties to compete in any line of business or with any Person or in any area or which would so limit the freedom of the AT&T Parties after the Closing;

               (n) any Systems Contract relating to the use of the Comcast Assets to provide, or the provision by the Comcast Systems of, telephone or high-speed data services;

               (o) any advertising interconnect agreements;

               (p) any agreement with any Comcast System Employee; or

               (q) any Systems Contract that is not the subject matter of any other clause of this Section 5.5.1 which (i) will remain effective for more than one year after Closing, (ii) contemplates payments by or to any Comcast Party exceeding $150,000 under any single contract or the termination or expiration of which would reasonably be expected to have a Material Adverse Effect or (iii) is otherwise material to the Comcast Systems.

All of the foregoing types of Systems Contracts are referred to as the "Material Comcast Systems Contracts."

               5.5.2. Schedules 5.4.4(e) and 5.4.4(f) list all of the Comcast Systems Franchises and all Comcast Systems Licenses, respectively. Complete and correct copies of the Comcast Systems Franchises, all Comcast Systems Licenses issued by the FCC and any other material Comcast Systems Licenses have been provided to AT&T Corp. Except as set forth on Schedule 5.5.2, the Comcast Systems Franchises contain all of the commitments and obligations of the Comcast Entities to the applicable Governmental Authority granting such Comcast Systems Franchises with respect to the construction, ownership and operation of the Comcast Systems, including any commitment to any local franchising authority to make any material expenditure or capital addition or betterment to any of the Comcast Systems or Comcast Assets that will not be fulfilled or satisfied prior to the Closing Time. The Comcast Systems Franchises and Comcast Systems Licenses are currently in full force and effect, are not in default and are valid under all applicable Legal Requirements according to their terms. No event has occurred that, with notice or lapse of time or both, would constitute a breach, violation or default by any Comcast Entity, and to Comcast's Knowledge, no event has occurred that, with notice or lapse of time or both, would constitute a breach, violation or default by any other Person, of any material obligations under any of the Comcast Systems Franchises or Comcast Systems Licenses, and would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except for routine filings with Governmental Authorities or as described on Schedule 5.5.2, there are no material applications relating to any Comcast Systems Franchise or Comcast Systems License pending before any Governmental Authority. Since January 1, 1999, no Systems Franchise of any Comcast Party or Comcast Systems License of any Comcast Party has been surrendered or has otherwise terminated without the issuance of a replacement Comcast Systems Franchise or Comcast Systems License, respectively. There is no legal action, governmental proceeding or investigation pending or, to Comcast's Knowledge, threatened to terminate, suspend or modify any Comcast Systems Franchise or Comcast Systems License.

Except as set forth in Schedule 5.5.2, each Comcast System is operating pursuant to a valid franchise or similar authorization or permit issued by the appropriate Governmental Authority in every market in which such System is supplying cable television service. Prior to the date hereof, Comcast Corporation has provided a list to AT&T Corp. of the date on which each Comcast System Franchise will expire. Such list is correct and accurate in all material respects. No Comcast Entity has received, nor does it have notice that it will receive, from any Governmental Authority a preliminary assessment that a Comcast Systems Franchise should not be renewed as provided in Section 626(c)(1) of the Cable Act. Neither any Comcast Entity nor any Governmental Authority has commenced or requested the commencement of an administrative proceeding concerning the renewal of a Comcast Systems Franchise as provided in Section 626(c)(1) of the Cable Act. The Comcast Parties have timely filed notices of renewal in accordance with the Cable Act with all Governmental Authorities with respect to each of the Comcast Systems Franchises expiring within 36 months of the date of this Agreement. Such notices of renewal have been filed pursuant to the formal renewal procedures established by Section 626(a) of the Cable Act. Except as set forth on Schedule 5.5.2 and except for such matters as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Comcast Systems are being operated in material compliance with the terms and conditions of all Comcast Systems Franchises and Comcast Systems Licenses and other applicable requirements of all Governmental Authorities (including the FCC and the United States Copyright Office) relating to such Comcast Systems Franchises and Comcast Systems Licenses, including all requirements for notification, filing, reporting, posting and maintenance of logs and records.

               5.5.3. Comcast Corporation has delivered to AT&T Corp. true and complete copies of all Material Comcast Systems Contracts, including any amendments thereto (or, in the case of oral Contracts that are Material Comcast Systems Contracts, true and complete written summaries thereof) and each document evidencing or insuring ownership of the Comcast Owned Property. Except as described on Schedule 5.5.3 and except for such matters as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) each Comcast Entity has fulfilled when due, or has taken all action necessary to enable it to fulfill when due, all of such Comcast Entity's obligations under each of its Material Comcast Systems Contracts, (ii) to Comcast's Knowledge, there has not occurred any default (without regard to requirements of notice, lapse of time, elections of other Persons or any combination thereof) by any Person of any material obligations under any Material Comcast Systems Contracts and (iii) to Comcast Corporation's knowledge, the Material Comcast Systems Contracts, are valid and binding agreements of the applicable third party to the Material Comcast Systems Contracts and assuming that the Material Comcast Systems Contracts are valid and binding agreements on the applicable third party, the Material Comcast Systems Contracts are valid and binding agreements of the applicable Comcast Party and are in full force and effect.

               5.5.4. Except as disclosed on Schedule 5.5.4, none of the Comcast Systems or material Comcast Assets are subject to any purchase option, right of first refusal or similar arrangement which would be triggered by the sale, transfer or other disposition of such Systems or Assets (a "Comcast System Option").

               5.5.5. Set forth on Schedule 5.5.5 is each lease for vehicles and each capital lease that in either case would be a Comcast Asset but for the effect of Section 7.4.

         5.6. Real Property. All the Comcast Owned Property, Comcast Leased Property and material Comcast Other Real Property Interests are described on Schedules 5.4.4(b), 5.4.4(c) and 5.4.4(d). Except for ordinary wear and tear and routine repairs or as set forth on Schedule 5.6 or for such matters as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all of the improvements, leasehold improvements and the premises of the Comcast Owned Property and the premises demised under the leases and other documents evidencing the Comcast Leased Property are in reasonable operating condition and repair and are suitable for the purposes used. Except for such matters as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each parcel of Comcast Owned Property and each parcel of Comcast Leased Property (a) has access to and over public streets or private streets or property for which a Comcast Party has a valid right of ingress and egress, (b) except as set forth on Schedules 5.4.4(b), 5.4.4(c) and 5.4.4(d), conforms in its current use, occupancy and operation to all zoning requirements without reliance upon a variance issued by a Governmental Authority or a classification of the parcel in question as a nonconforming use, (c) conforms in all respects in its current use, occupancy and operation to all restrictive covenants, if any, or other Liens affecting all or part of such parcel, and (d) is available for immediate use in the conduct of the business or operations of the Comcast Systems. There are no pending condemnation, expropriation, eminent domain or similar proceedings of which any Comcast Entity has received notice, or, to Comcast's Knowledge, affecting, in any material respect, all or any portion of the Comcast Owned Property, Comcast Leased Property or material Comcast Other Real Property Interests.

         5.7.  Environmental.

               5.7.1. Except as described on Schedule 5.7 and except for such matters as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Comcast Entity has obtained or caused to be obtained all permits necessary for its operations to comply with Environmental Laws and is in compliance with the terms of such permits and all Environmental Laws insofar as they relate to the Comcast Assets. Except as described on Schedule 5.7 and except for such matters as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no Comcast Entity has received any notice of or has Knowledge of (i) any release or threatened release of any Hazardous Substances from or on or relating to activities or operations conducted on the Comcast Owned Property or the Comcast Leased Property or any property previously owned, leased or operated by such Comcast Party in connection with Comcast's Cable Business or the Comcast Assets, or (ii) any liability under, or any violation of, any Environmental Laws or permits in connection with Comcast's Cable Business or Comcast Assets. Except as described on Schedule 5.7 and except for such matters as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no Comcast Entity has received any notice of, and has no Knowledge of, any events, conditions, circumstances, activities, practices or incidents (including the presence, use, generation, manufacture, disposal, release or threatened release of any Hazardous Substances from or on the Comcast Owned Property or Comcast Leased Property or any property previously owned, leased or operated by such Comcast Party in connection with Comcast's Cable Business or the Comcast Assets) which could interfere with or prevent compliance with any Environmental Law, or which are reasonably likely to give rise or have given rise to any liability, whether accrued, contingent, absolute, determined, determinable or otherwise under any Environmental Law, in each case, in connection with the Comcast

Owned Property or Comcast Leased Property or any property previously owned, leased or operated by such Comcast Party in connection with Comcast's Cable Business or the Comcast Assets.

               5.7.2. Except as described on Schedule 5.7 and except for such matters as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (a) no aboveground or underground storage tanks are currently or have been located on any Comcast Owned Property or Comcast Leased Property, (b) no Comcast Owned Property or Comcast Leased Property has been used at any time as a gasoline service station or any other facility for storing, pumping, dispensing or producing gasoline or any other petroleum products or wastes; and (c) no polychlorinated biphenyls, radioactive material, lead, asbestos-containing material, incinerator, sump, surface impoundment, lagoon, landfill, septic, wastewater treatment or other disposal system are or have been present at, on or under any Comcast Owned Property or Comcast Leased Property or any property now or previously owned, leased or operated by such Comcast Party in connection with Comcast's Cable Business or the Comcast Assets.

               5.7.3. Except as described on Schedule 5.7 and except for such matters as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no Hazardous Substance has been discharged, disposed of, dumped, injected, pumped, deposited, spilled, leaked, emitted, or released at, on or under any Comcast Owned Property or Comcast Leased Property or any other property now or previously owned, leased or operated by any Comcast Party in connection with Comcast's Cable Business or the Comcast Assets. Except as described on Schedule 5.7, no Comcast Owned Property or Comcast Leased Property and no property now or previously owned, leased or operated by any Comcast Party in connection with Comcast's Cable Business or the Comcast Assets, nor any property to which Hazardous Substances located on or resulting from the use of any Comcast Owned Property or Comcast Leased Property or operations of any Comcast Party have been transported, nor any property to which any Comcast
Party has, directly or indirectly, transported or arranged for the transportation of any Hazardous Substances is listed or, to Comcast's Knowledge, proposed for listing on the National Priorities List promulgated pursuant to CERCLA, or CERCLIS (as defined in CERCLA) or on any similar federal, state, local or foreign list of sites requiring investigation or cleanup.

               5.7.4.  Complete and correct copies of (a) all studies,  reports, surveys or other similar written materials in any Comcast Entity's possession or to which any Comcast Entity has access relating to environmental matters at, on, under or affecting the Comcast Owned Property or Comcast Leased Property or otherwise relating to the Comcast Cable Business or Comcast Assets, including the presence or alleged presence of Hazardous Substances, (b) all notices (other than general notices made by general publication) in any Comcast Entity's possession or to which any Comcast Entity has access that were received from any Governmental Authority having the power to administer or enforce any Environmental Laws relating to current or past ownership, use or operation of the Comcast Owned Property or Comcast Leased Property or activities at the Comcast Owned Property or Comcast Leased Property, and (c) all notices and related materials in any Comcast Entity's possession or to which any Comcast Entity has access relating to any Litigation related to any Comcast System concerning any Environmental Law or written allegation by any private Third Party concerning any Environmental Law and any

Comcast System have been provided to AT&T Corp. (other than those materials constituting attorney-client privileged communications).

               5.7.5. Except as set forth on Schedule 5.7.5, as of the date hereof none of the Comcast Owned Property or Comcast Leased Property or Comcast Other Real Property Interests is located in New Jersey or Connecticut.

         5.8.  Compliance with Legal Requirements.

               5.8.1. Except as set forth on Schedule 5.8 and except for such matters as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the operation of the Comcast Systems and Comcast's Cable Business as currently conducted does not violate or infringe any applicable Legal Requirements (other than Legal Requirements described in Sections 5.7, 5.8.3 and 5.8.4, as to which the representations and warranties set forth in those subsections will apply) or the grounding requirements of the National Electrical Safety Code. Except as set forth on Schedule 5.8 and except for such matters as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no Comcast Entity has received any notice of, and to Comcast's Knowledge there is not, any violation by any of the Comcast Systems of any Legal Requirement applicable to the installation, ownership and operation of the Comcast Systems as currently conducted.

               5.8.2. Except as set forth on Schedule 5.8, and except to the extent that it would not reasonably be expected to have a Material Adverse Effect, without limiting the generality of the foregoing, since such Comcast Party's acquisition of such Comcast Systems: there have been submitted to the FCC all required filings, including cable television registration statements, annual reports and aeronautical frequency usage notices and all regulatory fees that are required under the rules and regulations of the FCC; the operation of the Comcast Systems has been and is in compliance with the rules and regulations of the FCC, and no Comcast Entity has received any notice from the FCC of any violation of its rules and regulations; each Comcast Entity is and since 1991 has been certified as in compliance with the FCC's equal employment opportunity rules and has received no written notices with respect to non-compliance with such rules; the Comcast Systems are in compliance with all signal leakage criteria prescribed by the FCC and all required FCC Forms 320 for the Comcast Systems have been filed for the last two reporting periods, and all such Forms 320 show "passing" or "satisfactory" signal leakage scores. Each Comcast System holds all licenses, registrations or permits from the FCC for business radio, satellite, earth station receiving facilities and CARS or private fixed service microwave facilities that are necessary or appropriate to carry on the business of such Comcast System as conducted on the date hereof. Each Comcast System has provided all required subscriber privacy notices to new subscribers at the time of installation, and to all subscribers on an annual basis, and the Comcast Systems have taken commercially reasonable steps to prevent unauthorized access to personally identifiable information. The Comcast Systems have provided all customer notices required by the Communications Act, including notices of customer service, availability of Basic Services and equipment compatibility. No Comcast System has received any request for commercial leased access with respect to such Comcast System within the past 120 days, except for those requests set forth on Schedule 5.8. There are no complaints or other proceedings instituted before the FCC concerning commercial leased access, program access or any other aspect of the Comcast Systems' operations, except as set forth on
Schedule 5.8. Each Comcast

Entity has used commercially reasonable efforts to comply in all material respects with any customer service standards applicable to it with respect to the Comcast Systems. No Comcast Entity has received written notice with respect to the Comcast Systems from any Governmental Authority to establish customer service standards with respect to the Comcast Systems that exceed the FCC standards promulgated pursuant to the Cable Act, except as set forth on Schedule
5.8. For each relevant semi-annual reporting period since such Comcast Party's acquisition of such Comcast System, such Comcast Party has timely filed with the United States Copyright Office all required Statements of Account in true and correct form, has paid when due all required copyright royalty fee payments in correct amount relating to such Comcast System's carriage of television broadcast signals, and is otherwise in compliance with the requirements of the compulsory license described in Section 111 of the Copyright Act and all applicable rules and regulations of the Copyright Office. Except as set forth on
Schedule 5.8 and except for such matters as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Comcast Entities have no Knowledge, with respect to any Comcast System acquired by any Comcast Party since January 1, 1994, of any previous owner's failure to comply with the copyright licensing requirements with respect to any Comcast System or any written claim or inquiry from any Person that questions such Comcast System's failure to comply. Comcast Corporation has delivered to AT&T Corp. copies of all reports, filings and correspondence made or filed with the FCC or pursuant to the FCC rules and regulations for the past year with respect to the Comcast Systems, and all reports, filings and correspondence made or filed with the United States Copyright Office or pursuant to United States Copyright Office rules and regulations for the past three years with respect to the Comcast Systems.

               5.8.3. Except as set forth on Schedule 5.8 and as otherwise provided in this Section 5.8.3 and except for rate regulation (which is addressed under Section 5.8.4), each of the owners of the Comcast Systems has complied with the provisions of the Cable Act and the 1992 Cable Act as such Legal Requirements relate to the operation of the Comcast Systems, except for such matters as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except for such matters as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, with respect to the Comcast Systems, each of the owners of the Comcast Systems has complied in all respects with the must-carry and retransmission consent provisions of the 1992 Cable Act including (i) duly and timely notifying "local commercial television stations" of inadequate signal strength or increased copyright liability, if applicable, (ii) to the extent required, duly and timely notifying non-commercial educational stations of the location of its Comcast Systems' principal headends, (iii) duly and timely notifying subscribers of changes in the channel alignment on its Comcast Systems, (iv) duly and timely notifying "local commercial and non-commercial television stations" of the broadcast signals carried on Comcast Systems and their channel positions, (v) maintaining the requisite public file identifying broadcast signal carriage, (vi) carrying the broadcast signals after December 31, 1996, on its Comcast Systems for all "local commercial television stations" which are entitled to must-carry status and, if required, up to two "qualified low power stations", (vii) complying with applicable channel placement obligations and (viii) obtaining retransmission consents for all broadcast signals carried on its Comcast Systems after December 31, 1996, except for the non-exempt signals carried pursuant to a must-carry election and for signals carried with implied consent while conducting negotiations for the renewal of expired retransmission consent agreements. No must-carry complaint is pending against any Comcast System at the FCC, nor, to Comcast's Knowledge, is any threatened except as set forth on

Schedule 5.8. Comcast Corporation has delivered to AT&T Corp. copies of any pending petitions any Comcast Entity has on file with the FCC, including requests for market modifications or petitions for special relief or any market modification requests or special relief petitions affecting any Comcast System that have been served on any Comcast Entity. The FCC has not issued any decision with respect to a must-carry complaint finding any Comcast System in violation of the must-carry rules, except as set forth on Schedule 5.8. Each Comcast System has complied with all written requests which it has received for network nonduplication, syndicated exclusivity and sports blackout protection which are applicable to such Comcast System.

               5.8.4. The owners of the Comcast Systems have used commercially reasonable efforts to establish rates charged and a la carte packages provided to subscribers of the Comcast Systems that are currently allowable under the rules and regulations promulgated by the FCC under the 1992 Cable Act, and any authoritative interpretation thereof, to the extent such rates (on any tier) are presently subject to regulation or, as of the date such rates were implemented, were subject to regulation, by any Governmental Authority. Notwithstanding the foregoing, no Comcast Entity makes any representation or warranty that either the rates charged to subscribers or the a la carte packages provided are allowable under any rules and regulations of the FCC, or any authoritative interpretation thereof, promulgated after the date of the Closing. Comcast Corporation has delivered to AT&T Corp. complete and correct copies of all FCC Forms 328, 329, 393, 1200, 1205, 1210, 1215, 1220 and 1240 and any other FCC rate forms filed with the local franchising authority and/or the FCC with respect to the Comcast Systems (and will deliver, as soon as available, all such FCC forms that are prepared with respect to the Comcast Systems), copies of all correspondence with any Governmental Authority relating to rate regulation generally or specific rates charged to subscribers to the Comcast Systems (FCC Form 329) or certifications to regulate rates (FCC Form 328), including copies of any complaints filed with the FCC with respect to any rates charged to subscribers of the Comcast Systems which are pending at the FCC, and any documentation supporting an exemption from the rate regulation provisions of the 1992 Cable Act claimed with respect to the Comcast Systems. Except as set forth on Schedule 5.8, no Comcast Entity has made any election with respect to any cost-of-service proceeding conducted in accordance with Part 76.922 of Title 47 of the Code of Federal Regulations or any similar proceeding (a "Cost of Service Election") with respect to any Comcast Systems.

               5.8.5. Except as set forth on Schedule 5.8, all necessary FAA approvals have been obtained and all necessary FCC tower registrations have been filed with respect to the height and location of towers used in connection with the operation of the Comcast Systems, and such towers are being operated in compliance in all material respects with applicable FCC and FAA rules. The ownership, height (with and without appurtenances), location (address, latitude, longitude and ground elevation), structure type and FCC call signs of each tower used in connection with the operation of the Comcast Systems are correctly described on Schedule 5.8. To the extent applicable, Comcast Corporation has delivered to AT&T Corp. true and correct copies of the FAA final determinations and FCC registrations for all such towers.

         5.9. Intellectual Property. Except as set forth on Schedule 5.9, to Comcast's Knowledge, the Comcast Systems and Comcast's Cable Business have been operated in such a manner so as not to violate or infringe upon the rights, or give rise to any rightful claim of any

Person for copyright, trademark, service mark, patent or license or other intellectual property right infringement.

         5.10. Financial Statements. With respect to each Comcast System, Comcast Corporation has delivered to AT&T Corp. correct and complete copies of
(a) an unaudited system balance sheet and related unaudited system statement of operations for and as of the year ended December 31, 1999 and (b) an unaudited system balance sheet as of June 30, 2000, and a related unaudited system statement of operations for the six-month period then ended (collectively, the "Comcast Financial Statements"). The Comcast Financial Statements are management reports that fairly present, in all material respects, such Comcast System's financial position and results of operations as of the dates and for the periods indicated, subject to normal adjustments, allocations and accruals (none of which will be material to the financial position or operating results of the systems) and exclusive of the final allocation of Comcast's purchase price to acquire Systems from Prime Communications, LLC, Rogers Communications, Inc., and the E.W. Scripps Company. Such purchase price allocations would primarily effect franchise costs, property and equipment, depreciation and amortization.

         5.11. Absence  of Certain  Changes  or  Events.  Except as set forth on
Schedule 5.11, since May 4, 1999, there has been no (i) Material Adverse Effect, nor has any event or events (other than any affecting the cable television industry generally) occurred that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect, and (ii) material change in accounting principles or practices with respect to the Comcast Cable Business or revaluation of the Comcast Assets for financial reporting, property tax or other purposes. From May 4, 1999 to the date of this Agreement, Comcast's Cable Business has been conducted only in the usual, regular and ordinary course and no Comcast Party has taken any actions that would cause the transactions contemplated hereby to fail to qualify as a like-kind exchange under Section 1031 of the Code, except as disclosed on Schedule 5.11, except where the failure to conduct business in such manner would not have a Material Adverse Effect or a material adverse effect on the ability of the Comcast Entities to perform their obligations under this Agreement and except where such conduct out of the ordinary course was effected to carry out and comply with this Agreement.

         5.12. Litigation. Except as set forth on Schedule 5.12: (a) there is no Litigation pending against any Comcast Entity or any of its Affiliates, nor has any Comcast Entity received any notice of, and to Comcast's Knowledge there is no, threatened Litigation and (b) there is not in existence any Judgment requiring any Comcast Entity or any of its Affiliates to take any action of any kind with respect to the Comcast Assets or the operation of any Comcast Systems, or to which any Comcast Entity (with respect to the Comcast Systems), any of the Comcast Systems or Comcast Assets are subject or by which they are bound or affected, in the case of either clause (a) or (b), that would reasonably be expected to (i) have a Material Adverse Effect or a material adverse effect on the ability of the Comcast Entities to perform their obligations under this Agreement, or (ii) result in the modification, revocation, termination, suspension or other limitation of any Comcast Systems Franchises, Comcast Systems Licenses or Material Comcast Systems Contracts.

         5.13. Tax Returns; Other Reports. The Comcast Entities have duly and timely filed in correct form all federal, state, local and foreign Tax returns and other Tax reports required to be filed, and have timely paid all Taxes that have become due and payable, whether or not so shown on any such return or report, the failure of which to be filed or paid could affect or result in the imposition of a Lien upon the Comcast Assets or create any transferee liability or other liability upon any AT&T Entity, except such amounts as are being contested diligently and in good faith and for failures to file or pay which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 5.13, no Comcast Entity has received any notice of deficiency, assessment or audit, or proposed deficiency, assessment or audit from any taxing Governmental Authority which could affect, or result in the imposition of a Lien upon, any Comcast Assets or transferee liability or other liability upon any AT&T Entity. Except as described on Schedule 5.13, there are no pending or ongoing Tax audits relating to the Comcast Systems, and no Comcast Entity has received any Tax audit notice with respect thereto.

         5.14. Employment Matters.

               5.14.1. Except to the extent that any noncompliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Comcast Entities have complied in all material respects with all applicable Legal Requirements relating to the employment of labor, including the Worker Adjustment and Retraining Notification Act (29 U.S.C. Section 2101), et seq. ("WARN"), continuation coverage requirements with respect to group health plans and those relating to wages, hours, collective bargaining, unemployment insurance, workers' compensation, equal employment opportunity, age, sex, race and disability discrimination, immigration control and the payment and withholding of Taxes.

               5.14.2.  For purposes of this  Agreement,  "Comcast  Plans" means each employee benefit plan (as defined in Section 3(3) of ERISA) or benefit arrangement, including each pension or welfare benefit plan, employment agreement, incentive compensation arrangement or multiemployer plan (as defined in Section 3(37) of ERISA) with respect to which the Comcast Entities or any of their ERISA Affiliates has any liability or in which any employees or agents, or any former employees or agents, of the Comcast Entities or any of their ERISA Affiliates participate. The Comcast Plans in which any Comcast System Employee (as defined in Section 5.14.3) participates are set forth on Schedule 5.14. Except to the extent that any violation would not reasonably be expected to have a Material Adverse Effect, none of the Comcast Entities, any of their ERISA Affiliates, any Comcast Plan other than a multiemployer plan (as defined in Section 3(37) of ERISA), or to the Knowledge of Comcast or any of its ERISA Affiliates, any Comcast Plan that is a multiemployer plan (as defined in Section 3(37) of ERISA) is in violation of any provision of ERISA or the Code. No material (i) "reportable event" described in Sections 4043(c)(1), (2), (3), (5),
(6), (7), (10) and (13) of ERISA, (ii) non-exempt "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code), (iii) "accumulated funding deficiency" (as defined in Section 302 of ERISA) or (iv) "withdrawal liability" (as determined under Section 4201 et seq. of ERISA) has occurred or exists and is continuing with respect to any Comcast Plan other than a multiemployer plan (as defined in Section 3(37) of ERISA), or to the Knowledge of Comcast or any of its ERISA Affiliates, any Comcast Plan that is a multiemployer plan (as defined in Section 3(37) of ERISA). After the Closing, none of the AT&T Entities or any of their ERISA Affiliates will be required, under ERISA, the Code or any collective bargaining agreement to establish, maintain or continue any Comcast Plan currently maintained by the Comcast Entities or any of their ERISA Affiliates.

Since May 4, 1999, there has been no change in the benefits or level of compensation provided to Comcast System Employees that would materially increase the cost of operating the Comcast Systems.

               5.14.3. Except as set forth on Schedule 5.14, there are no collective bargaining agreements applicable to any Person employed by any Comcast Entity who primarily renders services in connection with the Comcast
Systems (a "Comcast System Employee") and no Comcast Entity has a duty to bargain with any labor organization with respect to any such person. Except as set forth on Schedule 5.14, there are not pending any unfair labor practice charges against any Comcast Entity, any demand for recognition or any other request or demand from a labor organization for representative status with respect to any Comcast System Employee. Except as described on Schedule 5.14, no Comcast Entity has any employment agreements, either written or oral, with any Comcast System Employee. Each of the employment agreements listed on Schedule
5.14 is terminable at will without payment or penalty, and none of such agreements requires any Comcast Entity, or will require any AT&T Entity or any of its Affiliates, to employ any Person after the Closing.

         5.15. Comcast Systems Information. Schedule 5.15 sets forth a true and accurate description in all material respects of the following information as of the date of this Agreement unless otherwise specified:

               (a) as of the date set forth in the Schedule, the approximate number of miles of co-axial plant and fiber plant, and aerial and underground and the technical capacity of such plant expressed in MHZ, included in the Comcast Assets;

               (b) (i) as of April 30, 1999, the number of Equivalent Basic Subscribers served by each Comcast System (other than the Comcast System located in Florida) and (ii) for any Comcast System located in Florida, the average number of Equivalent Basic Subscribers in such System for the 12-month period ending on April 30, 1999, calculated by (x) adding together the number of Equivalent Basic Subscribers in such System at the end of each of the 13 months ending April 30, 1999 and (y) dividing that aggregate number by 13;

               (c) a description of the Basic Services, the Expanded Basic Services, Pay TV and a la carte services available from each Comcast System, and the rates charged by the applicable Comcast Party therefor, including all rates, tariffs and other charges for cable television or other services provided by each Comcast System;

               (d) the stations and signals carried by each such Comcast System and the channel position of each such signal and station, and whether each station carried is carried pursuant to a retransmission or must-carry consent; and

               (e) the cities, towns, villages, boroughs and counties served by each Comcast System.

         To Comcast's Knowledge, (i) the information about the Comcast Chicago System provided by the Comcast Entities to the appraisers for purposes of determining the value set forth in the second paragraph of Section 3.1.1 was true and correct in all material respects and

(ii) nothing was omitted from such information that would have been material to such appraisers' analysis.

         5.16. Taxpayer Identification Number. The U.S. Taxpayer Identification Numbers for the Comcast Parties are set forth on Schedule 5.16.

         5.17. Finders and Brokers. No Comcast Entity and no Affiliate of any Comcast Entity has entered into any Contract with any Person that will result in the obligation of AT&T Corp. or any of its Affiliates to pay any finder's fees, investment banker, brokerage or agent's commissions or other like payments (collectively, "Agent's Fees") in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

         5.18. Related-Party Transactions. Set forth on Schedule 5.18 are the Contracts, agreements, arrangements or understandings as of the date hereof between any Comcast Entity and any of such Comcast Entity's Affiliates included in or related to the Comcast Assets or the Comcast Systems. Schedule 5.18 shall include as of the date hereof all matters in which a Comcast Party is a party to any business arrangement or business relationship with any of its Affiliates. Except as otherwise provided in Sections 7.5.4(b) or 7.5.5 and except for the Comcast Excluded Assets, no Affiliate of any Comcast Entity owns any property or right, tangible or intangible, that is used principally in the business or operations of the Comcast Systems.

         5.19. Bonds. Schedule 5.19 contains a list of all franchise, construction, fidelity, performance or other bonds, security accounts, escrow accounts, guarantees and copies of all letters of credit posted by Comcast Corporation or its Affiliates in connection with the Comcast Systems or Comcast Assets.

         5.20. Undisclosed Material Liabilities. There are no liabilities of or relating to the Comcast Systems or the Comcast Assets of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which would reasonably be expected to result in such a liability, other than:

               (a) liabilities disclosed on Schedule 5.20;

               (b) liabilities disclosed in the Comcast Financial Statements or the notes thereto;

               (c) liabilities arising in the ordinary course of business since May 4, 1999; and

               (d) other liabilities which, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on Comcast's Cable Business.

         5.21. Comcast Designated LLCs. The Comcast Designated LLC Interests constitute 100% of the equity interests in the Comcast Designated LLCs. The Comcast Designated LLC Interests have been duly authorized, validly issued and fully paid. Except as set forth in this Section, there are outstanding (a) no securities of the Comcast Designated LLCs convertible into or exchangeable for equity interests of the Comcast Designated LLCs, and (b) no options or other rights to acquire and no obligation of the Comcast Designated LLCs to issue any equity interests.

         A Comcast Entity is the holder of record and the beneficial owner of the Comcast Designated LLC Interests, free and clear of any Lien and any other limitation or restriction (including any restriction on the right to sell, vote or otherwise dispose of the Comcast Designated LLC Interests) and at the Closing such Comcast Entity will transfer and deliver to the applicable AT&T Entity or Entities valid title to the Comcast Designated LLC Interests free and clear of any Lien and any such limitation or restriction.

         Each Comcast Designated LLC has no assets, no employees and no liabilities of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable, or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, in each case, other than the Comcast Designated Assets, Hired Employees and the Comcast Designated Liabilities transferred to such Comcast Designated LLC immediately prior to the Closing. Each Comcast Designated LLC has engaged in no activities or business other than (i) customary activities in connection with its organization and (ii) the transactions contemplated hereby.

6.       AT&T CORP.'S REPRESENTATIONS AND WARRANTIES.

         AT&T Corp. represents and warrants to the Comcast Entities as set forth in this Article 6 as of the date hereof.

         6.1. Organization and Qualification. Each of the AT&T Entities is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, a general partnership that has been duly formed and is validly existing under the laws of its jurisdiction of formation, or a limited liability company that has been duly formed and is validly existing under the laws of its jurisdiction of formation. Each AT&T Party has all requisite power and authority to own, lease and use the AT&T Assets owned, leased or used by it and to conduct its Cable Business as it is currently being conducted by it. Each of the AT&T Parties is duly qualified to do business and is in good standing under the laws of each jurisdiction in which the ownership, leasing or use of the AT&T Assets owned, leased or used by it or the nature of its activities in connection with its AT&T Systems makes such qualification necessary, except for such matters as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

         6.2. Authority and Validity. Each AT&T Entity has all requisite corporate, partnership or limited liability company power and authority to execute and deliver, to perform its obligations under, and to consummate the transactions contemplated by, this Agreement and the Transaction Documents to which it is a party. The execution and delivery by each AT&T Entity of, its performance under and its consummation of the transactions contemplated by, this Agreement and the Transaction Documents to which such AT&T Entity is a party have been duly and validly authorized by all action by or on behalf of such AT&T Entity. This Agreement has been, and when executed and delivered by each AT&T Entity the Transaction Documents to which such AT&T Entity is a party will be, duly and validly executed and delivered by such

AT&T Entity and the valid and binding obligations of such AT&T Entity, enforceable against such AT&T Entity in accordance with their terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to the enforcement of creditors' rights generally or by principles governing the availability of equitable remedies.

         6.3. No Conflict; Required Consents. Except as set forth on Schedule 6.3, and assuming the expiration or earlier termination of the waiting period under the HSR Act has occurred, the execution and delivery by each AT&T Entity of, its performance under and its consummation of the transactions contemplated by, this Agreement and the Transaction Documents to which such AT&T Entity is a party do not and will not: (a) conflict with or violate any provision of the organizational documents of such AT&T Entity; (b) violate any provision of any Legal Requirement; (c) require any consent, approval or authorization of, or filing of any certificate, notice, application, report or other document with, any Governmental Authority or other Person; or (d) (i) without regard to requirements of notice, lapse of time or elections of other Persons or any combination thereof, conflict with, violate, result in a breach of or constitute a default under, (ii) permit or result in the termination, suspension or modification of, (iii) result in the acceleration of (or give any Person the right to accelerate) the performance of any AT&T Entity under, or (iv) otherwise adversely affect the rights or obligations of any AT&T Entity under, any AT&T Systems Contract, AT&T Systems Franchise or AT&T Systems License; or (e) result in the creation or imposition of any Lien upon any AT&T Asset, subject to such exceptions for purposes of clauses (b), (c), (d) and (e) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or a material adverse effect on the ability of the AT&T Entities to perform their obligations under this Agreement or the Transaction Documents.

         6.4.  Assets.

               6.4.1. Except as described in Schedule 6.4.1, AT&T Corp. owns, directly or indirectly, all of the equity interests in the AT&T Parties. The AT&T Parties have good, marketable title to (or, in the case of Assets that are leased, valid leasehold interests in) all of the material AT&T Assets, free and clear of all Liens, except Permitted Liens. Except as described on Schedule
6.4.1 and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the AT&T Tangible Personal Property (which for this purpose shall include all towers on AT&T Owned Property) is in good operating condition and repair (ordinary wear and tear and routine failures excepted), and is usable and adequate for the operation of AT&T's Cable Business.

               6.4.2. Subject to Sections 7.5.4(b) and 7.5.5 and except for items included in the AT&T Excluded Assets, (i) the AT&T Assets constitute in all material respects all the assets of the AT&T Entities and their Affiliates primarily held for, used in or necessary for AT&T's Cable Business and (ii) the right, title and interest therein to be transferred pursuant to this Agreement will be sufficient to permit the Comcast Parties in all material respects (a) to conduct AT&T's Cable Business as it is being conducted and in compliance with all Legal Requirements, (b) to operate the AT&T Systems as they are being operated and in compliance with all applicable Legal Requirements, and (c) to perform all the Comcast Assumed Obligations and Liabilities.

               6.4.3. Except as described on Schedule 6.4.3, and other than direct broadcast satellite and satellite master antenna television: (i) no cable television system or other MVPD other than an AT&T System is operating in any areas in which the AT&T Systems currently provide cable television service; (ii) no local franchising authority for a community in which any AT&T System is operating has awarded a cable television franchise or other similar operating authority to any Person other than an AT&T Party; and (iii) to AT&T's Knowledge, no MVPD has applied for a franchise or other similar operating authority to serve any such community.

               6.4.4. All of the material AT&T Tangible Personal Property is listed on Schedule 6.4.4(a). All of the AT&T Owned Property is listed on
Schedule 6.4.4(b). All of the AT&T Leased Property is listed on Schedule 6.4.4(c). All of the AT&T Other Real Property Interests are listed on Schedule 6.4.4(d). All of the AT&T System Franchises are listed on Schedule 6.4.4(e). All of the AT&T System Licenses are listed on Schedule 6.4.4(f). All of the material AT&T System Contracts are listed on Schedule 6.4.4(g).

         6.5. AT&T Systems Franchises, AT&T Systems Licenses, AT&T Systems Contracts and AT&T Other Real Property Interests.

               6.5.1. Except as described on Schedules 6.5.4(c), 6.4.4(d), 6.4.4(e), 6.4.4(f) and Schedule 6.4.4(g), or, in the case of Section 6.5.1(g), as separately provided by AT&T Corp. to Comcast Corporation and except for the AT&T Excluded Assets, no AT&T Entity is bound or affected by any of the following that relate primarily or in whole to AT&T's Cable Business:

               (a) leases of real property or material personal property, including all capital leases;

               (b) franchises and similar authorizations or permits for the construction or operation of cable television systems, or Systems Contracts of substantially equivalent effect;

               (c) licenses, authorizations, consents or permits of the FCC;

               (d) licenses, authorizations, consents or permits of any other Governmental Authority;

               (e) crossing agreements, easements or rights-of-way;

               (f) pole line or joint line agreements or underground conduit agreements;

               (g) bulk service, commercial service or multiple dwelling unit agreements (except access agreements for buildings that are not bulk billed);

               (h) any must-carry elections or retransmission consents relating to the AT&T Systems or AT&T Assets;

               (i) Contracts which would be binding upon any System post-Closing with any AT&T Entity, ServiceCo LLC and/or At Home Corporation or Liberty Media Corporation or any of their Affiliates;

               (j) system specific programming agreements or signal supply agreements;

               (k) agreements with the FCC or any other Governmental Authority relating to the operation or construction of the AT&T Systems that are not fully reflected in the AT&T Systems Franchises, or any agreements with community groups or similar Third Parties restricting or limiting the types of programming that may be shown on any of the AT&T Systems;

               (l) partnership, joint venture or other similar agreements or arrangements;

               (m) any agreement that limits the freedom of the AT&T Parties to compete in any line of business or with any Person or in any area or which would so limit the freedom of the Comcast Parties after the Closing;

               (n) any Systems Contract relating to the use of the AT&T Assets to provide, or the provision by the AT&T Systems of, telephone or high-speed data services;

               (o) any advertising interconnect agreements;

               (p) any agreement with any AT&T System Employee; or

               (q) any Systems Contract that is not the subject matter of any other clause of this Section 6.5.1 which (i) will remain effective for more than one year after Closing, (ii) contemplates payments by or to any AT&T Party exceeding $150,000 under any single contract or the termination or expiration of which would reasonably be expected to have a Material Adverse Effect or (iii) is otherwise material to the AT&T Systems.

All of the foregoing types of Systems Contracts are referred to as the "Material AT&T Systems Contracts".

               6.5.2. Schedules 6.4.4(e) and 6.4.4(f) list all of the AT&T Systems Franchises and all AT&T Systems Licenses, respectively. Complete and correct copies of the AT&T Systems Franchises, all AT&T Systems Licenses issued by the FCC and any other material AT&T Systems Licenses have been provided to Comcast Corporation. Except as set forth on Schedule 6.5.2, the AT&T Systems Franchises contain all of the commitments and obligations of the AT&T Entities to the applicable Governmental Authority granting such AT&T Systems Franchises with respect to the construction, ownership and operation of the AT&T Systems, including any commitment to any local franchising authority to make any material expenditure or capital addition or betterment to any of the AT&T Systems or AT&T Assets that will not be fulfilled or satisfied prior to the Closing Time. The AT&T Systems Franchises and AT&T Systems Licenses are currently in full force and effect, are not in default and are valid under all applicable Legal Requirements according to their terms. No event has occurred that, with notice or lapse of time or both, would constitute a breach, violation or default by any AT&T Entity, and to AT&T's Knowledge, no event has occurred that, with notice or lapse of time or both, would constitute a breach, violation or default by any other Person, of any material obligations under any of the AT&T Systems
Franchises or AT&T Systems Licenses, and would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except for routine filings with Governmental Authorities or as described on Schedule 6.5.2, there are no material applications relating to any AT&T Systems Franchise or AT&T Systems License pending before any Governmental Authority. Since January 1, 1999, no Systems Franchise of any AT&T Party or AT&T Systems License of any AT&T Party has been surrendered or has otherwise terminated without the issuance of a replacement AT&T Systems Franchise or AT&T Systems License, respectively. There is no legal action, governmental proceeding or investigation pending or, to AT&T's Knowledge, threatened to terminate, suspend or modify any AT&T Systems Franchise or AT&T Systems License. Except as set forth in Schedule 6.5.2, each AT&T System is operating pursuant to a valid franchise or similar authorization or permit issued by the appropriate Governmental Authority in every market in which such System is supplying cable television service. Prior to the date hereof, AT&T Corp. has provided a list to Comcast Corporation of the date on which each AT&T System Franchise will expire. Such list is correct and accurate in all material respects. No AT&T Entity has received, nor does it have notice that it will receive, from any Governmental Authority a preliminary assessment that an AT&T Systems Franchise should not be renewed as provided in Section 626(c)(1) of the Cable Act. Neither any AT&T Entity nor any Governmental Authority has commenced or requested the commencement of an administrative proceeding concerning the renewal of an AT&T Systems Franchise as provided in Section 626(c)(1) of the Cable Act. The AT&T Parties have timely filed notices of renewal in accordance with the Cable Act with all Governmental Authorities with respect to each of the AT&T Systems Franchises expiring within 36 months of the date of this Agreement. Such notices of renewal have been filed pursuant to the formal renewal procedures established by Section 626(a) of the Cable Act. Except as set forth on Schedule 6.5.2 and except for such matters as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the AT&T Systems are being operated in material compliance with the terms and conditions of all AT&T Systems Franchises and AT&T Systems Licenses and other applicable requirements of all Governmental Authorities (including the FCC and the United States Copyright Office) relating to such AT&T Systems Franchises and AT&T Systems Licenses, including all requirements for notification, filing, reporting, posting and maintenance of logs and records.

               6.5.3. AT&T Corp. has delivered to Comcast Corporation true and complete copies of all Material AT&T Systems Contracts, including any amendments thereto (or, in the case of oral Contracts that are Material AT&T Systems Contracts, true and complete written summaries thereof) and each document evidencing or insuring ownership of the AT&T Owned Property. Except as described on Schedule 6.5.3 and except for such matters as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) each AT&T Entity has fulfilled when due, or has taken all action necessary to enable it to fulfill when due, all of such AT&T Entity's obligations under each of its Material AT&T Systems Contracts, (ii) to AT&T's Knowledge, there has not occurred any default (without regard to requirements of notice, lapse of time, elections of other Persons or any combination thereof) by any Person of any material obligations under any Material AT&T Systems Contracts and (iii) to AT&T Corp.'s knowledge, the Material AT&T Systems Contracts are valid and binding agreements of the applicable third party to the Material AT&T Systems Contracts and assuming that the Material AT&T Systems Contracts are valid and binding agreements on the applicable third party, the Material AT&T Systems Contracts are valid and binding agreements of the applicable AT&T Party and are in full force and effect.

               6.5.4. Except as disclosed on Schedule 6.5.4, none of the AT&T Systems or material AT&T Assets are subject to any purchase option, right of first refusal or similar arrangement which would be triggered by the sale, transfer or other disposition of such Systems or Assets (an "AT&T System Option").

               6.5.5. Set forth on Schedule 6.5.5 is each lease for vehicles and each capital lease that in either case would be an AT&T Asset but for the effect of Section 7.4.

         6.6. Real Property. All the AT&T Owned Property, AT&T Leased Property and material AT&T Other Real Property Interests are described on Schedules 6.4.4(b), 6.4.4(c) and 6.4.4(d). Except for ordinary wear and tear and routine repairs or as set forth on Schedule 6.6 or for such matters as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all of the improvements, leasehold improvements and the premises of the AT&T Owned Property and the premises demised under the leases and other documents evidencing the AT&T Leased Property are in reasonable operating condition and repair and are suitable for the purposes used. Except for such matters as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each parcel of AT&T Owned Property and each parcel of AT&T Leased Property (a) has access to and over public streets or private streets or property for which an AT&T Party has a valid right of ingress and egress, (b) except as set forth on Schedules 6.4.4(b), 6.4.4(c) and 6.4.4(d), conforms in its current use, occupancy and operation to all zoning requirements without reliance upon a variance issued by a Governmental Authority or a classification of the parcel in question as a nonconforming use, (c) conforms in all respects in its current use, occupancy and operation to all restrictive covenants, if any, or other Liens affecting all or part of such parcel, and (d) is available for immediate use in the conduct of the business or operations of the AT&T Systems. There are no pending condemnation, expropriation, eminent domain or similar proceedings of which any AT&T Entity has received notice, or, to AT&T's Knowledge, affecting, in any material respect, all or any portion of the AT&T Owned Property, AT&T Leased Property or material AT&T Other Real Property Interests.

         6.7.  Environmental.

               6.7.1. Except as described on Schedule 6.7 and except for such matters as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each AT&T Entity has obtained or caused to be obtained all permits necessary for its operations to comply with Environmental Laws and is in compliance with the terms of such permits and all Environmental Laws insofar as they relate to the AT&T Assets. Except as described on Schedule
6.7 and except for such matters as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no AT&T Entity has received any notice of or has Knowledge of (i) any release or threatened release of any Hazardous Substances from or on or relating to activities or operations conducted on the AT&T Owned Property or the AT&T Leased Property or any property previously owned, leased or operated by such AT&T Party in connection with AT&T's Cable Business or the AT&T Assets, or (ii) any liability under, or any violation of, any Environmental Laws or permits in connection with AT&T's Cable Business or AT&T Assets. Except as described on Schedule 6.7 and except for such matters as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no AT&T Entity has received any notice of, and has no Knowledge of, any events, conditions, circumstances, activities, practices or incidents (including the presence, use, generation, manufacture, disposal, release or threatened release of any Hazardous Substances from or on the AT&T Owned Property or AT&T Leased Property or any property previously owned, leased or operated by such AT&T Party in connection with AT&T's Cable Business or the AT&T Assets) which could interfere with or prevent compliance with any Environmental Law, or which are reasonably likely to give rise or have given rise to any liability, whether accrued, contingent, absolute, determined, determinable or otherwise under any Environmental Law, in each case, in connection with the AT&T Owned Property or AT&T Leased Property or any property previously owned, leased or operated by such AT&T Party in connection with AT&T's Cable Business or the AT&T Assets.

               6.7.2. Except as described on Schedule 6.7 and except for such matters as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (a) no aboveground or underground storage tanks are currently or have been located on any AT&T Owned Property or AT&T Leased Property, (b) no AT&T Owned Property or AT&T Leased Property has been used at any time as a gasoline service station or any other facility for storing, pumping, dispensing or producing gasoline or any other petroleum products or wastes; and (c) no polychlorinated biphenyls, radioactive material, lead, asbestos-containing material, incinerator, sump, surface impoundment, lagoon, landfill, septic, wastewater treatment or other disposal system are or have been present at, on or under any AT&T Owned Property or AT&T Leased Property or any property now or previously owned, leased or operated by such AT&T Party in connection with AT&T's Cable Business or the AT&T Assets.

               6.7.3. Except as described on Schedule 6.7 and except for such matters as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no Hazardous Substance has been discharged, disposed of, dumped, injected, pumped, deposited, spilled, leaked, emitted, or released at, on or under any AT&T Owned Property or AT&T Leased Property or any other property now or previously owned, leased or operated by any AT&T Party in connection with AT&T's Cable Business or the AT&T Assets. Except as described on
Schedule 6.7, no AT&T Owned Property or AT&T Leased Property and no property now or previously owned, leased or operated by any AT&T Party in connection with AT&T's Cable Business or the AT&T Assets, nor any property to which Hazardous Substances located on or resulting from the use of any AT&T Owned Property or AT&T Leased Property or operations of any AT&T Party have been transported, nor any property to which any AT&T Party has, directly or indirectly, transported or arranged for the transportation of any Hazardous Substances is listed or, to AT&T's Knowledge, proposed for listing on the National Priorities List promulgated pursuant to CERCLA, or CERCLIS (as defined in CERCLA) or on any similar federal, state, local or foreign list of sites requiring investigation or cleanup.

               6.7.4. Complete and correct copies of (a) all studies, reports, surveys or other similar written materials in any AT&T Entity's possession or to which any AT&T Entity has access relating to environmental matters at, on, under or affecting the AT&T Owned Property or AT&T Leased Property or otherwise relating to the AT&T Cable Business or AT&T Assets, including the presence or alleged presence of Hazardous Substances, (b) all notices (other than general notices made by general publication) in any AT&T Entity's possession or to which any AT&T Entity has access that were received from any Governmental Authority having the power to administer or enforce any Environmental Laws relating to current or past ownership, use or operation of the AT&T Owned Property or AT&T Leased Property or activities at the AT&T Owned Property or AT&T Leased Property, and (c) all notices and related materials in any AT&T Entity's possession or to which any AT&T Entity has access relating to any Litigation related to any AT&T System concerning any Environmental Law or written allegation by any private Third Party concerning any Environmental Law and any AT&T System have been provided to Comcast Corporation (other than those materials constituting attorney-client privileged communications).

               6.7.5. Except as set forth on Schedule 6.7.5, as of the date hereof none of the AT&T Owned Property or AT&T Leased Property or AT&T Other Real Property Interests is located in New Jersey or Connecticut.

         6.8.  Compliance with Legal Requirements.

               6.8.1. Except as set forth on Schedule 6.8 and except for such matters as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the operation of the AT&T Systems and AT&T's Cable Business as currently conducted does not violate or infringe any applicable Legal Requirements (other than Legal Requirements described in Sections 6.7, 6.8.3 and 6.8.4, as to which the representations and warranties set forth in those subsections will apply) or the grounding requirements of the National Electrical Safety Code. Except as set forth on Schedule 6.8 and except for such matters as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no AT&T Entity has received any notice of, and to AT&T's Knowledge there is not, any violation by any of the AT&T Systems of any Legal Requirement applicable to the installation, ownership and operation of the AT&T Systems as currently conducted.

               6.8.2. Except as set forth on Schedule 6.8, and except to the extent that it would not reasonably be expected to have a Material Adverse Effect, without limiting the generality of the foregoing, since such AT&T Party's acquisition of such AT&T Systems: there have been submitted to the FCC all required filings, including cable television registration statements, annual reports and aeronautical frequency usage notices and all regulatory fees that are required under the rules and regulations of the FCC; the operation of the AT&T Systems has been and is in compliance with the rules and regulations of the FCC, and no AT&T Entity has received any notice from the FCC of any violation of its rules and regulations; each AT&T Entity is and since 1991 has been certified as in compliance with the FCC's equal employment opportunity rules and has received no written notices with respect to non-compliance with such rules; the AT&T Systems are in compliance with all signal leakage criteria prescribed by the FCC and all required FCC Forms 320 for the AT&T Systems have been filed for the last two reporting periods, and all such Forms 320 show "passing" or "satisfactory" signal leakage scores. Each AT&T System holds all licenses, registrations or permits from the FCC for business radio, satellite, earth station receiving facilities and CARS or private fixed service microwave facilities that are necessary or appropriate to carry on the business of such AT&T System as conducted on the date hereof. Each AT&T System has provided all required subscriber privacy notices to new subscribers at the time of installation, and to all subscribers on an annual basis, and the AT&T Systems have taken commercially reasonable steps to prevent unauthorized access to personally identifiable information. The AT&T Systems have provided all customer notices required by the Communications Act, including notices of customer service, availability of Basic Services and equipment compatibility. No AT&T System has received any request for commercial leased access with respect to such AT&T System within the past 120 days, except for those requests set forth on Schedule 6.8. There are no complaints or other proceedings instituted before the FCC concerning commercial leased access, program access or any other aspect of the AT&T Systems' operations, except as set forth on Schedule 6.8. Each AT&T Entity has used commercially reasonable efforts to comply in all material respects with any customer service standards applicable to it with respect to the AT&T Systems. No AT&T Entity has received written notice with respect to the AT&T Systems from any Governmental Authority to establish customer service standards with respect to the AT&T Systems that exceed the FCC standards promulgated pursuant to the Cable Act, except as set forth on Schedule 6.8. For each relevant semi-annual reporting period since such AT&T Party's acquisition of such AT&T System, such AT&T Party has timely filed with the United States Copyright Office all required Statements of Account in true and correct form, has paid when due all required copyright royalty fee payments in correct amount relating to such AT&T System's carriage of television broadcast signals, and is otherwise in compliance with the requirements of the compulsory license described in Section 111 of the Copyright Act and all applicable rules and regulations of the Copyright Office. Except as set forth on
Schedule 6.8 and except for such matters as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the AT&T Entities have no Knowledge, with respect to any AT&T System acquired by any AT&T Party since January 1, 1994, of any previous owner's failure to comply with the copyright licensing requirements with respect to any AT&T System or any written claim or inquiry from any Person that questions such AT&T System's failure to comply. AT&T Corp. has delivered to Comcast Corporation copies of all reports, filings and correspondence made or filed with the FCC or pursuant to the FCC rules and regulations for the past year with respect to the AT&T Systems, and all reports, filings and correspondence made or filed with the United States Copyright Office or pursuant to United States Copyright Office rules and regulations for the past three years with respect to the AT&T Systems.

               6.8.3. Except as set forth on Schedule 6.8 and as otherwise provided in this Section 6.8.3 and except for rate regulation (which is addressed under Section 6.8.4), each of the owners of the AT&T Systems has complied with the provisions of the Cable Act and the 1992 Cable Act as such Legal Requirements relate to the operation of the AT&T Systems, except for such matters as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except for such matters as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, with respect to the AT&T Systems, each of the owners of the AT&T Systems has complied in all respects with the must-carry and retransmission consent provisions of the 1992 Cable Act including (i) duly and timely notifying "local commercial television stations" of inadequate signal strength or increased copyright liability, if applicable, (ii) to the extent required, duly and timely notifying non-commercial educational stations of the location of its AT&T Systems' principal headends, (iii) duly and timely notifying subscribers of changes in the channel alignment on its AT&T Systems, (iv) duly and timely notifying "local commercial and non-commercial television stations" of the broadcast signals carried on AT&T Systems and their channel positions, (v) maintaining the requisite public file identifying broadcast signal carriage,
(vi) carrying the broadcast signals after December 31, 1996, on its AT&T Systems for all "local commercial television stations" which are entitled to must-carry status and, if required, up to two "qualified low power stations", (vii) complying with applicable channel placement obligations and (viii) obtaining retransmission consents for all broadcast signals carried on its AT&T Systems after December 31, 1996, except for the non-exempt signals carried pursuant to a must-carry election and for signals carried with implied consent while conducting negotiations for the renewal of expired retransmission consent agreements. No must-carry complaint is pending against any AT&T System at the FCC, nor, to AT&T's Knowledge, is any threatened except as set forth on Schedule
6.8. AT&T Corp. has delivered to Comcast Corporation copies of any pending petitions any AT&T Entity has on file with the FCC, including requests for market modifications or petitions for special relief or any market modification requests or special relief petitions affecting any AT&T System that have been served on any AT&T Entity. The FCC has not issued any decision with respect to a must-carry complaint finding any AT&T System in violation of the must-carry rules, except as set forth on Schedule 6.8. Each AT&T System has complied with all written requests which it has received for network nonduplication, syndicated exclusivity and sports blackout protection which are applicable to such AT&T System.

               6.8.4. The owners of the AT&T Systems have used commercially reasonable efforts to establish rates charged and a la carte packages provided to subscribers of the AT&T Systems that are currently allowable under the rules and regulations promulgated by the FCC under the 1992 Cable Act, and any authoritative interpretation thereof, to the extent such rates (on any tier) are presently subject to regulation or, as of the date such rates were implemented, were subject to regulation, by any Governmental Authority. Notwithstanding the foregoing, no AT&T Entity makes any representation or warranty that either the rates charged to subscribers or the a la carte packages provided are allowable under any rules and regulations of the FCC, or any authoritative interpretation thereof, promulgated after the date of the Closing. AT&T Corp. has delivered to Comcast Corporation complete and correct copies of all FCC Forms 328, 329, 393, 1200, 1205, 1210, 1215, 1220 and 1240 and any other FCC rate forms filed with the local franchising authority and/or the FCC with respect to the AT&T Systems (and will deliver, as soon as available, all such FCC forms that are prepared with respect to the AT&T Systems), copies of all correspondence with any Governmental Authority relating to rate regulation generally or specific rates charged to subscribers to the AT&T Systems (FCC Form 329) or certifications to regulate rates (FCC Form 328), including copies of any complaints filed with the FCC with respect to any rates charged to subscribers of the AT&T Systems which are pending at the FCC, and any documentation supporting an exemption from the rate regulation provisions of the 1992 Cable Act claimed with respect to the AT&T Systems. Except as set forth on Schedule 6.8, no AT&T Entity has made a Cost of Service Election with respect to any AT&T Systems.

               6.8.5. Except as set forth on Schedule 6.8, all necessary FAA approvals have been obtained and all necessary FCC tower registrations have been filed with respect to the height and location of towers used in connection with the operation of the AT&T Systems, and such towers are being operated in compliance in all material respects with applicable FCC and FAA rules. The ownership, height (with and without appurtenances), location (address, latitude, longitude and ground elevation), structure type and FCC call signs of each tower used in connection with the operation of the AT&T Systems are correctly described on Schedule 6.8. To the extent applicable, AT&T Corp. has delivered to Comcast Corporation true and correct copies of the FAA final determinations and FCC registrations for all such towers.

         6.9. Intellectual Property. Except as set forth on Schedule 6.9, to AT&T's Knowledge, the AT&T Systems and AT&T's Cable Business have been operated in such a manner so as not to violate or infringe upon the rights, or give rise to any rightful claim of any Person for copyright, trademark, service mark, patent or license or other intellectual property right infringement.

         6.10. Financial Statements. With respect to each AT&T System, AT&T Corp. has delivered to Comcast Corporation correct and complete copies of (a) an unaudited system balance sheet and related unaudited system statement of operations for and as of the year ended December 31, 1999 and (b) an unaudited system balance sheet as of June 30, 2000, and a related unaudited system statement of operations for the six-month period then ended (collectively, the "AT&T Financial Statements"). The AT&T Financial Statements are management reports that fairly present, in all material respects, such AT&T System's financial position and results of operations as of the dates and for the periods indicated, subject to normal adjustments, allocations and accruals (none of which will be material to the financial position or operating results of the systems) and exclusive of the final allocation of AT&T's purchase price to acquire TCI and MediaOne. Such purchase price allocations would primarily effect franchise costs, property and equipment, depreciation and amortization. Audited financial statements as of and for the year ended December 31, 1998 have been provided for the District Cablevision Limited Partnership (the Washington DC system).

         6.11. Absence  of  Certain  Changes  or Events.  Except as set forth on
Schedule 6.11, since May 4, 1999, there has been no (i) Material Adverse Effect, nor has any event or events (other than any affecting the cable television industry generally) occurred that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect, and (ii) material change in accounting principles or practices with respect to the AT&T Cable Business or revaluation of the AT&T Assets for financial reporting, property tax or other purposes. From May 4, 1999 to the date of this Agreement, AT&T's Cable Business has been conducted only in the usual, regular and ordinary course and no AT&T Party has taken any actions that would cause the transactions contemplated hereby to fail to qualify as a like-kind exchange under Section 1031 of the Code, except as disclosed on Schedule 6.11, except where the failure to conduct business in such manner would not have a Material Adverse Effect or a material adverse effect on the ability of the AT&T Entities to perform their obligations under this Agreement and except where such conduct out of the ordinary course was effected to carry out and comply with this Agreement.

         6.12. Litigation. Except as set forth on Schedule 6.12: (a) there is no Litigation pending against any AT&T Entity or any of its Affiliates, nor has any AT&T Entity received any notice of, and to AT&T's Knowledge there is no, threatened Litigation and (b) there is not in existence any Judgment requiring any AT&T Entity or any of its Affiliates to take any action of any kind with respect to the AT&T Assets or the operation of any AT&T Systems, or to which any AT&T Entity (with respect to the AT&T Systems), any of the AT&T Systems or AT&T Assets are subject or by which they are bound or affected, in the case of either clause (a) or (b), that would reasonably be expected to (i) have a Material Adverse Effect or a material adverse effect on the ability of the AT&T Entities to perform their obligations under this Agreement, or (ii) result in the modification, revocation, termination, suspension or other limitation of any AT&T Systems Franchises, AT&T Systems Licenses or Material AT&T Systems Contracts.

         6.13. Tax Returns; Other Reports. The AT&T Entities have duly and timely filed in correct form all federal, state, local and foreign Tax returns and other Tax reports required to be filed, and have timely paid all Taxes that have become due and payable, whether or not so shown on any such return or report, the failure of which to be filed or paid could affect or result in the imposition of a Lien upon the AT&T Assets or create any transferee liability or other liability upon any Comcast Entity, except such amounts as are being contested diligently and in good faith and for failures to file or pay which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 6.13, no AT&T Entity has received any notice of deficiency, assessment or audit, or proposed deficiency, assessment or audit from any taxing Governmental Authority which could affect, or result in the imposition of a Lien upon, any AT&T Assets or transferee liability or other liability upon any Comcast Entity. Except as described on Schedule 6.13, there are no pending or ongoing Tax audits relating to the AT&T Systems, and no AT&T Entity has received any Tax audit notice with respect thereto.

         6.14. Employment Matters.

               6.14.1. Except to the extent that any noncompliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the AT&T Entities have complied in all material respects with all applicable Legal Requirements relating to the employment of labor, including WARN, continuation coverage requirements with respect to group health plans and those relating to wages, hours, collective bargaining, unemployment insurance, workers' compensation, equal employment opportunity, age, sex, race and disability discrimination, immigration control and the payment and withholding of Taxes.

               6.14.2.  For purposes of this Agreement,  "AT&T Plans" means each employee benefit plan (as defined in Section 3(3) of ERISA) or benefit arrangement, including each pension or welfare benefit plan, employment agreement, incentive compensation arrangement or multiemployer plan (as defined in Section 3(37) of ERISA) with respect to which the AT&T Entities or any of their ERISA Affiliates has any liability or in which any employees or agents, or any former employees or agents, of the AT&T Entities or any of their ERISA Affiliates participate. The AT&T Plans in which any AT&T System Employee (as defined in Section 6.14.3) participates are set forth on Schedule 6.14. Except to the extent that any violation would not reasonably be expected to have a Material Adverse Effect, none of the AT&T Entities, any of their ERISA Affiliates, any AT&T Plan other than a multiemployer plan (as defined in Section 3(37) of ERISA), or to the Knowledge of AT&T or any of its ERISA Affiliates, any AT&T Plan that is a multiemployer plan (as defined in Section 3(37) of ERISA) is in violation of any provision of ERISA or the Code. No material (i) "reportable event" described in Sections 4043(c)(1), (2), (3), (5), (6), (7), (10) and (13)
of ERISA, (ii) non-exempt "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code), (iii) "accumulated funding deficiency" (as defined in Section 302 of ERISA) or (iv) "withdrawal liability" (as determined under Section 4201 et seq. of ERISA) has occurred or exists and is continuing with respect to any AT&T Plan other than a multiemployer plan (as defined in Section 3(37) of ERISA), or to the Knowledge of AT&T or any of its ERISA Affiliates, any AT&T Plan that is a multiemployer plan (as defined in Section 3(37) of ERISA). After the Closing, none of the Comcast Entities or any of their ERISA Affiliates will be required, under ERISA, the Code or any collective bargaining agreement to establish, maintain or continue any

AT&T Plan currently maintained by the AT&T Entities or any of their ERISA Affiliates. Since May 4, 1999, there has been no change in the benefits or level of compensation provided to AT&T System Employees that would materially increase the cost of operating the AT&T Systems.

               6.14.3. Except as set forth on Schedule 6.14, there are no collective bargaining agreements applicable to any Person employed by any AT&T Entity who primarily renders services in connection with the AT&T Systems (an "AT&T System Employee") and no AT&T Entity has a duty to bargain with any labor organization with respect to any such person. Except as set forth on Schedule 6.14, there are not pending any unfair labor practice charges against any AT&T Entity, any demand for recognition or any other request or demand from a labor organization for representative status with respect to any AT&T System Employee. Except as described on Schedule 6.14, no AT&T Entity has any employment agreements, either written or oral, with any AT&T System Employee. Each of the employment agreements listed on Schedule 6.14 is terminable at will without payment or penalty and none of such agreements requires any AT&T Entity, or will require any Comcast Entity or any of its Affiliates, to employ any Person after the Closing.

         6.15. AT&T Systems  Information.   Schedule  6.15 sets forth a true and
accurate description in all material respects of the following information as of the date of this Agreement unless otherwise specified:

               (a) as of the date set forth in the Schedule, the approximate number of miles of co-axial plant and fiber plant, and aerial and underground and the technical capacity of such plant expressed in MHZ, included in the AT&T Assets;

               (b) (i) as of April 30, 1999, the number of Equivalent Basic Subscribers served by each AT&T System (other than the AT&T Systems in the Philadelphia DMA and Florida), including the non-Overbuilt Systems in Detroit, Michigan, the Overbuilt franchise areas within MediaOne Group Detroit, Michigan System and the Overbuilt franchise areas within the TCI Detroit, Michigan
System, (ii) for the AT&T System located in Florida, the average number of Equivalent Basic Subscribers in such System for the 12-month period ending on April 30, 1999, calculated by (x) adding together the number of Equivalent Basic Subscribers in such System at the end of each of the 13 months ending April 30, 1999 and (y) dividing that aggregate number by 13 and (iii) the aggregate of (A) for the franchise areas located in the Philadelphia DMA (other than the franchise areas located in Long Beach Island, New Jersey), the aggregate number of Equivalent Basic Subscribers in such franchise areas as of April 30, 1999 plus (B) for the franchise areas located in Long Beach Island, New Jersey, the average number of Equivalent Basic Subscribers in such areas for the 12-month period ending on April 30, 1999 calculated by (x) adding together the number of Equivalent Basic Subscribers in such areas at the end of each of the 13 months ending April 30, 1999 and (y) dividing that aggregate number by 13;

               (c) a description of the Basic Services, the Expanded Basic Services, Pay TV and a la carte services available from each AT&T System, and the rates charged by the applicable AT&T Party therefor, including all rates, tariffs and other charges for cable television or other services provided by each AT&T System;

               (d) the stations and signals carried by each such AT&T System and the channel position of each such signal and station, and whether each station carried is carried pursuant to a retransmission or must-carry consent; and

               (e) the cities, towns, villages, boroughs and counties served by each AT&T System.

         To AT&T's Knowledge, (i) the information about the AT&T Washington, D.C. System and the AT&T Detroit, Michigan System provided by the AT&T Entities to the appraisers for purposes of determining the value set forth in the second paragraph of Section 3.1.1 was true and correct in all material respects and
(ii) nothing was omitted from such information that would have been material to such appraisers' analysis.

         6.16. Taxpayer Identification Number. The U.S. Taxpayer Identification Numbers for the AT&T Parties are set forth on Schedule 6.16.

         6.17. Finders and Brokers. No AT&T Entity and no Affiliate of any AT&T Entity has entered into any Contract with any Person that will result in the obligation of Comcast Corporation or any of its Affiliates to pay any Agent's Fees in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

         6.18. Related-Party Transactions. Set forth on Schedule 6.18 are the Contracts, agreements, arrangements or understandings as of the date hereof between any AT&T Entity and any of such AT&T Entity's Affiliates included in or related to the AT&T Assets or the AT&T Systems. Schedule 6.18 shall include as of the date hereof all matters in which an AT&T Party is a party to any business arrangement or business relationship with any of its Affiliates. Except as otherwise provided in Sections 7.5.4(b) or 7.5.5 and except for the AT&T Excluded Assets, no Affiliate of any AT&T Entity owns any property or right, tangible or intangible, that is used principally in the business or operations of the AT&T Systems.

         6.19. Bonds. Schedule 6.19 contains a list of all franchise, construction, fidelity, performance or other bonds, security accounts, escrow accounts, guarantees and copies of all letters of credit posted by AT&T Corp. or its Affiliates in connection with the AT&T Systems or AT&T Assets.

         6.20. Undisclosed Material Liabilities. There are no liabilities of or relating to the AT&T Systems or the AT&T Assets of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which would reasonably be expected to result in such a liability, other than:

               (a) liabilities disclosed on Schedule 6.20;

               (b) liabilities disclosed in the AT&T Financial Statements or the notes thereto;

               (c) liabilities arising in the ordinary course of business since May 4, 1999; and

               (d) other liabilities which, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on AT&T's Cable Business.

         6.21. AT&T   Designated   LLCs.   The  AT&T  Designated  LLC  Interests
constitute 100% of the equity interests in the AT&T Designated LLCs. The AT&T Designated LLC Interests have been duly authorized, validly issued and fully paid. Except as set forth in this Section, there are outstanding (a) no securities of the AT&T Designated LLCs convertible into or exchangeable for equity interests of the AT&T Designated LLCs, and (b) no options or other rights to acquire and no obligation of the AT&T Designated LLCs to issue any equity interests.

         An AT&T Entity is the holder of record and the beneficial owner of the AT&T Designated LLC Interests, free and clear of any Lien and any other limitation or restriction (including any restriction on the right to sell, vote or otherwise dispose of the AT&T Designated LLC Interests) and at the Closing such AT&T Entity will transfer and deliver to the applicable Comcast Entity or Entities valid title to the AT&T Designated LLC Interests free and clear of any Lien and any such limitation or restriction.

         Each AT&T Designated LLC has no assets, no employees and no liabilities of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable, or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, in each case, other than the AT&T Designated Assets, Hired Employees and the AT&T Designated Liabilities transferred to such AT&T Designated LLC immediately prior to the Closing. Each AT&T Designated LLC has engaged in no activities or business other than (i) customary activities in connection with its organization and (ii) the transactions contemplated hereby.

7.       ADDITIONAL COVENANTS.

         7.1. Access to Premises and Records. Between the date of this Agreement and the Closing, each Parent and its Affiliates party to this Agreement (collectively, the "Disclosing Party") (a) will give to the other Parent and its Affiliates party to this Agreement (collectively, the "Inspecting Party") and their counsel, accountants and other representatives reasonable access during normal business hours and upon reasonable advance notice to all the premises and books and records of the Disclosing Party's Cable Business (including all account books of original entry, general ledgers and financial records) and to all of its Assets and the personnel engaged in the management or operation of its Systems; (b) will furnish to the Inspecting Party and such representatives all such documents, financial information and other information regarding the Disclosing Party's Cable Business and its Assets as the Inspecting Party from time to time reasonably may request; and (c) instruct the management employees, counsel, accountants and other authorized representatives of the Disclosing Party to cooperate reasonably with the Inspecting Party in its investigation of such Systems; provided that no investigation will affect or limit the scope of any of the representations, warranties, covenants and indemnities of the Disclosing Party in this Agreement or in any Transaction Document or limit liability for any breach of any of the foregoing.

         7.2. Continuity and Maintenance of Operations; Certain Deliveries and Notice. Except as set forth on Schedule 7.2 or as the other Parent may otherwise consent in writing

(which consent shall not unreasonably be withheld), between the date of this Agreement and the Closing, each Transferor with respect to its Cable Business, Systems and Assets:

               7.2.1. will conduct its Cable Business in good faith and operate its Systems only in the usual, regular and ordinary course, including making capital expenditures, completing ongoing and planned line extensions, placing conduit or cable in new developments, commencing and continuing planned upgrades, fulfilling installation requests, completing disconnection work orders and disconnecting and discontinuing service to customers whose accounts are delinquent, and (a) use its reasonable best efforts to preserve its current business intact in all material respects, including preserving existing relationships with franchising authorities, suppliers, customers and others having business dealings with its Systems, (b) use its reasonable best efforts to keep available the services of its employees and agents taken as a whole, providing services in connection with its Cable Business, but will be under no obligation to incur costs to do so, (c) not, outside of the ordinary course of business consistent with normal salary reviews, grant or agree to grant an increase in the rate of compensation of, or any increase in any severance, profit sharing, retirement, deferred compensation, insurance or other compensation or benefits for, such Transferor's System employees, except as a result of amendments or modifications to employee compensation and benefit plans and programs of the Transferor's Parent which benefit broad classes of such Parent's employees generally, (d) make customary marketing, advertising and promotional expenditures with respect to its Cable Business, and (e) use its commercially reasonable efforts to operate its Cable Business in material compliance with all Legal Requirements;

               7.2.2. will maintain its Assets in good operating repair, order and condition, ordinary wear and tear excepted; will maintain equipment and inventory for its Systems at normal historical levels consistent with its past practices (as adjusted to account for abnormally high inventory levels related to periodic rebuild activity); will maintain, in full force and effect, policies of insurance with respect to its Cable Business in such amounts and with respect to such risks as are currently in effect for its Systems; and will maintain its books, records and accounts with respect to its Assets and the operation of its Systems in the usual, regular and ordinary manner on a basis consistent with its past practices;

               7.2.3. will not: (a) enter into, amend, modify, terminate, renew, suspend or abrogate any Contract with an Affiliate, which Contract would be binding upon any System post-Closing; (b) enter into, amend, modify, terminate, renew, suspend or abrogate any Contract with ServiceCo LLC or At Home Corporation or Liberty Media Corporation or any of their Affiliates, to the extent it relates to any System, which Contract would be binding upon any System post-Closing; (c) other than in the ordinary course of business, amend, modify, terminate, renew, suspend or abrogate in any material respect any Material Comcast Systems Contract or Material AT&T Systems Contract (other than a Systems Franchise or Systems License); or other than in the ordinary course of business, amend, modify, terminate, renew, suspend or abrogate any Comcast Systems Franchise or AT&T Systems Franchise or Comcast Systems License or AT&T Systems License; or (d) other than in the ordinary course of business consistent with past practices engage in any material transaction with respect to its Cable Business;

               7.2.4.   will  not  take  any   actions   that  would  cause  the
transactions contemplated hereby to fail to qualify as a like-kind exchange under Section 1031 of the Code;

               7.2.5. will promptly deliver to the other Parent, as reasonably available, (i) true and complete copies of all monthly statements of income and such other financial statements, subscriber counts, management reports and other operational data regularly prepared with respect to its Systems or the operation of its Cable Business for the period from January 1, 2000, through the Closing and (ii) such financial information as may be reasonably requested by such other Party in connection with the qualification, reporting and record-keeping requirements under Section 1031 of the Code (and the revenue regulations thereunder) with respect to the exchange pursuant to Section 1031 of the Code;

               7.2.6. will give or cause to be given to the other Parent, as soon as reasonably possible but in any event prior to the date of submission to the appropriate Governmental Authority, to the extent practicable, (i) copies of all FCC Forms 1200, 1205, 1210, 1215, 1220, 1225, 1235 and 1240 or any other FCC forms required to be filed with any Governmental Authority under the 1992 Cable Act with respect to rates and prepared with respect to any of its Systems and
(ii) copies of all copyright returns to be filed in connection with any of its Systems; and before such Forms or returns are filed, the Parties will consult in good faith concerning the contents thereof;

               7.2.7.  will duly and timely file a valid notice of renewal under
Section 626 of the Cable Act with the appropriate Governmental Authority with respect to any System Franchise included among its Assets that will expire within 36 months after any date between the date of the Agreement and the Closing Date;

               7.2.8. will promptly, after obtaining Knowledge thereof, notify the other Parent of any fact, circumstance, event or action by it or otherwise the existence, occurrence or taking of which would reasonably be expected to result in the condition set forth in Section 8.2.1 or the condition set forth in
Section 8.3.1, as applicable, not being satisfied on the Closing, and will use its reasonable best efforts to remedy the same to the extent such remedy is within the reasonable control of the Transferor, and to satisfy such condition to the other Parties' obligation to consummate the transactions contemplated by this Agreement;

               7.2.9. will use its reasonable best efforts to challenge and contest any Litigation brought against or otherwise involving such Transferor that could reasonably be expected to result in the imposition of Legal Requirements that could reasonably be expected to cause the conditions to the Closing not to be satisfied;

               7.2.10. will not sell, assign, transfer or otherwise dispose of any of its Assets, except in the ordinary course of business and except for (i) the disposition of obsolete or worn-out equipment, or (ii) dispositions with respect to which such Assets are replaced with current or long term assets, as the case may be, of at least equal fair market value;

               7.2.11. will not enter into any Contract or commitment of any kind which would be binding on the Transferee of its Systems after the Closing and which (i) would involve an aggregate expenditure or receipt in excess of $1,000,000 in any case; (ii) would be outside the ordinary course of business and which would have a term in excess of one year unless terminable without payment or penalty upon 30 days' (or less) notice; (iii) would limit the freedom of the Transferee or any of its Affiliates to compete in any line of business or with any Person or in any area; (iv) would be outside the ordinary course of business and which is a must-carry election or retransmission consent; (v) relates to the use of the Transferor's Assets to provide, or the provision by the Transferor's Systems of, telephone or high-speed data services; or (vi) is not on arm's-length terms;

               7.2.12. except as disclosed in writing to the other Parent prior to the date hereof, will not make any Cost of Service Election or hardship election under the rules and regulations adopted under the 1992 Cable Act;

               7.2.13. will not mortgage, pledge or subject to any material Lien that would survive the Closing (other than Permitted Liens) any of its Assets or Systems;

               7.2.14. will not enter into any local or System-specific programming agreement relating to its Systems or Assets;

               7.2.15. will not add or delete any channels from any System, or change the channel lineup in any System or commit to do so in the future, except as set forth in Schedule 7.2.17(a), with respect to Comcast Systems, and
Schedule 7.2.17(b), with respect to AT&T Systems;

               7.2.16. will not agree to do anything that would violate the foregoing; and

               7.2.17. will cause its appropriate Affiliates to be bound by and comply with the provisions of this Section 7.2 to the extent such Affiliates own, operate or manage any of the AT&T Assets, AT&T Systems, Comcast Assets or Comcast Systems, as the case may be.

         7.3.  Employees.

               7.3.1. No later than September 15, 2000, which date may be amended by mutual agreement of the parties, the Parent of each Transferor (in such capacity, the "Transferor Parent") shall provide to the other Parent (in such capacity, the "Transferee Parent") a list of all of the employees of the Transferor Parent and its Affiliates who are AT&T Systems Employees or Comcast Systems Employees (collectively for each Transferor Parent, its "System Employees") by work location as of a recent date, showing the original hire date, the then-current positions, the rates of compensation, rate type (hourly or salary), schedule hours per week, whether the System Employee is subject to an employment agreement or a collective bargaining agreement or is represented by a labor organization, and if the employee is a term employee or Senior Manager. The list shall also indicate which of such System Employees such Transferor Parent or such Transferor Parent's Affiliates desires to retain as employees (the "Retained Employees"). The receiving party shall maintain such list in strict confidence. Such list shall be updated as necessary to reflect new hires or other personnel changes.

               7.3.2.  Each  Transferor  Parent  agrees,  and shall  cause  such
Transferor Parent's appropriate Affiliates, to cooperate in all reasonable respects with the Transferee Parent to allow the Transferee Parent or such Transferee Parent's Affiliates to evaluate the Transferor Parent's System Employees including the right to review personnel files and the right to interview such System Employees during normal working hours so long as such interviews are conducted after notice to the Transferor Parent and do not
unreasonably   interfere  with  the  Transferor  Parent's
operations and such investigations and interviews do not violate any law or contract. Each Parent will cooperate on the timing of such evaluation and interviews but agree that such evaluation will begin no earlier than the date the relevant Transferor Parent delivers the list required of such Transferor Parent pursuant to Section 7.3.1. Each Transferor Parent shall use its reasonable commercial efforts to resolve (or to cause its Affiliates to resolve) at its own expense each Documented Employee Performance Case.

               7.3.3. Each Transferee Parent or such Transferee Parent's Affiliates shall make written offers of employment commencing immediately after the Closing (or immediately after termination of employment as provided below for Employees on Approved Leave of Absence) to all Other Employees of the Transferor Parent, excluding Retained Employees, employees on long-term disability as of the Closing Date, and excluding any employee whose employment was previously terminated for cause by the Transferor Parent or an Affiliate of such Transferor Parent. Each Transferee Parent or such Transferee Parent's Affiliates may, but is not required to, make employment offers to the Senior
Managers of the Transferor Parent. Each Parent agrees that, no later than November 10, 2000 (which date may be amended by mutual consent of the Parties), each Transferee Parent shall give the other a list of Employees (still employed by the Transferor Parent at the time) (each a "List") to whom each Transferee Parent or such Transferee Parent's Affiliates intends to offer employment prior to making such offer. Each Transferee Parent or such Transferee Parent's Affiliates may, if it wishes, and subject to applicable law, condition any offer of employment upon the System Employee being in active service on the Closing Date, System Employee's passing a pre-employment drug screening test, the completion of a satisfactory background check, and resolution of any Documented Employee Performance Case identified pursuant to Section 7.3.2, provided, however, that the determination of whether a Documented Employee Performance Case has been resolved shall be made in the sole discretion of the Transferee Parent or such Transferee Parent's Affiliates offering employment. The Transferee Parent requesting such examination shall bear the expense of such examination but the Transferor Parent shall, upon reasonable notice, cooperate in the scheduling of such examinations so long as the examinations do not unreasonably interfere with the Transferor Parent's operations. Each Transferee Parent or such Transferee Parent's Affiliates shall offer each such Employee on the applicable List employment with substantially similar responsibilities, at a geographic location within a 35-mile radius of such Employee's primary place of employment (with the exception of the Findlay, Ohio employees of the AT&T Parties, whose offer may be outside such 35-mile radius) and base compensation at least equal to the employee's base compensation as of the Closing Date, provided, however, that each Transferee Parent or such Transferee Parent's Affiliates will offer each such Employee employee benefits and total cash compensation that, in each case, are no less favorable than the employee benefits and total cash compensation, respectively, that such Transferee Parent or such Transferee Parent's Affiliates provides for its similarly situated employees with comparable experience and length of service. As of the Closing Date, neither Transferee Parent nor its Affiliates shall have any obligation to the Transferor Parent, its Affiliates or to the Transferor Parent's System Employees, with regard to any Senior Manager and Other Employees the Transferee Parent has determined, based on such evaluations prior to Closing, not to hire. Notwithstanding any of the foregoing, from the date hereof until the Closing, each Party agrees not to solicit for employment that would commence prior to the Closing Date (other than through advertisements directed at the relevant general population), without the written consent of the other, any Senior Manager. Each Parent and each of its Affiliates agrees, for a period of one year from the Closing Date, not

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

to solicit the performance of services by any Retained Employee or Hired Employee; provided, however, that the foregoing provision will not prevent any Person from hiring any Retained Employee or Hired Employee as a result of placing general advertisements in trade journals, newspapers or similar publications which are not directed at such Retained Employees or Hired Employees. In the case of any System Employee (other than a Retained Employee) who is on Approved Leave of Absence as of the Closing Date (a "System Employee on Leave Status") whom the Transferee Parent or its Affiliates desires to hire, such Transferee Parent or its Affiliate shall employ such System Employee on Leave Status conditioned upon the Employee's return to active service within sixteen (16) weeks after the Closing Date or, if earlier, on the first Business Day following expiration of the Employee's Approved Leave of Absence. Until such date of return to active service, a System Employee on Leave Status shall not be considered a Hired Employee under this Agreement. For purposes of this Agreement, employees on "Approved Leave of Absence" means employees absent from work on the Closing Date and unable to perform their regular job duties by reason of illness or injury under approved plans or policies of the employer (other than employee's absence for less than ten (10) days due to short term illness or injury not requiring written approval by the employer) or otherwise absent from work under approved or unpaid leave policies of employer.

               7.3.4. As of the Closing Date, each Transferor shall be responsible for, and shall cause to be discharged and satisfied in full, all amounts due and owing to each of its System Employees with respect to and in accordance with the terms of all compensation or benefit plans or arrangements, including, without limitation, any salaries, commissions, deferred compensation, severance, insurance, pension, profit sharing, disability payment, medical, holiday, sick pay, accrued and unused vacation in excess of the amount the applicable Transferee or its Affiliates assume pursuant to this Section 7.3, and payments under any incentive compensation or bonus agreement, in each case, which has accrued prior to the Closing Date (and, for System Employees on Leave Status, until their termination by the Transferor, or its appropriate Affiliate, or their employment by the Transferee, or its appropriate Affiliate, as set forth in Section 7.3.3). In addition, each Transferor shall retain all liabilities and obligations associated with its employees, including Systems Employees, who are not employed by the applicable Transferee or its Affiliate.

               7.3.5. After the Closing Date, each Transferor shall cause each of its former employees who becomes a Hired Employee of the Transferee to be permitted to elect to receive a distribution of the full account balances of such former employee under any Code Section 401(k) plan maintained by such Transferor or its Affiliate, and the Transferee shall in each case permit to the extent allowed by Code Section 402(c) the Hired Employee to roll over any amounts so distributed in cash into a Code Section 401(k) plan maintained by the Transferee or its Affiliate.

               7.3.6. Except as expressly stated to the contrary herein, all claims and obligations under, pursuant to or in connection with any welfare, medical, insurance, disability or other employee benefit plans of a Parent or any Affiliate or arising under any Legal Requirement affecting employees of such Parent or any Affiliate to the extent arising before the Closing Date will remain the responsibility of such Parent, or the appropriate Affiliate, whether or not such employees are hired by the other Parent or any of its Affiliates as of or after the Closing. Neither Parent will have or assume any obligation or liability under or in connection with any such plan of the other Parent or any Affiliate of the other Parent. For purposes of this Agreement, the

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

following claims and liabilities shall be deemed to be incurred as follows: (i) medical, dental and/or prescription drug benefits when the treatment is provided, except with respect to such benefits provided in connection with a continuous period of hospitalization, which shall be deemed to be arising at the time of admission to the hospital; (ii) life, accidental death and dismemberment and business travel accident insurance benefits and workers' compensation benefits, upon the death, disability or accident giving rise to such benefits; and (iii) salary continuation or other short-term disability benefits, or long-term disability, upon commencement of the disability giving rise to such benefit. Each Transferor shall promptly satisfy any legal obligation with respect to continuation of group health coverage required pursuant to Section 4980B of the Code or Section 601, et seq., of ERISA. In regard to any System Employee on Leave Status, all liability for benefit coverage of such Employee, and liability for payment of benefits, shall remain that of the Transferor, or its appropriate Affiliate, until such Employee becomes an employee of the Transferee or its Affiliate after the Closing pursuant to Section 7.3.3.

               7.3.7. Each Parent, or such Parent's appropriate Affiliate, will remain solely responsible for, and will indemnify and hold harmless the other Parent and its Affiliates from and against all Losses arising from or with respect to, all salaries, commissions, deferred compensation, severance, insurance, pension, profit sharing, disability payment, medical, sick pay, holiday, vacation (except for accrued vacation time and sick time included in the calculation of such Party's Working Capital Adjustment Amount), medical, holiday, continuation coverage and other compensation or benefits to which its employees may be entitled, whether or not such employees may be hired by the other Parent or any Affiliate of the other Parent, to the extent arising from their employment by such Parent or any Affiliate of such Parent on or prior to the Closing Date, the termination of their employment on or prior to the Closing Date, the consummation of the transactions contemplated hereby or pursuant to any applicable Legal Requirement or otherwise to the extent arising from their employment prior to the Closing Date (and, for System Employees on Leave Status, until their termination by the Transferor, or its appropriate Affiliate, or their employment by the Transferee, or its appropriate Affiliate, as set forth in Section 7.3.1). Any liability under WARN with regard to any employee terminated on or prior to the Closing Date, or not hired by the other Parent or its Affiliates on or after the Closing Date, shall, as a matter of contract between the parties, be the responsibility of the Parent or such Parent's Affiliates by which the employee was employed prior to the Closing Date. Each Parent and such Parent's Affiliates shall cooperate with the other Parent and such Parent's Affiliates, if requested, in the giving of WARN notices on behalf of the other Parent.

               7.3.8. (a) Notwithstanding anything to the contrary herein, each Hiring Party shall:

                          (i) upon  receipt of a schedule  showing the  vacation
               and sick balances and value of such balances of each Hired Employee, which schedule shall be delivered by each Transferor to the applicable Transferee within 10 days after the Closing, credit each Hired Employee the amount of vacation and sick time permitted to be accrued by similarly situated employees of the Hiring Party in accordance with the Hiring Party's standard practices (to a maximum of four weeks for vacation and seven (7) days for sick time) accrued and unused by him or her as a System Employee of the Transferor through and including the Closing

               Date to the extent the Transferor's Working Capital Adjustment Amount is decreased pursuant to Section 3.2; provided, however, that, if any Hired Employee has accrued vacation and sick time in excess of the amount so credited by the Hiring Party, then the Transferor shall, and shall cause its appropriate Affiliate to, pay to such employee any amount due to such employee in respect of such excess and the Hiring Party shall not assume any liability or obligation in respect of such excess;

                          (ii) give each  Hired  Employee  credit for such Hired
               Employee's past service with the Transferor Parent and such Transferor Parent's Affiliates as of the Closing Date (including past service with any prior owner or operator of the other Parent's Systems or Cable Business) (A) for purposes of eligibility to participate in the employee welfare benefit plans in which such Hiring Party participates to the same extent as similarly situated employees of such Hiring Party and their dependents are permitted to participate; and (B) in the case of the Comcast Parties, for purposes of eligibility to participate, vesting and benefit accrual under any post-retirement medical or life insurance benefit plan which such Comcast Party maintains or in which such Comcast Party participates;

                          (iii) give each Hired  Employee  credit for such Hired
               Employee's past service with the Transferor Parent and such Transferor Parent's Affiliates as of the Closing Date (including past service with any prior owner or operator of such other Parent's Systems or Cable Business) for purposes of eligibility for participation and vesting under the 401(k) plan, or any other retirement plan and stock plan in which such Hiring Party participates to the same extent as other similarly situated employees of such Hiring Party;

                          (iv) give each  Hired  Employee  credit for such Hired
               Employee's past service with the Transferor Parent as of the Closing Date (including past service with any prior owner or operator of such other Parent's Systems or Cable Business) for any waiting periods under the employee benefit plans, including any group health and disability plans, in which such Hiring Party participates, to the same extent as similarly situated employees of such Hiring Party, except to the extent such employees were subject to such limitations under the employee benefit plans of such Transferor Parent or any Affiliate of such Transferor Parent; and not subject any Hired Employees to any limitations on benefits for any preexisting conditions provided that the treatment is covered under such Hiring Party's or Affiliate of such Hiring Party's group health plans; and

                          (v) credit each Hired  Employee under any group health
               plan for any deductible amount previously met by such Hired Employee as of the Closing Date under any of the group health plans of the Transferor Parent or any of such Transferor Parent's Affiliates for the plan year in which the transfer of employment occurs.

         (b) Notwithstanding anything set forth in Section 7.3.8(a), the Transferee Parent and its Affiliates shall have no obligation to System Employees of the Transferor Parent or its Affiliate who are Employees on Leave Status until they become employees of the Transferee Parent and its Affiliate pursuant to Section 7.3.3.

               7.3.9.  Except with respect to term employees  listed on Schedule
7.3.9 who become Hired Employees, if a Hiring Party discharges any Hired Employee without cause within 180 days after the Closing, then such Hiring Party shall pay severance benefits to such Hired Employee in accordance with the Transferor's severance benefit plan (the "Severance Benefits") at the Closing Date and counting the period of employment with the Transferor Parent and the Hiring Party for purposes of calculating benefits under such plan on the Closing Date; provided, however, that if a Hiring Party discharges any Hired Employee who was an "Other Employee" without cause within 60 days after Closing, then the Transferor Parent shall reimburse the Hiring Party for the Severance Benefits. Following such 180-day period, such Hired Employee shall be covered under the Hiring Party's severance benefit plan counting the period of employment with the Transferor Parent and its affiliates and the Hiring Party for purposes of calculating benefits under such plan on the Closing Date. In the case of each Transferor Parent, Schedule 7.3.9 sets forth the terms of such severance benefit plan in effect on the date hereof, and such Transferor Parent will promptly notify the Hiring Party of any changes in the terms of such plan occurring between the date hereof and the Closing Date. Each Transferor Parent agrees that between the date of this Agreement and the Closing Date, such Party will not increase the benefits provided under such severance plan, except as a result of, and consistent with, increases made by AT&T Broadband, LLC, MediaOne Group, Inc. or Comcast Cable Communications, Inc., as applicable on a company-wide basis in the benefits provided under its severance plans. For purposes of this Section 7.3.9, "cause" shall have the meaning set forth in the Hiring Party's employment policies, procedures or agreements applicable to such Hiring Party's employees who are situated similarly to the discharged Hired Employee.

               7.3.10. If a Parent or its Affiliate has, or acquires, a duty to bargain with any labor organization in respect of the System Employees prior to the Closing Date, then such Parent will (i) give prompt written notice of such fact or development to the other Parent, including notice of the date and place of any negotiating sessions as they are planned or contemplated and permit the other Parent to have a representative present at all negotiating sessions with such labor organization and at all meetings preparatory thereto (including making the other Parent's representative a representative of its delegation if required by the labor organization), and (ii) not, without the other Parent's written consent, enter into any Contract with such labor organization that binds or purports to bind the other Parent or its Affiliates, including any successor clause or other clause that would have this purpose or effect. Except with respect to AT&T Corp.'s NCE Agreement, each Parent or its affiliated Transferors acknowledge and agree that the other Parent and its affiliated Transferees have not agreed to be bound, and will not be bound, without an explicit assumption of such liability or responsibility by the other Parent, by any provision of any collective bargaining agreement or similar Contract with any labor organization to which such Parent or any of such affiliated Transferors is or may become bound.

               7.3.11. Notwithstanding anything set forth in this Section 7, with respect to any Hired Employee who was formerly an employee of MediaOne Group ("M1 Hired Employee"), the Comcast Entity who hires such M1 Hired Employee shall additionally: (a) not, prior to January 1, 2002, increase the employee contribution level, under employee welfare benefit plans, above the level required while such M1 Hired Employee was a MediaOne employee and (b) if such Comcast Entity discharges any M1 Hired Employee without cause before June 15, 2002, then such Comcast Entity shall pay severance benefits to such M1 Hired Employee in accordance with the Severance Benefit in effect for such M1 Hired Employee set forth in Schedule 7.3.11 and counting the period of employment with the other Parent and its affiliates and the hiring Comcast Entity for purposes of calculating benefits under such plan on the Closing Date; provided, however, that if a Comcast Entity discharges any M1 Hired Employee who was an "Other Employee" without cause within 60 days of Closing, then AT&T Corp. shall reimburse Comcast Corporation, for the Severance Benefits paid to such M1 Hired Employee.

               7.3.12. Nothing in this Section 7.3 or elsewhere in this Agreement shall be deemed to make any employee of either Parent or its Affiliates a third party beneficiary of this Agreement.

               7.3.13. The parties agree to cooperate with each other and to exchange all information required to implement the provisions of this Section 7.3.

         7.4. Leased Vehicles; Other Capital Leases. Each Transferor will pay the remaining balances on any leases for vehicles or capital leases that would be included in its Assets but for the effect of this Section 7.4, and will deliver title to such vehicles and other Tangible Personal Property included among its Assets, free and clear of all Liens (other than Permitted Liens), to the receiving Transferee at the Closing.

         7.5.  Required Consents; Franchise Renewal.

               7.5.1. Each Transferor will use its commercially reasonable efforts to (i) obtain in writing, as promptly as possible and at its expense, all of the Required Consents, other than consents in connection with multiple dwelling unit agreements, required to be obtained by such Transferor in connection with the transactions contemplated by this Agreement, and deliver to the other Parent copies of such Required Consents and such other consents, authorizations or approvals promptly after they are obtained by such Transferor, and (ii) give any required written notice in connection with the transactions; provided that each Transferor will afford the other Parent the opportunity to review, and comment on the form of letter or application proposed to request the Required Consent or form of written notice prior to delivery to the Person whose consent is sought or to whom such notification is required. All documents delivered or filed with any Governmental Authority or any Person by or on behalf of such Transferor pursuant to this Section 7.5.1, when so delivered or filed, will be correct, current and complete in all material respects. Each Party will cooperate with the other Parties to obtain all Required Consents and no Party shall intentionally take any action or steps that would prejudice or jeopardize the obtaining of any Required Consent.

               7.5.2. No Transferor will accept or agree or accede to any modifications or amendments to, or the imposition of any condition to the transfer of, any of the System Franchises, System Licenses or System Contracts of such Transferor's Cable Business that are not reasonably acceptable to the other Parent. Notwithstanding the foregoing, each Party will cooperate with the other Parties and use commercially reasonable efforts to complete, execute and deliver, or cause to be completed, executed and delivered, to the appropriate Governmental

Authority, a FCC Form 394 to the extent not previously filed with respect to each System Franchise included among the Assets within thirty (30) days after the date of this Agreement. Without the prior consent of the other Parent, no Transferor shall agree with any Governmental Authority to extend or to toll the time limits applicable to such Governmental Authority's consideration of any FCC Form 394 filed with such Governmental Authority.

               7.5.3. Notwithstanding the provisions of Sections 7.5.1 and 7.5.2, no Transferor will have any further obligation to obtain Required
Consents: (a) with respect to license agreements relating to pole attachments where the licensing authority will not consent to an assignment of such license agreement but requires that the Transferee enter into a new agreement with such licensing authority on terms that are not materially less favorable in the aggregate to the Transferee, in which case the Transferee shall use its commercially reasonable efforts to enter into such agreement prior to the Closing or as soon as practicable thereafter, and the Transferor will cooperate with and assist the Transferee in obtaining such agreements; (b) for any business radio license or any private operational fixed service ("POFS") microwave license which would reasonably be expected to be obtained within 120 days after the Closing and so long as a conditional temporary authorization (for a business radio license) or a special temporary authorization (for a POFS license) is obtained by the Transferee under FCC rules with respect thereto; (c) with respect to Contracts evidencing Leased Property, if, with the consent of the other Parent, the Transferor obtains and makes operational prior to the Closing substitute Leased Property that is, and that is leased on terms that are, reasonably satisfactory to the other Parent; (d) with respect to Contracts evidencing leased Tangible Personal Property that is material to its Cable Business, if, with the consent of the other Parent, such Transferor obtains and makes operational prior to the Closing substitute Tangible Personal Property that is reasonably satisfactory to the other Parent.

               7.5.4. (a) Upon the written request of the Transferee, if and to the extent that any Required Consents (except Required Consents for the transfer of Systems Franchises, which shall be governed by Section 7.5.5) have not been obtained on or prior to the Closing (whether or not any Party shall have waived satisfaction of the condition to the Closing set forth in Section 8.2.5 or
Section 8.3.5), subsequent to the Closing, each Transferor will continue to use commercially reasonable efforts to obtain in writing, as promptly as possible, such Required Consents required to be obtained by such Transferor and will deliver copies of the same, reasonably satisfactory in form and substance, to the other Parent. The obligations set forth in this Section 7.5.4 will survive the Closing.

               (b) If any Required Consent (except Required Consents for the transfer of Systems Franchises, which shall be governed by Section 7.5.5) shall not have been obtained prior to Closing, the affected Transferor and Transferee will cooperate in a mutually agreeable arrangement under which, to the extent practicable and permitted by such agreement and applicable law, such Transferee will obtain the benefits and be responsible for the obligations in accordance with this Agreement in respect of such Asset or any claim or right or any benefit arising thereunder the assignment of which without the consent of the Third Party thereto would constitute a breach or other contravention of such Asset or in any way adversely affect the rights of such Transferee thereunder, including sub-contracting, sub-licensing, or sub-leasing to such Transferee, or under which such Transferor will enforce for the benefit of such Transferee, with such Transferee assuming such Transferor's obligations, any and all rights of such Transferor against the Third Party in question. Such Transferor will promptly pay to such Transferee, when received, all monies received by such Transferor in respect of any such Asset or any claim or right or any benefit arising thereunder and such Transferee shall promptly pay or perform any obligations in respect of any such Asset.

               7.5.5. If the conditions set forth in Sections 8.2.5(a) and 8.3.5(a) are satisfied and there remain Service Areas of the AT&T Systems or the Comcast Systems that are not, as of the Closing Time, Transferable Service Areas, then the following shall occur:

               (a) With respect to each AT&T Systems Franchise for which a Required Consent has not been obtained as of the Closing Time (including any Assets that are primarily held for, used in, or necessary for AT&T's Cable
Business in the relevant franchise area and related liabilities, an "AT&T Retained Franchise"), the Parties will negotiate in good faith to reach agreement on a Comcast Systems Franchise (including any Comcast Assets that are primarily held for, used in, or necessary for Comcast's Cable Business in the franchise area and related liabilities, a "Comcast Matching Franchise") that is, to the greatest extent possible, like kind to such AT&T Retained Franchise for purposes of Section 1031 of the Code and the applicable exchange, and such Comcast Matching Franchise shall be retained by the applicable Comcast Party, while the corresponding AT&T Retained Franchise is retained by the applicable AT&T Party. A Comcast Matching Franchise may also be a Comcast Retained Franchise. For purposes of this Section 7.5.5, a "Retained Franchise" means either an AT&T Retained Franchise or a Comcast Retained Franchise or both, as the context requires, and a "Matching Franchise" means either an AT&T Matching Franchise or a Comcast Matching Franchise or both, as the context requires.

               (b) With respect to each Comcast Systems Franchise for which a Required Consent has not been obtained as of the Closing Time (including any Assets that are primarily held for, used in, or necessary for Comcast's Cable
Business in the relevant franchise area and related liabilities, a "Comcast Retained Franchise"), the Parties will negotiate in good faith to reach agreement on an AT&T Systems Franchise (including any AT&T Assets that are primarily held for, used in or necessary for AT&T's Cable Business in the franchise area and related liabilities, an "AT&T Matching Franchise") that is, to the greatest extent possible, like kind to such Comcast Retained Franchise for purposes of Section 1031 of the Code and the applicable exchange, and such AT&T Matching Franchise shall be retained by the applicable AT&T Party, while the corresponding Comcast Retained Franchise is retained by the applicable Comcast Party. An AT&T Matching Franchise may also be an AT&T Retained Franchise.

               (c) The Parties shall cooperate, negotiate in good faith and enter into mutually acceptable arrangements on commercially reasonable terms to address all issues and concerns regarding each Retained Franchise and Matching Franchise and related matters, including (i) the terms on which the appropriate Party, from and after the Closing Date, would provide to the Party that retains such Retained Franchise and Matching Franchise such signal delivery, management and other support services as may be necessary or appropriate due to the existence of such Retained Franchise and Matching Franchise, (ii) the terms regarding the transfer of such Retained Franchise and Matching Franchise to the appropriate Party after the receipt of all Required Consents applicable to such Retained Franchise and Matching Franchise, (iii) determination and payment of the Additional Consideration and Working Capital

Adjustment Amount with respect to such Retained Franchise and Matching Franchise at the time of such transfer (rather than at Closing) consistent with provisions of this Agreement, (iv) with respect to the period prior to such transfer or in the event transfer is not made because Required Consents are not obtained, the terms regarding other arrangements to achieve substantially the same division of economic benefits and burdens as between the parties as would have resulted if the transfer had taken place at Closing, (v) the possible revision of Schedule
2.3 to reduce the taxes  payable as a result of the  transactions  hereunder and
(vi) apportionment of the Subscriber Cap among the franchise areas in any System that contains a Retained Franchise or a Matching Franchise based on the number of Equivalent Basic Subscribers in each such franchise area as set forth on
Schedule 5.15.1(b) or Schedule 6.15.1(b), as the case may be, provided that any such matter is mutually acceptable to both Parents.

               7.5.6. No Party shall be required to make any payment (other than customary filing and similar fees) to a Person from whom consent is sought in order to obtain such consent and no Party shall be obligated to reimburse any other Party for any payment so made.

         7.6. Title Commitments and Surveys. Each Transferee will have the option to obtain, at its own expense, (i) commitments of title insurance ("Title Commitments") issued by a nationally recognized title insurance company selected by such Transferee (the "Title Company") and containing policy limits and other terms reasonably acceptable to such Transferee, and photocopies of all recorded items described as exceptions therein committing to insure fee or leasehold title in such Transferee to each parcel of Owned Property or Leased Property to be transferred to such Transferee hereunder, by American Land Title Association ("ALTA") (1992) owner's or lessee's policies of title insurance, and (ii) current ALTA as-built surveys of each such parcel as is necessary to obtain the title insurance to be issued pursuant to the Title Commitments with the standard printed exceptions relating to survey matters deleted (the "Surveys"), certified to the Transferee and the Title Company issuing a Title Commitment. If a Transferee notifies a Transferor within twenty (20) days after the date of this Agreement or, if later, of its receipt of both the Title Commitments and the Surveys of any Lien (other than a Permitted Lien) or other matter affecting title to such Owned Property or Leased Property which prevents or materially interferes with (or presents a material risk of preventing or interfering with) the use of any such parcel for the purposes for which it is currently used or operated (each a "Title Defect"), such Transferor will, at its own expense, exercise commercially reasonable efforts to remove or, with the consent of the Transferee, cause the Title Company to commit to insure over, each such Title Defect prior to the Closing.

         7.7.  HSR Act  Notification.  If any event  (including  the  passage of time) occurs which subjects the transactions contemplated by this Agreement to any further requirements under the HSR Act, then as promptly as practicable, the Comcast Parties and the AT&T Parties will each complete and file, or cause to be completed and filed, at its own cost and expense, any notification and report required to be filed under the HSR Act with respect to the transactions contemplated by this Agreement, and each such filing shall request early termination of the waiting period imposed by the HSR Act. The Parties shall use their respective commercially reasonable efforts to respond, as promptly as reasonably practicable, to any inquiries received from the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") for additional information or documentation, and to respond, as promptly as reasonably practicable, to all inquiries and requests received from any other Governmental Authority in connection with antitrust matters. The Parties shall use their respective commercially reasonable efforts to overcome any objections which may be raised by the FTC, the Antitrust Division or any other Governmental Authority having jurisdiction over antitrust matters. Each Party shall (i) promptly notify the other Party of any written communication to that Party from the FTC, the Antitrust Division, any State Attorney General or any other Governmental Authority and, subject to applicable law, permit the other Party to review in advance any proposed written communication to any of the foregoing; (ii) not agree to participate in any substantive meeting or discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning this Agreement or the transactions contemplated hereby unless it consults with the other Party in advance and, to the extent permitted by such Governmental Authority, gives the other Party the opportunity to attend and participate thereat; and (iii) furnish the other Party with copies of all correspondence, filings, and communications (and memoranda setting forth the substance thereof) between them and their Affiliates and their respective representatives on the one hand, and any Government Authority or members or their respective staffs on the other hand, with respect to this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, no Party shall be required to make any significant change in the operations or activities of the business (or any material assets employed therein) of such Party or any of its Affiliates or the Cable Business to be acquired by such Party if a Party determines in good faith that such change would be materially adverse to the operations or activities of the business (or any material assets employed therein) of such Party or any of its Affiliates having significant assets, net worth or revenue.

         7.8. Sales and Transfer Taxes. Comcast and AT&T shall each, respectively, pay one-half of (i) all Transfer Taxes arising from or payable by reason of the transfer of any of the AT&T Assets or any of the Comcast Assets and (ii) all Transfer Taxes or assessments, and any transfer fees and similar assessments for or under Systems Franchises, Systems Licenses and Systems Contracts, arising from or payable by reason of the conveyance of the AT&T Assets or the Comcast Assets. The Parties agree to use all reasonable efforts, subject to Section 2.4, to structure the Swap in such a manner as to minimize the Transfer Taxes payable in connection therewith. The Parties agree to use all reasonable efforts to reduce the amount of material Transfer Taxes payable by each Party. Notwithstanding the foregoing, all Transfer Taxes or assessments, and transfer fees and similar assessments arising from or payable by reason of any internal restructuring implemented by any Party prior to the Closing will be borne by such Party.

         7.9. Programming. Each Transferor will execute and deliver letters substantially in the form attached as Exhibit 7.9 as may be reasonably requested by Transferee to Persons that are parties to such Transferor's programming agreements.

         7.10. Retention of Books and Records. Following the Closing, each Transferor shall give access to the receiving Transferee, its Parent, counsel, accountants and other authorized representatives during normal business hours to such Transferor's materials, books, records and documents which relate to the operations of such Transferor's Cable Business prior to the Closing Time as may be reasonably necessary in connection with any legitimate purpose (including the preparation of tax reports and returns and the preparation of financial statements). Such access will be subject to the generally applicable document retention policies of such Transferor (provided that each Transferor will use commercially reasonable efforts not to destroy any such records without first notifying the Transferee and giving the Transferee the opportunity to make copies), shall be subject to reasonable advance written notice, will be conducted in a manner that is not disruptive of such Transferor's business and will be subject to any other reasonable limitations imposed by such Transferor. The Transferee shall have the right to make copies of such materials at its own expense.

         7.11. Use of Name and Logo. For a period of 180 days after the Closing, each Transferee will be granted a non-exclusive, non-transferable license to use the trademarks, trade names, service marks, service names, logos and similar proprietary rights of the applicable Transferor to the extent incorporated in or on the Assets transferred to it at the Closing on a royalty-free basis, provided that each Transferee will exercise commercially reasonable efforts to remove all such names, marks, logos and similar proprietary rights of such Transferor (except to the extent otherwise permitted by such Transferor) from such Assets as soon as reasonably practicable, and in any event within 180 days, following the Closing. Notwithstanding the foregoing, nothing in this Section 7.11 will require any Transferee to remove or discontinue using any such name or mark that is affixed to converters or other items already installed in or to be used in customer homes or properties and transferred to such Transferee as of the Closing, or as are already installed and used in a similar fashion as of the Closing, making such removal or discontinuation impracticable.

         7.12. Transitional Billing Services. Each Transferor will provide to the Transferee of its Systems, upon written request delivered a reasonable amount of time in advance, access to and the right to use its billing system computers, software and related fixed assets in connection with the Systems transferred for a period of up to 180 days following the Closing to allow for conversion of existing billing arrangements, including billing and related arrangements (such as refunds) regarding internet access and telephony services being provided to customers of a System on the Closing Date ("Transitional Billing Services"). Each Transferee will notify such Transferor at least thirty
(30) days prior to the Closing as to whether it desires Transitional Billing Services from such Transferor. All Transitional Billing Services, if any, that are requested by a Transferee will be provided on terms and conditions reasonably satisfactory to the Transferor and the Transferee; provided, however, that the amount to be paid by the Transferee receiving Transitional Billing Services will not exceed the cost to such Transferor of providing such Transitional Billing Services. Each Transferor will notify the other of the cost to such Transferor of providing such Transitional Billing Services within 10 Business Days after receiving the Transferee's notice requesting the provision of such Transitional Billing Services. The Parties agree that the parties' respective rights to receive Transitional Billing Services pursuant to this
Section 7.12 have nominal value.

         7.13. Confidentiality and Publicity.

               7.13.1.  Prior to the Closing,  each  Inspecting  Party will keep confidential any non-public information that such Inspecting Party may obtain from the Disclosing Party in connection with this Agreement, and, following the Closing, each Inspecting Party will keep confidential any non-public information that such Inspecting Party may obtain from the Disclosing Party in connection with this Agreement unrelated to the Cable Business and Systems transferred by the Disclosing Party pursuant to this Agreement as well as any non-public information in the possession of such Inspecting Party related to the Cable Business and Systems transferred by such Inspecting Party to the Disclosing Party pursuant to this Agreement (any such information that an Inspecting Party is required to keep confidential pursuant to this sentence shall be referred to as "Confidential Information"). Each Inspecting Party will not disclose any Confidential Information to any other Person (other than its directors, officers and employees and representatives of its advisers and lenders (collectively, "Representatives"), in each case, whose knowledge thereof is necessary in order to facilitate the consummation of the transactions contemplated hereby, in which event such Inspecting Party shall be responsible for any breach hereof by any such Person) or use such Confidential Information to the detriment of the Disclosing Party; provided that (i) such Inspecting Party may use and disclose any such Confidential Information once it has been publicly disclosed (other than by such Inspecting Party or its Representatives in breach of the obligations under this
Section 7.13.1) or which, in the case of information provided by the Disclosing Party, has come into the possession of such Inspecting Party (other than from the Disclosing Party and other than from another Person in violation of any duty or obligation of confidentiality known to the Inspecting Party) and (ii) to the extent that such Inspecting Party may, in the opinion of its counsel, be compelled by Legal Requirements to disclose any of such Confidential Information, such Inspecting Party may disclose such Confidential Information if it uses all reasonable efforts, and affords the Disclosing Party the opportunity, to obtain an appropriate protective order or other satisfactory assurance of confidential treatment, for the Confidential Information compelled to be disclosed. In the event of termination of this Agreement, each Inspecting Party will cause to be delivered to the Disclosing Party, and retain no copies of, any documents, work papers and other materials obtained by such Inspecting Party or on its behalf from the other, whether so obtained before or after the execution hereof.

               7.13.2. No Parent nor its Affiliates will issue any press releases or make any other public announcement concerning this Agreement and the transactions contemplated hereby, except as required by applicable Legal Requirements or by any national securities exchange or quotation system without the prior written consent and approval of the other Parent, which consent and approval may not be unreasonably withheld.

         7.14. Bulk   Transfer.   Each  Transferor  waives  compliance  by  each
Transferee with Legal Requirements relating to bulk transfers applicable to the transactions contemplated hereby.

         7.15. Lien Searches. Each Transferor will, at its expense, obtain and disclose to the applicable Transferee the results of a Lien search conducted by a professional search company of records in the offices of the secretaries of state in each state and county clerks in each county where there exist any of its Owned Property or Tangible Personal Property included among its Assets, and in the state and county where such Transferor's principal offices are located, including copies of all financing statements or similar notices or filings (and any continuation statements) discovered by such search company.

         7.16. Reasonable Best Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, each Party hereto will use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable to satisfy all conditions and to consummate the transactions contemplated by this Agreement. Each Parent agrees to cause each of its Affiliates party hereto to perform, pay and satisfy all of such Affiliate's obligations under this Agreement. At or after the Closing, each Parent and its Affiliates party hereto at the request of the other Parent, will promptly execute and deliver, or cause to be executed and delivered, to the other Parent all such documents and instruments, in addition to those otherwise required by this Agreement, in form and substance reasonably satisfactory to the other Parent as the other Parent may reasonably request in order to carry out or evidence the terms of this Agreement or to collect any accounts receivable or other claims included in the Assets transferred to the other Parent or its Affiliates. Without limiting the generality of the foregoing, the Comcast Parties and the AT&T Parties will take, or cause to be taken, all actions consistent with the terms of this Agreement, including execution and delivery of any documents or instruments, as the other may reasonably request to effect the qualification of the transactions contemplated hereby as a like-kind exchange under Section 1031 of the Code.

         7.17. Cooperation as to Rates.

               7.17.1. Each of the AT&T Entities and the Comcast Entities will cooperate with and assist the other by providing, upon reasonable request, all information in their possession (and not previously made available to the requesting Party) relating directly to the rates set forth on Schedule 5.15 or 6.15, as applicable, or on any of FCC Forms 1200, 1205, 1210, 1220, 1225, 1235
or 1240 or any other FCC Form filed with respect to the Systems that the requesting Party may reasonably require to justify such rates in response to any inquiry, order or requirements of any Governmental Authority.

               7.17.2. Prior to the Closing, neither Parent nor its Affiliates shall settle or permit to be settled any rate (including late fees) proceeding with respect to its Systems without consulting with the other Parent; provided that neither Parent nor its Affiliates shall agree to any forward-looking rate adjustment with respect to its former Systems without the prior written consent of the other Parent.

               7.17.3. After the Closing, each Transferor will be responsible for and follow to conclusion any rate order of any Governmental Authority or proceeding with respect to rates (including late fees) of any of its Systems charged by it immediately prior to the Closing; provided, however, that with respect to its former Systems the Transferor shall not: (i) agree to any refund of past overcharges; (ii) submit any refund plan to a Governmental Authority;
(iii) appeal or take any other action with regard to such proceeding, in each case without consulting with the Transferee of such System; or (iv) agree to any forward-looking rate adjustment without the prior written consent of the Transferee. Each Party will cooperate with and assist the other Parties by providing, upon reasonable request, all information in its possession (and not previously made available to the requesting Party) that the requesting Party may reasonably require to justify rates, charges, late fees and similar payments in response to any inquiry, order or requirements of any Governmental Agency.

               7.17.4. If, following the Closing any System is required pursuant to any Legal Requirement, settlement or otherwise to refund to subscribers any payments, in whole or in part, made by such subscribers prior to the Closing, including fees for cable television service, equipment charges, late fees and similar payments, then, at the election of the Transferee of such System: (i) the Transferor must fulfill such refund obligation through a one-time cash payment to subscribers, in which case the Transferor shall provide funds for such payment to the Transferee, the Transferee shall cooperate with the Transferor or implement and administer such refund payment through the Transferee's billing system, and the Transferor shall reimburse the

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

Transferee for all reasonable expenses incurred by the Transferee in connection therewith; or (ii) the Transferee may fulfill such refund obligation through a cash payment, credit or in-kind or other form of consideration, at its discretion and subject to any required approval by a Governmental Authority, and the Transferor shall reimburse the Transferee in the amount of any payment or in the amount of the cost to the Transferee of any credit or in-kind or other form of consideration and all reasonable expenses incurred by the Transferee in connection therewith. Without limiting the foregoing, the Transferee will provide the Transferor with all information in the Transferee's possession that is reasonably required by the Transferor in connection with such reimbursement.

               7.17.5. If a Transferee is permitted following the Closing to pass through to subscribers of Systems acquired by it at Closing, the amount of any "franchise fees on franchise fees" paid by a Transferor to the appropriate local franchising authority with respect to the period prior to the Closing, the Transferee agrees that it will collect, for the benefit of the Transferor, such amounts specified no later than the Six-Month Date as paid by the Transferor and, except as specified below, will promptly remit such amounts to the Transferor; provided, however, that if a Transferee is provided by counsel with an opinion that the pass through to subscribers of such fees under the rules and regulations of the FCC and the Communications Act (either with respect to the cable industry as a whole or the particular Systems in question) is subject to administrative or judicial review, then the Transferee shall not remit the fees to the Transferor but shall hold such fees until the final resolution of such administrative or judicial proceedings. After such final resolution, the Transferee will remit to Transferor as appropriate, such fees. The Transferor agrees to provide the Transferee with such documentation as necessary to demonstrate its payment of the "franchise fees on franchise fees" and to enable the Transferee to collect the pass through amounts from subscribers. No amount collectible for the benefit of a Transferor under this Section 7.17.5 will be taken into account in determining the Working Capital Adjustment Amount.

         7.18. Cooperation as to Late Fee Cases.

               7.18.1. (a) Notwithstanding anything to the contrary in this Agreement, and without limiting any other provisions of this Agreement, from and after Closing, the Comcast Entities will comply with the obligations of the AT&T Entities and their Affiliates under paragraph 18 of the Settlement Agreement and Release entered into by them effective as of March 17, 2000, a final executed copy of which has been provided to Comcast Corporation (the "Settlement Agreement"), to the extent such obligations relate to Systems that are "Class Systems" within the meaning of the Settlement Agreement and to litigation that is covered by the Settlement Agreement. The AT&T Entities will reimburse the Comcast Entities for any payments made by them to subscribers in accordance with the terms of the Settlement Agreement, for any direct out-of-pocket costs to them of providing any credit or in-kind or other form of consideration to subscribers in accordance with the terms of the Settlement and for their reasonable expenses incurred in connection with fulfilling their obligations under this Section. The Comcast Entities will keep the AT&T Entities and their Affiliates fully informed regarding the implementation of Section 18 of the Settlement Agreement insofar as it relates to the Systems, will provide the AT&T Entities and their Affiliates with such information as they may reasonably request in connection therewith, and will be subject to the general direction of the

AT&T Entities in connection therewith. The Comcast Entities acknowledge that they have received a copy of the final, executed Settlement Agreement.

               (b) In regard to Washington, D.C., if necessary, the Comcast Entities will similarly assist and cooperate regarding the Final Judgment entered on October 20, 1998 by the Superior Court of the District of Columbia in Bassin v. District Cablevision Limited Partnership, which is currently on appeal.

         Further, the Comcast Entities will similarly assist, if necessary, in regard to any late fee cases that may be pending or settled in connection with MediaOne Group's properties in Naples/Ft. Myers, Florida and in Michigan.

         The AT&T Entities will similarly assist and cooperate, if necessary, in regard to any late fee cases that may be pending or settled in connection with the Comcast Entities' properties in Atlanta, Georgia.

         The provisions of paragraph (a) above (including as to reimbursement of payments, costs and expenses) will apply mutatis mutandis to any settlement agreement entered into with respect to any matter addressed in this paragraph
(b); provided that as to any such matter, neither a Transferor nor any of its Affiliates will enter into any settlement agreement that would govern the operation of Systems after the Closing, unless the applicable Transferee has given its prior written consent to such settlement agreement.

         7.19. Distant Broadcast Signals. Unless otherwise restricted or prohibited by any Governmental Authority, applicable Legal Requirements or Contract, each Transferor will, if requested by the applicable Transferee, delete, prior to the Closing, any distant broadcast signals which such Transferee determines will result in unacceptable liability on the part of the Transferee for copyright payments with respect to continued carriage of such signals after the Closing. Each Transferee will use reasonable efforts to deliver notice of the requested deletions to the applicable Transferor at least 60 days prior to the Closing.

         7.20. Offers. Each Parent and its Affiliates party hereto (and its and their directors, officers, employees, representatives and agents) shall not, directly or indirectly, (i) offer its Cable Business or Systems for sale, (ii) solicit, encourage or entertain offers for such Cable Business or Systems, (iii) initiate negotiations or discussions for the sale of such Cable Business or Systems or (iv) make information about such Cable Business or Systems available to any Third Party in connection with the possible sale of such Cable Business or Systems prior to the Closing Date or the date this Agreement is terminated in accordance with its terms.

         7.21. [Intentionally Omitted].

         7.22. Cooperation with Financial Statements. The AT&T Entities agree to use reasonable efforts to provide Comcast Corporation, and the Comcast Entities agree to use reasonable efforts to provide AT&T Corp., with information about the AT&T Systems, or Comcast Systems, as applicable, to the extent needed (but only to the extent needed) for preparation of financial statements to be included in Comcast Corporation's, or AT&T Corp.'s, as applicable, filings with Securities and Exchange Commission under federal securities laws;

provided that the Party requesting such information shall bear all costs (including any internal cost) associated with the provision of such information.

         7.23. Accounts Payable and Franchise Fees. Each Transferor shall pay in the ordinary course of business, consistent with past practices, all accounts payables and franchise fees incurred in or attributable to periods or portions thereof ending on or prior to the Closing Time with respect to the Systems that it transfers (which accounts payables and franchise fees will not be transferred with the Systems), subject to contesting any payments pursuant to a bona fide dispute.

         7.24. Termination of Certain Affiliate Contracts. All contracts listed on Schedule 7.24 will be terminated prior to Closing.

         7.25. Capital Management Committee. AT&T Corp. and Comcast Corporation agree that a capital management committee will be formed to efficiently and effectively monitor capital spending in the affected Systems and to address capital budget issues as they arise.

         7.26. INET. To the extent a Comcast Entity pays AT&T or its Affiliates prior to the Closing for costs (the "INET Costs") incurred for the Atlanta, Georgia System with respect to the Institutional Network (commonly known as "INET"), AT&T Corp. or its Affiliates shall reimburse such Comcast Entity at Closing. After the Closing, Comcast Corporation and the Comcast Entities shall have no obligation to pay for the INET Costs.

8.       CONDITIONS PRECEDENT.

         8.1. [Intentionally Omitted].

         8.2. Conditions to Comcast's Obligations. The obligations of the Comcast Entities to consummate the transactions contemplated by this Agreement will be subject to the satisfaction, at or before the Closing, of the following conditions, one or more of which may be waived by Comcast Corporation:

               8.2.1. Accuracy of Representations and Warranties. The representations and warranties of AT&T Corp. and the AT&T Parties in this Agreement (including those made by operation of Section 2.1.2) and in the Transaction Documents, without giving effect to any materiality or Material Adverse Effect qualification contained therein and without giving effect to any scheduled exceptions to such representations and warranties, shall be true, complete and accurate as of the Closing (or, if given as of a specific date, as of such date) with the same effect as if made at and as of the Closing (or such date) except to the extent that any misstatements, omissions and inaccuracies to such representations and warranties would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on AT&T's Cable Business.

               8.2.2. Performance of Agreements. The AT&T Entities shall have performed in all material respects all material obligations and agreements and complied in all material respects with all material covenants in this Agreement and in any Transaction Document to be performed and complied with by them before the Closing.

               8.2.3. Deliveries. The AT&T Entities shall have delivered the items and documents required to be delivered by it pursuant to this Agreement, including those required to be delivered to the Comcast Entities under Section 9.2.

               8.2.4. Legal Proceedings. No material Legal Requirement and no judgment, injunction, order or decree shall prohibit consummation of any of the transactions contemplated by this Agreement.

               8.2.5. Consents.

               (a) Franchise. The aggregate number of Equivalent Basic Subscribers in the Service Areas of the AT&T Systems that are, as of the Closing Time, Transferable Service Areas shall be at least 90% of Equivalent Basic Subscribers in all Service Areas of the AT&T Systems at such time (the "AT&T 90% Threshold"); provided that this condition will be deemed not to have been satisfied until the earliest of (i) the date upon which this condition would be satisfied if the percentage used for the AT&T 90% Threshold was 100% rather than 90%, (ii) 30 days after the date upon which the AT&T 90% Threshold is met and
(iii) September 30, 2001.

               (b) FCC. All material AT&T Required Consents from the FCC shall have been obtained in form and substance reasonably satisfactory to Comcast Corporation.

               (c) Other. All other AT&T Required Consents identified with an asterisk (*) on Schedule 6.3 shall have been obtained; provided however if any such consents have not been obtained, this condition nonetheless will be deemed satisfied if either (i) Comcast Corporation agrees to waive such condition, in which case, subject to Section 7.5, the Comcast Entities shall bear all costs and other Losses arising out of or resulting from the failure of such consent or consents to have been obtained or (ii) AT&T Corp. provides satisfactory arrangements, including an enforceable indemnity to the extent monetary damages is an adequate remedy, which are reasonably acceptable to the Comcast Entities, such that the Comcast Entities shall not suffer any costs or other Losses arising out of or resulting from the failure of such consent or consents to have been obtained.

               8.2.6. No Material Adverse Changes. There shall not have been any changes or occurrences that, individually or in the aggregate, have had or would reasonably be expected to have, a Material Adverse Effect on AT&T's Cable Business since May 4, 1999.

               8.2.7. HSR Act. All filings required under the HSR Act shall have been made and the applicable waiting period shall have expired or been earlier terminated.

         8.3. Conditions to AT&T's Obligations. The obligations of the AT&T Entities to consummate the transactions contemplated by this Agreement will be subject to the satisfaction, at or before the Closing, of the following conditions, one or more of which may be waived by AT&T Corp.:

               8.3.1. Accuracy of Representations and Warranties. The representations and warranties of Comcast Corporation and the Comcast Parties in this Agreement (including those made by operation of Section 2.1.2) and in the Transaction Documents, without giving effect to any materiality or Material Adverse Effect qualification contained therein and without giving effect to any scheduled exceptions to such representations and warranties, shall be true, complete and accurate as of the Closing (or, if given as of a specific date, as of such date) with the same effect as if made at and as of the Closing (or such date) except to the extent that any misstatements, omissions and inaccuracies to such representations and warranties would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Comcast's Cable Business.

               8.3.2. Performance of Agreements. The Comcast Entities shall have performed in all material respects all material obligations and agreements and complied in all material respects with all material covenants in this Agreement and in any Transaction Document to be performed and complied with by them before the Closing.

               8.3.3. Deliveries. The Comcast Entities shall have delivered the items and documents required to be delivered by it pursuant to this Agreement, including those required to be delivered to the AT&T Entities under Section 9.3.

               8.3.4. Legal Proceedings. No material Legal Requirement and no judgment, injunction, order or decree shall prohibit consummation of any of the transactions contemplated by this Agreement.

               8.3.5. Consents.

               (a) Franchise. The aggregate number of Equivalent Basic Subscribers in the Service Areas of the Comcast Systems that are, as of the Closing Time, Transferable Service Areas shall be at least 90% of the Equivalent Basic Subscribers in all Service Areas of the Comcast Systems at such time (the "Comcast 90% Threshold"); provided that this condition will be deemed not to have been satisfied until the earliest of (i) the date upon which this condition would be satisfied if the percentage used for the Comcast 90% Threshold was 100% rather than 90%, (ii) 30 days after the date upon which the Comcast 90% Threshold is met and (iii) September 30, 2001.

               (b) FCC. All material Comcast Required Consents from the FCC shall have been obtained in form and substance reasonably satisfactory to AT&T Corp.

               (c) Other. All other Comcast Required Consents identified with an asterisk (*) on Schedule 5.3 shall have been obtained; provided, however, if any such consents have not been obtained this condition nonetheless will be deemed satisfied if either (i) AT&T Corp. agrees to waive such condition, in which case, subject to Section 7.5, the AT&T Entities shall bear all costs and other Losses arising out of or resulting from the failure of such consent or consents to have been obtained or (ii) Comcast Corporation provides satisfactory arrangements, including an enforceable indemnity to the extent monetary damages is an adequate remedy, which are reasonably acceptable to the AT&T Entities, such that the AT&T Entities shall not suffer any costs or other Losses arising out of or resulting from the failure of such consent or consents to have been obtained.

               8.3.6. No Material Adverse Changes. There shall not have been any changes or occurrences that, individually or in the aggregate, have had or would reasonably be expected to have, a Material Adverse Effect on Comcast's Cable Business since May 4, 1999.

               8.3.7. HSR Act. All filings required under the HSR Act shall have been made and the applicable waiting period shall have expired or been earlier terminated.

9.       THE CLOSING.

         9.1. The Closing; Time and Place. Subject to the terms and conditions of this Agreement, the Closing shall be held at the office of Wachtell, Lipton, Rosen & Katz, New York, New York (or be conducted via facsimile) at 10:00 a.m., local time, on the last calendar day of the calendar month in which the conditions set forth in Article 8 (other than Sections 8.2.3 and 8.3.3) shall have been satisfied or waived (provided that each party shall have at least 10 days' prior notice of the scheduled Closing Date in order to prepare for the Closing), or at such other place, date and time as may be mutually agreed upon by the Parties (the "Closing Date"). The transactions to be consummated at the Closing shall be deemed to have been consummated as of the Closing Time.

         9.2. AT&T's Delivery Obligations. At the Closing, each AT&T Party will deliver or cause to be delivered to the applicable Comcast Parties the following:

               9.2.1. Payment Obligation. If applicable, consideration in respect of Additional Consideration, Working Capital Adjustment Amounts and the Overall Adjustment Amount will be paid pursuant to Section 3.1.2, Section 3.3 and Section 3.1.3, respectively.

               9.2.2. Bill of Sale and Assignment and Assumption Agreement. The Bill of Sale and Assignment and Assumption Agreement in the form of Exhibit 9.2.2.

               9.2.3. Deeds. Special warranty deeds, in recordable form, conveying to the applicable Comcast Parties each parcel of such AT&T Party's AT&T Owned Property, and assignments of leases, in recordable form, with respect to such AT&T Party's AT&T Leased Property, and assignments of easements, in recordable form or such other documents as may be necessary to convey AT&T Other Real Property Interests, in each case in form and substance reasonably satisfactory to the Comcast Parties.

               9.2.4. Lien Releases. Evidence reasonably satisfactory to the Comcast Entities that all Liens (other than Permitted Liens that are not required to be terminated) affecting or encumbering such AT&T Party's Assets have been terminated, released or waived, as appropriate, or original, executed instruments in form and substance reasonably satisfactory to the Comcast Entities effecting such terminations, releases or waivers.

               9.2.5. Vehicle Titles. Title certificates to all vehicles included among the AT&T Assets, endorsed for transfer of title to the applicable Comcast Parties, and separate bills of sale therefor or other transfer documentation, if required by the laws of the states in which such vehicles are titled.

               9.2.6. Evidence of Authorization Actions. Evidence reasonably satisfactory to the Comcast Entities that such AT&T Party is in existence and in good standing, and has taken all action necessary to authorize the execution and delivery of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby.

               9.2.7. FIRPTA Certificate. FIRPTA Non-Foreign Seller Certificate certifying that such AT&T Party is not a foreign person (within the meaning of Section 1445 of the Code) reasonably satisfactory in form and substance to Comcast Corporation.

               9.2.8. Officer's Certificate. The Comcast Entities will have received a certificate executed by an officer of each AT&T Entity, dated the date of the Closing, reasonably satisfactory in form and substance to the Comcast Entities certifying, in his or her capacity as an officer, that the conditions specified in Sections 8.2.1 and 8.2.2 have been satisfied.

               9.2.9. Power of Attorney for Accounts Receivable. The limited, irrevocable right, in such AT&T Party's name, place and stead, as such AT&T Party's attorney-in-fact, to cash, deposit, endorse or negotiate checks received on or after the Closing Date made out to such AT&T Party in payment for cable television and related services provided by the AT&T Systems and written instructions to such AT&T's lock-box service provider or similar agents to forward to the applicable Comcast Party, as promptly as reasonably practicable after processing, all such cash, deposits and checks representing accounts receivable of the AT&T Systems that it may receive. From and after the Closing, such AT&T Party shall not deposit but shall remit to the applicable Comcast Party any payment received by such AT&T Party on or after the Closing Date in respect of any such account receivable, as promptly as reasonably practicable after processing.

               9.2.10. Other. Such other documents and instruments as may be necessary to effect the intent of this Agreement and to consummate the transactions contemplated hereby.

         9.3. Comcast's Delivery Obligations. At the Closing, each Comcast Party will deliver or cause to be delivered to the applicable AT&T Parties the following:

               9.3.1. Payment Obligation. If applicable, consideration in respect of Additional Consideration, Working Capital Adjustment Amounts and the Overall Adjustment Amount will be paid pursuant to Section 3.1.2, Section 3.3 and Section 3.1.3, respectively.

               9.3.2. Bill of Sale and Assignment and Assumption Agreement. The Bill of Sale and Assignment and Assumption Agreement in the form of Exhibit 9.3.2.

               9.3.3. Deeds. Special warranty deeds, in recordable form, conveying to the applicable AT&T Parties each parcel of such Comcast Party's Comcast Owned Property, and assignments of leases, in recordable form, with respect to such Comcast Party's Comcast Leased Property, and assignments of easements, in recordable form or such other documents as may be necessary to convey Comcast Other Real Property Interests, in each case in form and substance reasonably satisfactory to the AT&T Parties.

               9.3.4. Lien Releases. Evidence reasonably satisfactory to the AT&T Entities that all Liens (other than Permitted Liens that are not required to be terminated) affecting or encumbering such Comcast Party's Assets have been terminated, released or waived, as appropriate, or original, executed instruments in form and substance reasonably satisfactory to the AT&T Entities effecting such terminations, releases or waivers.

               9.3.5. Vehicle Titles. Title certificates to all vehicles included among the Comcast Assets, endorsed for transfer of title to the applicable AT&T Parties, and separate bills of sale therefor or other transfer documentation, if required by the laws of the states in which such vehicles are titled.

               9.3.6. Evidence of Authorization Actions. Evidence reasonably satisfactory to the AT&T Entities that such Comcast Party is in existence and in good standing, and has taken all action necessary to authorize the execution and delivery of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby.

               9.3.7. FIRPTA Certificate. FIRPTA Non-Foreign Seller Certificate certifying that such Comcast Party is not a foreign person (within the meaning of Section 1445 of the Code) reasonably satisfactory in form and substance to AT&T Corp.

               9.3.8. Officer's Certificate. The AT&T Entities will have received a certificate executed by an officer of each Comcast Entity, dated the date of the Closing, reasonably satisfactory in form and substance to the AT&T Entities certifying, in his or her capacity as an officer, that the conditions specified in Sections 8.3.1 and 8.3.2 have been satisfied.

               9.3.9. Power of Attorney for Accounts Receivable. The limited, irrevocable right, in such Comcast Party's name, place and stead, as such Comcast Party's attorney-in-fact, to cash, deposit, endorse or negotiate checks received on or after the Closing Date made out to such Comcast Party in payment for cable television and related services provided by the Comcast Systems and written instructions to such Comcast's lock-box service provider or similar agents to forward to the applicable AT&T Party, as promptly as reasonably practicable after processing, all such cash, deposits and checks representing accounts receivable of the Comcast Systems that it may receive. From and after the Closing, such Comcast Party shall not deposit but shall remit to the applicable AT&T Party any payment received by such Comcast Party on or after the Closing Date in respect of any such account receivable, as promptly as reasonably practicable after processing.

               9.3.10. Other. Such other documents and instruments as may be necessary to effect the intent of this Agreement and to consummate the transactions contemplated hereby.

10.      TERMINATION AND DEFAULT.

         10.1. Termination  Events.   This  Agreement may be terminated  and the
transactions contemplated hereby may be abandoned:

               10.1.1. At any time, by the mutual agreement of Comcast Corporation and AT&T Corp.;

               10.1.2. By either Comcast Corporation or AT&T Corp. upon written notice to the other, if any of the conditions to its or its Affiliates' obligations set forth in Sections 8.1, 8.2 and 8.3, respectively, are not or could not be satisfied such that Closing occurs on or before October 31, 2001 for any reason other than a breach or default by such Parent or its Affiliates of their covenants, agreements or other obligations under this Agreement, or any of such Parent's representations herein not being true and accurate when made or when otherwise required by this Agreement to be true and accurate; or

               10.1.3. By either Comcast Corporation or AT&T Corp. if an injunction, restraining order or decree of any nature of any Governmental Authority of competent jurisdiction is issued that prohibits the consummation of any of the transactions contemplated hereby and such injunction, restraining order or decree is final and nonappealable; provided, however, that the Party seeking to terminate this Agreement pursuant to this Section 10.1.3 has, subject to the terms hereof, used commercially reasonable efforts to have such injunction, order or decree vacated or denied.

         10.2. Effect of Termination. If this Agreement is terminated pursuant to Section 10.1, all obligations of the Parties under this Agreement will terminate, except for the obligations set forth in Sections 7.13 and 12.13. Termination of this Agreement pursuant to Sections 10.1.2 or 10.1.3 will not limit or impair any remedies that any of the AT&T Entities or the Comcast Entities may have pursuant to the terms of this Agreement with respect to a breach or default by the other of their covenants, agreements or obligations under this Agreement.

11.      SURVIVAL; INDEMNIFICATION.

         11.1. Indemnification by the AT&T Entities. From and after the Closing, the AT&T Entities, jointly and severally, will indemnify and hold harmless
Comcast Corporation and its Affiliates, and its and their respective shareholders, officers, directors, partners, employees, agents, successors and assigns, and any Person claiming by or through any of them, as the case may be, from and against any and all Losses to the extent arising out of or resulting from:

               (a) any representations and warranties made by any AT&T Entity in this Agreement or in any Transaction Document not being true and accurate when made or as of the Closing (or, if given as of a certain date, not being true as of such certain date) with the same effect as if made as of the Closing (or such date);

               (b) any failure by any AT&T Entity to perform any of its covenants, agreements, or obligations in this Agreement or in any Transaction Document (other than Losses to the extent arising out of or resulting from AT&T Excluded Liabilities);

               (c) the AT&T Excluded Liabilities;

               (d) the AT&T Assumed Obligations and Liabilities; and

               (e) the AT&T Excluded Assets.

         11.2. Indemnification by the Comcast Entities. From and after the Closing, the Comcast Entities, jointly and severally, will indemnify and hold harmless AT&T Corp. and its Affiliates, and its and their respective shareholders, officers, directors, partners, employees, agents, successors and assigns, and any Person claiming by or through any of them, as the case may be, from and against any and all Losses to the extent arising out of or resulting from:

               (a) any representations and warranties made by any Comcast Entity in this Agreement or in any Transaction Document not being true and accurate when made or as of the Closing (or, if given as of a certain date, not being true as of such certain date) with the same effect as if made as of the Closing (or such date);

               (b) any failure by any Comcast Entity to perform any of its covenants, agreements, or obligations in this Agreement or in any Transaction Document (other than Losses to the extent arising out of or resulting from Comcast Excluded Liabilities);

               (c) the Comcast Excluded Liabilities;

               (d) the Comcast Assumed Obligations and Liabilities; and

               (e) the Comcast Excluded Assets.

         11.3. Third Party Claims. Upon receipt by any Person of notice of any claim, action, suit or proceeding by any Third Party (collectively, an "Action"), which Action is subject to indemnification under this Agreement, such Person (the "Indemnified Party") will give reasonable written notice to the Party from whom indemnification is claimed (the "Indemnifying Party"); provided that the failure of any Indemnified Party to so deliver notice shall not relieve the Indemnifying Party of its obligations under this Article 11, except to the extent the Indemnifying Party is prejudiced by such failure. The Indemnified Party will be entitled, at the sole expense and liability of the Indemnifying Party, to exercise full control of the defense, compromise or settlement of any such Action unless the Indemnifying Party, within a reasonable time after the giving of such notice by the Indemnified Party, (i) notifies the Indemnified Party in writing of the Indemnifying Party's intention to assume such defense,
(ii) retains legal counsel reasonably satisfactory to the Indemnified Party to conduct the defense of such Action and (iii) admits in writing to the Indemnified Party the Indemnifying Party's liability to the Indemnified Party for such Action to the extent provided in this Agreement. The other Party will cooperate with the Party assuming the defense, compromise or settlement of any such Action in accordance with this Agreement in any manner that such party reasonably may request. The Party controlling the defense, compromise or settlement of an Action shall act in good faith with respect thereto. If the Indemnifying Party so assumes the defense of any such Action, the Indemnified Party will have the right to employ separate counsel and to participate in (but not control) the defense, compromise or settlement of the Action (in which case the Indemnifying Party shall cooperate in providing information to the Indemnified Party about the Action), but the fees and expenses of such counsel will be at the expense of the Indemnified Party unless (i) the Indemnifying Party has agreed to pay such fees and expenses, (ii) any relief other than the payment of money damages is sought against the Indemnified Party or (iii) the Indemnified Party has been advised by independent counsel that there may be one or more defenses available to it which are different from or additional to those available to the Indemnifying Party, and in any such case that portion of the fees and expenses of such separate counsel that are reasonably related to matters covered by the indemnity provided in this Article 11 will be paid by the Indemnifying Party, provided that the Indemnifying Party shall not be obligated to pay the expenses of more than one separate counsel in each jurisdiction for each Indemnified Party so entitled to separate counsel. No Indemnified Party will settle or compromise any such Action for which it is entitled to indemnification under this Agreement without the prior written consent of the Indemnifying Party. No Indemnifying Party will settle or compromise any such Action in which any relief other than the payment of money damages is sought against any Indemnified Party, unless the Indemnified Party consents in writing to such compromise or settlement.

         Notwithstanding the foregoing in this Section 11.3, if an Action includes or could reasonably be expected to include both a claim for Taxes (other than income Taxes) that are the responsibility of any AT&T Entity hereunder, on the one hand, and a claim for Taxes (other than income Taxes) that are the responsibility of any Comcast Entity hereunder, on the other hand, then Comcast Corporation (if the claim for Taxes that are the responsibility and liability of the Comcast Entities exceeds the claim for Taxes that are the responsibility and liability of the AT&T Entities) or otherwise AT&T Corp. (as the case may be, the "Controlling Party") shall be entitled to control the defense of such Action (such Action, a "Tax Action"). In such case, the other Party (the "Non-Controlling Party") shall be entitled to participate fully (at the Non-Controlling Party's sole expense) in the conduct of such Tax Action and the Controlling Party shall not settle such Tax Action without the consent of the Non-Controlling Party (which consent shall not be unreasonably withheld). The costs and expenses of conducting the defense of such Tax claim shall be reasonably apportioned based on the relative amounts of the claim for Taxes that are the responsibility of any AT&T Entity hereunder and Taxes that are the responsibility of any Comcast Entity hereunder based on the relative amounts of such claims.

         For purposes of Sections 4.1(w) and 4.3(w) and this Article 11, all real property taxes, personal property taxes and similar ad valorem obligations in respect of any System or Asset for any taxable period that includes but does not end on the Closing Date shall be apportioned between the Transferor and the Transferee based on the number of days of such taxable period on or prior to the Closing Date and the number thereof after the Closing Date.

         For purposes of this Agreement, an Escheat Payment shall be attributable to a period (or portion thereof) ending on or prior to the Closing Date if the relevant abandoned or unclaimed property was or should have been accrued as an unclaimed property liability in the normal course of the Indemnifying Party's operations in such pre-Closing period. For purposes of the foregoing, the Parties agree that unclaimed property liabilities should in all events be accrued in the ordinary course within one year after the date the relevant abandoned or unclaimed property is first proffered.

         11.4.  Limitations on Indemnification.

               (a) The AT&T Entities will have no liability under Section 11.1(a) unless the amount of Losses otherwise subject to their indemnification obligations thereunder exceeds $17,500,000 (the "AT&T Minimum Damage Requirement"), in which case the AT&T Entities shall be liable only for such excess provided that the AT&T Minimum Damage Requirement will not apply to any Losses resulting from or arising out of breaches of the representations and warranties in Sections 6.1, 6.2, 6.3(a), 6.3(b) or 6.17. The maximum liability of the AT&T Entities under Section 11.1(a) shall not exceed $150,000,000 (the "AT&T Cap"); provided that the AT&T Cap shall not apply to breaches of the representations and warranties in Sections 6.1, 6.2, 6.3(a), 6.3(b) or 6.17.

               (b) The Comcast Entities will have no liability under Section 11.2(a) unless the amount of Losses otherwise subject to their indemnification obligations thereunder exceeds $17,500,000 (the "Comcast Minimum Damage Requirement"), in which case the Comcast Entities shall be liable only for such excess; provided that the Comcast Minimum Damage Requirement will not apply to any Losses resulting from or arising out of breaches of the representations and warranties in Sections 5.1, 5.2, 5.3(a), 5.3(b) or 5.17. The maximum liability of the Comcast Entities under Section 11.2(a) shall not exceed $150,000,000 (the "Comcast Cap"); provided that the Comcast Cap shall not apply to breaches of the representations and warranties in Sections 5.1, 5.2, 5.3(a), 5.3(b) or 5.17.

               (c) The representations and warranties of any Comcast Entity and any AT&T Entity in this Agreement and any Transaction Document, and the corresponding indemnification obligations under Sections 11.1(a) and 11.2(a) will survive Closing for a period of nine months. Notwithstanding the foregoing, the liability of the parties will extend beyond the nine-month period following Closing with respect to any claim which has been asserted in a bona fide written notice before the expiration of such nine-month period specifying in reasonable detail the facts and circumstances giving rise to such right.

         The indemnification obligations under Sections 11.1(b) and 11.2(b) (in each case, other than the covenants, agreements and obligations which by their terms are to be performed after the Closing) and under Sections 11.1(c) and 11.2(c) will survive Closing for a period of 12 months. Notwithstanding the foregoing, the liability of the parties will extend beyond the 12-month period following Closing with respect to any claim which has been asserted in a bona fide written notice before the expiration of such 12-month period specifying in reasonable detail the facts and circumstances giving rise to such right. For this purpose, proper and timely notice shall be deemed given by all indemnified persons on the date hereof, and no further notice shall be required, with respect to all items set forth on the disclosure schedules provided by the Parties in connection with this Agreement and with respect to pre-Closing accounts payable and franchise fees for which a Transferor is responsible under
Section 7.23.

         11.5. Payments for Indemnification Amounts. Amounts payable by a Party in respect of any Losses that are subject to the indemnification obligations of such Party under Section 11.1 or 11.2 will be payable by the Indemnifying Party within five days of receiving written notice of such Losses from the Indemnified Party, and will bear interest at the rate per annum publicly announced from time to time by The Bank of New York as its prime rate (the "Prime Rate") plus three percent (3%) beginning on the sixth day after receipt of such written notice and ending on the date of payment of indemnification by the Indemnifying Party.

         11.6. Exclusive Remedy. The Parties hereby agree that the rights set forth in this Article 11 shall be each Party's sole and exclusive remedies against the other Party for any claims arising after the Closing Time and relating to any liability of a System arising prior to the Closing Time.

12.      MISCELLANEOUS PROVISIONS.

         12.1. Parties Obligated and Benefited. Subject to the limitations set forth below, this Agreement will be binding upon each of the Parties and their respective assigns and successors in interest and will inure solely to the benefit of the Parties and their respective assigns and successors in interest, and no other Person will be entitled to any of the benefits conferred by this Agreement. Without the prior written consent of the other Parties, no Party will assign any of its rights under this Agreement or delegate any of its duties under this Agreement, provided that the appropriate Party may assign any or all of its rights under this Agreement to a "qualified intermediary" engaged by such Party to effectuate a deferred like-kind exchange under Section 1031 of the Code, and the other Party agrees, in connection with such an assignment, to take such actions and execute such documents as may be reasonably requested by the assigning Party in order to facilitate such Party's intent to effectuate a deferred like-kind exchange; provided, however, that no such assignment will affect the assigning Party's liabilities or obligations pursuant to this Agreement.

         12.2. Notices. Any notice, request, demand, waiver or other communication required or permitted to be given under this Agreement to any Party will be in writing and will be deemed to have been duly given only if delivered in person or by first class, prepaid, registered or certified mail, or delivered by courier or, if receipt is confirmed, delivery by telecopier:

         To any AT&T Entity:
                                      295 North Maple Avenue
                                      Basking Ridge, New Jersey  07920
                                      Attention:  Marilyn Wasser
                                      Telecopy:  908-221-6618

         With a copy to:
                                      Wachtell, Lipton, Rosen & Katz
                                      51 West 52nd Street
                                      New York, New York  10019
                                      Attention:  Richard D. Katcher
                                                  Steven A. Rosenblum
                                      Telecopy:  212-403-2000

         With copies (which shall not constitute notice) addressed to:

                                      AT&T Broadband, LLC
                                      188 Inverness Drive West
                                      Englewood, CO  80112
                                      Attention:  Fred DiBlasio
                                      Telecopy:  303-858-5044

         To any Comcast Entity:

                                      1500 Market Street
                                      Philadelphia, PA  19102-4735
                                      Attention:  General Counsel
                                      Telecopy:  215-981-7779

         With copies (which shall not constitute notice) to:

                                      Davis Polk & Wardwell
                                      450 Lexington Avenue
                                      New York, New York  10017
                                      Attention:  William L. Taylor
                                      Telecopy:  212-450-4800

         Any Party may change the address to which notices are required to be sent by giving notice of such change in the manner provided in this Section
12.2. All notices will be deemed to have been given on the date of delivery which in the case of deliveries by telecopier will be the date of the sender's confirmation (or, if delivered after business hours, on the next Business Day).

         12.3. Right to Specific Performance. Each Party acknowledges that the unique nature of the Assets to be exchanged hereunder pursuant to this Agreement renders money damages an inadequate remedy for the breach by any Party of its obligations under this Agreement, and the Parties agree that in the event of such breach, the Parties will upon proper action instituted by either of them, be entitled to a decree of specific performance of this Agreement or other equitable relief.

         12.4. Waiver. This Agreement or any of its provisions may not be waived except in writing. The failure of any Party to enforce any right arising under this Agreement on one or more occasions will not operate as a waiver of that or any other right on that or any other occasion.

         12.5. Captions. The captions of this Agreement are for convenience only and do not constitute a part of this Agreement.

         12.6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (other than its rules of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby).

         12.7. Time. Time is of the essence under this Agreement. If the last day permitted for the giving of any notice or the performance of any act required or permitted under this Agreement falls on a day which is not a Business Day, the time for the giving of such notice or the performance of such act will be extended to the next succeeding Business Day.

         12.8. Late Payments. Except as otherwise provided herein, if any Party fails to pay the other any amounts when due under this Agreement, the amounts due will bear interest from the due date to the date of payment at the Prime Rate plus 2%, adjusted as and when changes in the Prime Rate are made.

         12.9. Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original.

         12.10. Entire Agreement. This Agreement (including the Transaction Documents and the Schedules and Exhibits referred to in this Agreement, which are incorporated in and constitute a part of this Agreement), contains the entire agreement of the Parties with respect to the subject matter hereof, and supersedes all prior oral or written agreements and understandings with respect to such subject matter, including, without limitation, (i) the letter agreement, dated May 4, 1999, between AT&T Corp. and Comcast Corporation (but shall not supersede the following paragraphs thereof: paragraph 2 {Termination of the Merger Agreement}, paragraph 11.(b) {No Trading During Valuation Period}, paragraph 12 {Telephony Agreements} and, to the extent related to the foregoing, paragraphs 14, 15, 17, and 19-24) and (ii) the Amendment to such letter agreement dated as of November 16, 1999 (but shall not supersede paragraph 4 thereof). This Agreement does not supersede the Letter Agreement to the extent relating to the Group Three Systems and the transactions with respect thereto. The cable systems that are referenced in the Letter Agreement as Group Two Systems and Group Three Systems (other than Chesterfield, Virginia) that are not Systems for purposes hereof will be treated as Group Three Systems for purposes of the Letter Agreement and for purposes of
Section 8.1 hereof and this Section 12.10. This Agreement may not be amended or modified, except by a writing signed by all of the Parties hereto. This Section
12.10 is subject to Section 10.1.4.

         12.11. Severability. Any term or provision of this Agreement that is invalid or unenforceable will be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining rights of the Person intended to be benefitted by such provision or any other provisions of this Agreement.

         12.12. Construction. This Agreement has been negotiated by the Parties and their respective legal counsel, and legal or other equitable principles that might require the construction of this Agreement or any provision of this Agreement against the Party drafting this Agreement will not apply in any construction or interpretation of this Agreement.

         12.13. Expenses. Except as otherwise expressly provided in this Agreement, each Party will pay all of its expenses, including attorneys' and accountants' fees, in connection with the negotiation of this Agreement, the performance of its obligations and the consummation of the transactions contemplated by this Agreement.

         12.14. Risk of Loss. The risk of any loss or damage to the Comcast Assets or the AT&T Assets resulting from fire, theft or other casualty (except reasonable wear and tear) will be borne by the owner thereof at all times prior to the Closing Time. In the event of any such loss or damage after May 4, 1999, Comcast Corporation or AT&T Corp., as appropriate, will immediately notify the other in writing of that fact and the System Value for the applicable System or Systems will be reduced in the amount of the deductible under the casualty insurance policies insuring such Assets, and all insurance proceeds paid or payable as a result of the occurrence of the event resulting in such loss or damage will be delivered at the Closing by the Party transferring such Assets to the Party receiving such Assets, or the rights thereto will be assigned, if not yet paid over by the insurer, to the Party transferring such Assets. If such loss is not fully insured for replacement cost, then the System Value for the applicable System or Systems will further be reduced by the cost to repair or replace such Assets, less any insurance proceeds paid or payable with respect thereto. In either case, the obligations under this Section 12.14 to make adjustment or pay or assign insurance proceeds will not apply to the extent that any insurance proceeds or deductibles are applied to replace or restore such loss or damage prior to Closing.

         If, on or prior to the Closing Time, all or any part of or interest in the Comcast Assets or the AT&T Assets, as appropriate, is taken or condemned as a result of a Governmental Authority's exercise of its powers of eminent domain, or if a Governmental Authority having such power informs a Party that it intends to condemn all or any part of such Party's Assets (such event being called, in either case, a "Taking"), then (i) AT&T Corp., in the case of a Taking of Comcast Assets, or Comcast Corporation, in the case of a Taking of AT&T Assets, may elect, in the name of the other Party, to negotiate for, claim, contest and receive all damages with respect to the Taking, (ii) the Party whose Assets were the subject of the Taking will be relieved of its obligation to convey to the other Party those of its Assets that were the subject of the Taking, (iii) at the Closing, the Party whose Assets were the subject of the Taking will assign to the other Party all of its rights to damages payable as a result of the Taking, and will pay to the other Party all damages previously paid to it in connection with the Taking, and (iv) following the Closing, the Party whose Assets were the subject of the Taking will give to the other Party any further assurances of such rights and assignment with respect to the Taking as the other Party reasonably may request from time to time.

         No amount payable under this Section 12.14 will be taken into account in calculating the Working Capital Adjustment Amount.

         12.15. Tax Consequences. No Party makes any representation or warranty, express or implied, with respect to the Tax implications of any aspect of this Agreement on any other Party, and each Party expressly disclaims any such representation or warranty with respect to any Tax consequences arising under this Agreement. Each Party has relied solely on its own Tax advisors with respect to the Tax implications of this Agreement.

         12.16. Jurisdiction. Except as otherwise expressly provided in this Agreement, the Parties agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby may be brought in the United States District Court for the Southern District of New York or any other New York State court sitting in New York City, and each of the Parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 12.2 shall be deemed effective service of process on such Party.

         12.17. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

              [the remainder of this page intentionally left blank]

The parties have executed this Agreement as of the day and year first above written.

                                   AT&T CORP.



                                   By:  /s/ Michael Berg
                                        ----------------------------------------
                                        Name:  Michael Berg
                                        Title: Assistant Secretary


                                   DISTRICT CABLEVISION LIMITED
                                     PARTNERSHIP

                                   By:  District Cablevision, Inc., its General
                                        Partner


                                        By: /s/ Michael P. Huseby
                                            ------------------------------------
                                            Name:  Michael P. Huseby
                                            Title: Vice President


                                   INDEPENDENCE CABLE TV COMPANY

                                   By:  United Cable T.V. of Oakland County,
                                        Inc., its General Partner


                                        By: /s/ Michael P. Huseby
                                            ------------------------------------
                                            Name:  Michael P. Huseby
                                            Title: Vice President


                                   By:  Tribune-United Cable of Oakland County,
                                        its General Partner


                                        By: /s/ Michael P. Huseby
                                            ------------------------------------
                                            Name:  Michael P. Huseby
                                            Title: Vice President


                                   UNITED CABLE T.V. OF OAKLAND COUNTY, INC.


                                   By:  /s/ Michael P. Huseby
                                        ----------------------------------------
                                        Name:  Michael P. Huseby
                                        Title: Vice President

                                   TRIBUNE-UNITED CABLE OF OAKLAND COUNTY

                                   By: Tribune Company Cable of Michigan, Inc., its General Partner


                                        By: /s/ Michael P. Huseby
                                            ------------------------------------
                                            Name:  Michael P. Huseby
                                            Title: Vice President


                                   By:  United Cable Television of Oakland
                                        County, Ltd., its General Partner


                                        By: United Cable T.V. of Oakland County,
                                            Inc., its General Partner


                                            By: /s/ Michael P. Huseby
                                               ---------------------------------
                                               Name:  Michael P. Huseby
                                               Title: Vice President


                                        By: United of Oakland, Inc., its General
                                            Partner


                                            By: /s/ Michael P. Huseby
                                                --------------------------------
                                                Name:  Michael P. Huseby
                                                Title: Vice President


                                   COMMUNITY CABLE TELEVISION

                                   By:  TCI Cable Partners, Inc., its General
                                        Partner


                                        By: /s/ Michael P. Huseby
                                            ------------------------------------
                                            Name:  Michael P. Huseby
                                            Title: Vice President

                                   By:  Tele-Communications of Colorado, Inc.,
                                        its General Partner


                                        By: /s/ Michael P. Huseby
                                            ------------------------------------
                                            Name:  Michael P. Huseby
                                            Title: Vice President


                                   UNITED CABLE TELEVISION CORPORATION
                                     OF MICHIGAN


                                   By:  /s/ Michael P. Huseby
                                        ----------------------------------------
                                        Name:  Michael P. Huseby
                                        Title: Vice President


                                   TCI ATLANTIC, INC.


                                   By:  /s/ Michael P. Huseby
                                        ----------------------------------------
                                        Name:  Michael P. Huseby
                                        Title: Vice President


                                   TCI TKR OF THE GULF PLAINS, INC.


                                   By:  /s/ Michael P. Huseby
                                        ----------------------------------------
                                        Name:  Michael P. Huseby
                                        Title: Vice President


                                   TCI OF DAYTON, INC.


                                   By:  /s/ Michael P. Huseby
                                        ----------------------------------------
                                        Name:  Michael P. Huseby
                                        Title: Vice President


                                   TCI CABLEVISION OF OHIO, INC.


                                   By:  /s/ Michael P. Huseby
                                        ----------------------------------------
                                        Name:  Michael P. Huseby
                                        Title: Vice President

                                   MEDIAONE ENTERPRISES, INC.


                                   By:  /s/ Stephen E. Brilz
                                        ----------------------------------------
                                        Name:  Stephen E. Brilz
                                        Title: Assistant Secretary


                                   MEDIAONE OF EASTERN MICHIGAN, INC.


                                   By:  /s/ Stephen E. Brilz
                                        ----------------------------------------
                                        Name:  Stephen E. Brilz
                                        Title: Assistant Secretary


                                   MEDIAONE OF SOUTHEAST MICHIGAN, INC.


                                   By:  /s/ Stephen E. Brilz
                                        ----------------------------------------
                                        Name:  Stephen E. Brilz
                                        Title: Assistant Secretary


                                   MEDIAONE OF MICHIGAN, INC.


                                   By:  /s/ Stephen E. Brilz
                                        ----------------------------------------
                                        Name:  Stephen E. Brilz
                                        Title:    Assistant Secretary


                                   MEDIAONE OF METROPOLITAN DETROIT, INC.


                                   By:  /s/ Stephen E. Brilz
                                        ----------------------------------------
                                        Name:  Stephen E. Brilz
                                        Title:    Assistant Secretary

                                   COMCAST CORPORATION


                                   By:  /s/ Robert S. Pick
                                        ----------------------------------------
                                        Name:  Robert S. Pick
                                        Title: Senior Vice President


                                   COMCAST CABLEVISION OF BROWARD
                                     COUNTY, INC.


                                   By:  /s/ Robert S. Pick
                                        ----------------------------------------
                                        Name:  Robert S. Pick
                                        Title: Senior Vice President


                                   COMCAST CABLEVISION OF HALLANDALE, INC.


                                   By:  /s/ Robert S. Pick
                                        ----------------------------------------
                                        Name:  Robert S. Pick
                                        Title: Senior Vice President


                                   COMCAST CABLEVISION OF SACRAMENTO

                                   By: Comcast Cablevision of Sacramento, Inc., its General Partner

                                        By: /s/ Robert S. Pick
                                            ------------------------------------
                                            Name:  Robert S. Pick
                                            Title: Senior Vice President


                                   COMCAST CABLEVISION OF THE SOUTH

                                   By:  COM South, Inc., its General Partner

                                        By: /s/ Robert S. Pick
                                            ------------------------------------
                                            Name:  Robert S. Pick
                                            Title: Senior Vice President

                                   COMCAST CABLEVISION OF CHICAGO, INC.


                                   By:  /s/ Robert S. Pick
                                        ----------------------------------------
                                        Name:  Robert S. Pick
                                        Title: Senior Vice President


                                   COMCAST SCH HOLDINGS, INC.


                                   By:  /s/ Robert S. Pick
                                        ----------------------------------------
                                        Name:  Robert S. Pick
                                        Title: Senior Vice President


                                   COMCAST CABLEVISION OF
                                     WESTMORELAND, INC.


                                   By:  /s/ Robert S. Pick
                                        ----------------------------------------
                                        Name:  Robert S. Pick
                                        Title: Senior Vice President

Exhibits:

Exhibit 7.9           -   Form of Programming Letter
Exhibit 9.2.2         -   Form of Bill of Sale and Assignment and Assumption
                          Agreement

Schedules:

Schedule 2.1.1        -   Systems to be Exchanged in the Swap
Schedule 2.3          -   System List
Schedule 3.1.1-A      -   Systems Other Than Appraised Systems
Schedule 3.1.1-B      -   Appraised Systems
Schedule 3.1.1-C      -   MediaOne Group Detroit System
Schedule 4.2          -   Exceptions to AT&T Excluded Assets
Schedule 4.4          -   Exceptions to Comcast Excluded Assets
Schedule 5.3          -   Comcast Conflicts and Required Consents
Schedule 5.4.1        -   Comcast Assets Information
Schedule 5.4.3        -   Other Cable Operations
Schedule 5.4.4(a)     -   Comcast Tangible Personal Property
Schedule 5.4.4(b)     -   Comcast Owned Property
Schedule 5.4.4(c)     -   Comcast Leased Property
Schedule 5.4.4(d)     -   Comcast Other Real Property Interests
Schedule 5.4.4(e)     -   Comcast Systems Franchises
Schedule 5.4.4(f)     -   Comcast Systems Licenses
Schedule 5.4.4(g)     -   Comcast Systems Contracts
Schedule 5.5.1        -   Information Relating to Comcast Systems Franchises,
                          Systems Licenses, Systems Contracts & Other Real
                          Property Interests
Schedule 5.5.2        -   Comcast Franchise Matters
Schedule 5.5.3        -   Comcast Contract Matters
Schedule 5.5.4        -   Comcast Systems Subject to Comcast System Options
Schedule 5.6          -   Comcast Real Property Information
Schedule 5.7          -   Comcast Environmental Matters
Schedule 5.8          -   Comcast Compliance with Legal Requirements
Schedule 5.9          -   Comcast Intellectual Property

Schedule 5.11         -   Comcast Changes and Events
Schedule 5.12         -   Comcast Litigation
Schedule 5.13         -   Comcast Tax Information
Schedule 5.14         -   Comcast Employees; Employee Matters
Schedule 5.15         -   Comcast Systems Information
Schedule 5.16         -   Comcast Parties' Taxpayers Identification Numbers
Schedule 5.18         -   Comcast Related-Party Transactions
Schedule 5.20         -   Comcast Bonds
Schedule 6.3          -   AT&T Conflicts and Required Consents
Schedule 6.4.1        -   AT&T Assets Information
Schedule 6.4.3        -   Other Cable Operations
Schedule 6.4.4(a)     -   AT&T Tangible Personal Property
Schedule 6.4.4(b)     -   AT&T Owned Property
Schedule 6.4.4(c)     -   AT&T Leased Property
Schedule 6.4.4(d)     -   AT&T Other Real Property Interests
Schedule 6.4.4(e)     -   AT&T Systems Franchises
Schedule 6.4.4(f)     -   AT&T Systems Licenses
Schedule 6.4.4(g)     -   AT&T Systems Contracts
Schedule 6.5.1        -   Information Relating to AT&T Systems Franchises,
                          Systems Licenses, Systems Contracts & Other Real
                          Property Interests
Schedule 6.5.2        -   AT&T Franchise Matters
Schedule 6.5.3        -   AT&T Contract Matters
Schedule 6.5.4        -   AT&T Systems Subject to AT&T System Options
Schedule 6.6          -   AT&T Real Property Information
Schedule 6.7          -   AT&T Environmental Matters
Schedule 6.7.5        -   Connecticut and New Jersey Properties
Schedule 6.8          -   AT&T Compliance with Legal Requirements
Schedule 6.9          -   AT&T Intellectual Property
Schedule 6.11         -   AT&T Changes and Events
Schedule 6.12         -   AT&T Litigation
Schedule 6.13         -   AT&T Tax Information

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

Schedule 6.14         -   AT&T Employees; Employee Matters
Schedule 6.15         -   AT&T Systems Information
Schedule 6.16         -   AT&T Parties' Taxpayer Identification Numbers
Schedule 6.18         -   AT&T Related-Party Transactions
Schedule 6.20         -   AT&T Bonds
Schedule 7.2          -   Continuity and Maintenance of Operations; Certain
                          Deliveries and Notice
Schedule 7.2.17(a)    -   Comcast Systems Channel Alignment Changes
Schedule 7.2.17(b)    -   AT&T Systems Channel Alignment Changes
Schedule 7.3.9        -   Term Employees
Schedule 7.24         -   Terminated Affiliate Contracts



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